Exhibit 10.5

EXECUTION VERSION

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

COLLABORATION AGREEMENT

between

GALAPAGOS NV

and

ABBVIE S.À.R.L.

Dated as of September 23, 2013

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 COLLABORATION MANAGEMENT		25

2.1	Joint Steering Committee	25

2.2	Joint Research Committee	26

2.3	Joint Development Committee	27

2.4	Joint Commercialization Committee	28

2.5	General Provisions Applicable to Joint Committees	30

2.6	Discontinuation of Participation on a Committee	33

2.7	Interactions Between a Committee and Internal Teams	33

2.8	Working Groups	33

2.9	Expenses	33

ARTICLE 3 DISCOVERY, DEVELOPMENT AND REGULATORY		34

3.1	Discovery Work Plan and Discovery Activities	34

3.2	POC Development Activities	39

3.3	Post-POC Development Activities	45

3.4	CMC Costs	51

3.5	Galapagos Territory Development	51

3.6	Design and Performance of Development Activities Generally	51

3.7	Development of Back-Up Molecules	52

3.8	Updates; Amendments	57

3.9	Pre-Clinical and POC Clinical Supply of Products	58

3.10	Subcontracting	58

3.11	Provision of Technology and Documentation	58

3.12	Regulatory Matters	59

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3.13	Compliance	63

3.14	Step-In Rights	63

3.15	Records	64

ARTICLE 4 CO-PROMOTION AND COMMERCIALIZATION		64

4.1	In General	64

4.2	Galapagos Territory Commercialization Plan	64

4.3	Diligence	65

4.4	Statements and Compliance with Applicable Law	66

4.5	Booking of Sales; Distribution	66

4.6	Product Trademarks	66

4.7	Markings	67

4.8	Post-POC and Commercial Supply of Products	67

4.9	Co-Promotion	70

ARTICLE 5 GRANT OF RIGHTS		71

5.1	Grants to AbbVie	71

5.2	Grants to Galapagos	72

5.3	Sublicenses	72

5.4	Distributorships	74

5.5	Co-Promotion Rights	75

5.6	Retention of Rights	75

5.7	Confirmatory Patent License	75

5.8	Third Party In-License Agreements	75

5.9	Exclusivity with Respect to the Territory	76

ARTICLE 6 PAYMENTS AND RECORDS		76

6.1	Upfront Payment	76

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6.2	Development Milestones	76

6.3	Regulatory Milestones	77

6.4	Sales-Based Milestones	77

6.5	Royalties	78

6.6	Royalty Payments and Reports	80

6.7	Profit or Loss in the Co-Promotion Territory.	80

6.8	Calculation and Payment of Net Profit or Net Loss Share	80

6.9	FTE Records and Calculations	81

6.10	Reconciliation of Development Costs, CMC Costs and Galapagos IP Costs	81

6.11	Third Party Payments	82

6.12	Mode of Payment; Offsets	82

6.13	Taxes	82

6.14	No Other Compensation	83

6.15	Interest on Late Payments	83

6.16	Financial Records	83

6.17	Audit	84

6.18	Audit Dispute	84

6.19	Confidentiality	84

6.20	Order of Reimbursement Credits/Payments	84

ARTICLE 7 INTELLECTUAL PROPERTY		85

7.1	Ownership of Intellectual Property	85

7.2	Maintenance and Prosecution of Patents	86

7.3	Enforcement of Patents	90

7.4	Infringement Claims by Third Parties	92

7.5	Invalidity or Unenforceability Defenses or Actions	93

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7.6	Third Party Licenses	94

7.7	Product Trademarks	94

7.8	Inventor’s Remuneration	95

7.9	Galapagos Territory Costs	95

ARTICLE 8 PHARMACOVIGILANCE AND SAFETY		95

8.1	Pharmacovigilance	95

8.2	Global Safety Database	96

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE		96

9.1	Product Information	96

9.2	Confidentiality Obligations	97

9.3	Permitted Disclosures	97

9.4	Use of Name	99

9.5	Public Announcements	99

9.6	Publications	100

9.7	Return of Confidential Information	100

9.8	Survival	100

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		100

10.1	Mutual Representations and Warranties	100

10.2	Additional Representations and Warranties of Galapagos	101

10.3	Additional Representations and Warranties of AbbVie	105

10.4	DISCLAIMER OF WARRANTIES	106

ARTICLE 11 INDEMNITY		106

11.1	Indemnification of Galapagos	106

11.2	Indemnification of AbbVie	107

11.3	Certain Losses	108

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11.4	Notice of Claim	108

11.5	Control of Defense	109

11.6	Special, Indirect, and Other Losses	110

11.7	Insurance	110

ARTICLE 12 TERM AND TERMINATION		111

12.1	Term	111

12.2	Termination for Material Breach	112

12.3	Additional Termination Rights	113

12.4	Termination for Bankruptcy, Insolvency or Similar Event	113

12.5	Rights in Bankruptcy	114

12.6	Termination in Entirety	114

12.7	Termination in One or More Countries	116

12.8	Transition Agreement	117

12.9	Termination of a Country by AbbVie or Galapagos	119

12.10	Existing Inventory	120

12.11	Disposition of Potentiator Product	120

12.12	Remedies	122

12.13	Accrued Rights; Surviving Obligations	122

ARTICLE 13 MISCELLANEOUS		122

13.1	Force Majeure	122

13.2	Change in Control of Galapagos	123

13.3	Export Control	123

13.4	Assignment	124

13.5	Severability	124

13.6	Governing Law and Service	124

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13.7	Dispute Resolution	125

13.8	Notices	126

13.9	Entire Agreement; Amendments	127

13.10	English Language	127

13.11	Waiver and Non-Exclusion of Remedies	128

13.12	No Benefit to Third Parties	128

13.13	Further Assurance	128

13.14	Relationship of the Parties	128

13.15	Performance by Affiliates	128

13.16	Counterparts; Facsimile Execution	128

13.17	References	129

13.18	Schedules	129

13.19	Construction	129

SCHEDULES

Schedule 1.23	Approved Countries
Schedule 1.64	Corrector/Combination Product POC Success Criteria
Schedule 1.69	Corrector IND Success Criteria
Schedule 1.93	Discovery Work Plan
Schedule 1.113	Existing Potentiator Patents
Schedule 1.124	Galapagos Corporate Names
Schedule 1.167	Manufacturing Cost
Schedule 1.218	Potentiator IND Success Criteria
Schedule 1.224	Potentiator POC Success Criteria
Schedule 3.3.1	Potentiator Plan Parameters
Schedule 3.3.2	Corrector/Combination Product Plan Parameters
Schedule 3.1.6(iii)	Sample Reimbursement Credit or Reimbursement Payment Calculation
Schedule 6.8.1	Sample Net Profits/Net Losses Calculation
Schedule 9.5	Form of Press Release
Schedule 10.2.1	Existing Patents
Schedule 10.2.4	Existing Third Party In-License Agreements
Schedule 13.7.2	ADR Procedures

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COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is made and entered into effect as of September 23, 2013 (the “Effective Date”) by and between Galapagos NV, a corporation organized under the laws of Belgium and having a principal place of business at Generaal de Wittelaan L11A3, 2800 Mechelen, Belgium (“Galapagos”), and AbbVie S.à.r.l., […***…] (“AbbVie”). Galapagos and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Galapagos and AbbVie desire to collaborate in the discovery, research, development and commercialization of Molecules (as defined herein) and Products (as defined herein) in the Territory (as defined herein) in accordance with the terms and conditions set forth herein; and

WHEREAS, each Party desires to grant to the other Party certain licenses to its intellectual property in connection with such collaboration in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “AbbVie” has the meaning set forth in the preamble hereto.

1.2 “AbbVie Grantback Know-How” means, as used in connection with any grant back license provided in Article 12, that certain AbbVie Know-How that is (i) Controlled by AbbVie or any of its Affiliates as of the effective date of the applicable termination of this Agreement (in its entirety or with respect to one (1) or more countries), (ii) not generally known, and (iii) directed to the composition or formulation of, or the method of making or using, a Product, but (iv) in each case solely with respect to any such Product that is the subject of Development or Commercialization in such country(ies) as of the date of such termination, as such Product exists as of the effective date of such termination.

1.3 “AbbVie Grantback Patents” means, as used in connection with any grant back license provided in Article 12, those certain AbbVie Patents that (i) are Controlled by AbbVie or any of its Affiliates as of the effective date of the applicable termination of this Agreement (in its entirety or with respect to one (1) or more countries), and (ii) include one (1) or more claim(s) that cover the composition or formulation of, or the method of making or using, the applicable

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Product(s) as to which this Agreement has been terminated. In addition, AbbVie Grantback Patents include only AbbVie Patents with claims that cover any Product that is the subject of Development or Commercialization in the applicable country(ies) as of the date of the applicable termination of this Agreement, as such Product exists as of the effective date of such termination.

1.4 “AbbVie Indemnitees” has the meaning set forth in Section 11.2.

1.5 “AbbVie Know-How” means all Information that is (i) Controlled by AbbVie or any of its Affiliates as of the Effective Date or at any time during the Term, (ii) not generally known, and (iii) reasonably necessary or useful for the performance of Discovery Activities or the Exploitation of any Molecule or any Product, but (iv) excluding any Joint Know-How and any inventions covered by the claims of published AbbVie Patents or Joint Patents.

1.6 “AbbVie Patents” means all of the Patents that (i) are Controlled by AbbVie or any of its Affiliates as of the Effective Date or at any time during the Term, and (ii) are reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for the performance of Discovery Activities or the Exploitation of any Molecule or any Product, but (iii) excluding any Joint Patents.

1.7 “AbbVie Prosecuted Infringements” has the meaning set forth in Section 7.3.1.

1.8 “AbbVie Territory” means the entire Territory, except for (i) the Galapagos Territory, and (ii) any Terminated Territories.

1.9 “Acceptance” means, (i) with respect to an NDA, receipt of written notice from the FDA indicating that such NDA has been accepted for filing and further FDA review, or (ii) with respect to an MAA, receipt of written notice (i.e., validation) from the EMA indicating that such MAA has been accepted for filing and further review.

1.10 “Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with (i) United States Generally Accepted Accounting Principles, or (ii) to the extent applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.11 “ADR” has the meaning set forth in Section 13.7.1.

1.12 “Adverse Ruling” has the meaning set forth in Section 12.2.1.

1.13 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in

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the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management or policies of such entity.

1.14 “Agreement” has the meaning set forth in the preamble hereto.

1.15 “Alliance Manager” has the meaning set forth in Section 2.5.5.

1.16 “Allowable Expenses” means […***…].

1.17 “ANDA Act” has the meaning set forth in Section 7.3.3.

1.18 “Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 6.4.1.

1.19 “Annual Net Sales-Based Milestone Payment Date” has the meaning set forth in Section 6.4.1.

1.20 “Annual Net Sales-Based Milestone Table” has the meaning set forth in Section 6.4.1.

1.21 “Annual Net Sales Milestone Threshold” has the meaning set forth in Section 6.4.1.

1.22 “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.23 “Approved Country” means (i) each country identified on Schedule 1.23 and (ii) each other country that may be designated as such by the JDC.

1.24 “Audit Arbitrator” has the meaning set forth in Section 6.18.

1.25 “Back-Up Combination Product” has the meaning set forth in Section 3.7.2.

1.26 “Back-Up Potentiator Product” has the meaning set forth in Section 3.7.1.

1.27 “Base Quarterly Discovery Obligation” has the meaning set forth in Section 3.1.6(iii)(4).

1.28 “Base Quarterly POC Obligation” has the meaning set forth in Section 3.2.7(iii)(4).

1.29 “Base Quarterly Post-POC Obligation” has the meaning set forth in Section 3.3.6(iii)(4).

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1.30 “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

1.31 “Board of Directors” has the meaning set forth in the definition of “Change in Control.”

1.32 “Brand Elements” has the meaning set forth in Section 4.2.2.

1.33 “Breaching Party” has the meaning set forth in Section 12.2.

1.34 “Business Combination Transaction” has the meaning set forth in Section 5.9.3.

1.35 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.36 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.37 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.38 “Centralized Approval Procedure” means the procedure through which an MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.

1.39 “CF” means cystic fibrosis.

1.40 “CFTR” means cystic fibrosis transmembrane conductance regulator.

1.41 “Change in Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.41.1 any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party, or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or

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1.41.2 such Party enters into a merger, consolidation or similar transaction with another Person (whether such Party is the surviving entity or not) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction, or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

1.41.3 such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s total assets to which this Agreement relates; or

1.41.4 the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change in Control, (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act, (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act, and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.42 “Clinical Data” means all Information with respect to any Molecule or Product made, collected, or otherwise generated under or in connection with Clinical Studies or Phase 4 Studies, including any data (including raw data), reports, and results with respect thereto.

1.43 “Clinical Studies” means Phase 0, Phase 1, Phase 2, Phase 3, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling for such Product with respect to such indication.

1.44 “CMC Amendment” means any amendment to a Discovery Budget, POC Budget or Post-POC Development Budget that would increase the amount for CMC Costs budgeted therein.

1.45 “CMC Costs” means the FTE Costs (charged in accordance with Section 6.7) incurred, and the direct out-of-pocket costs recorded as an expense by a Party or any of its Affiliates after the Effective Date, during the Term of and pursuant to this Agreement that are specifically identifiable to CMC Development activities (including CMC Development activities performed by the Step-In Party pursuant to Section 3.14); provided, that such costs shall be included in “CMC Costs” only (i) to the extent consistent with the applicable Development Plan, or (ii) as otherwise mutually agreed by the Parties.

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1.46 “CMC Development” means chemistry, Manufacturing and controls development activities with respect to the Molecules and Products, including active pharmaceutical ingredient and formulation development, test method development, Manufacture/testing of active pharmaceutical ingredient and formulations (including placebos) for use in Clinical Studies, quality assurance, quality control development, development of the Manufacturing Process for the Products, scale-up, Manufacturing Process validation, including validation batches, Manufacturing Improvements, and qualification and validation of Third Party contract manufacturers.

1.47 “CMC Matters” means all matters related to the chemistry, Manufacturing and controls of the Molecules and Products, including the commercial synthetic route and Manufacturing process for the active pharmaceutical ingredients, formulation technology/formulation and process, specifications, and quality matters.

1.48 “Combination Product” means a pharmaceutical product containing one (1) or more Corrector Molecule(s) and one (1) Potentiator Molecule as active ingredients, which product may be either a single, fixed dose formulation or combined in a single package and sold as one (1) product, in each case, including in any and all finished forms, presentations, delivery systems, strengths, dosages and formulations. For clarity, a Back-Up Combination Product is a Combination Product.

1.49 “Combination Standard” has the meaning set forth in Section 3.1.2(ii).

1.50 “Commercialization” means any and all activities directed to the preparation for sale, offering for sale, or sale of a Product, including activities related to marketing, promoting, distributing, importing and exporting such Product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting Medical Affairs Activities and conducting Phase 4 Studies, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.51 “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Molecule or Product by a Party, the level of effort required to carry out an obligation in a sustained, active and diligent manner consistent […***…]. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or jurisdiction-by-jurisdiction, where applicable) and Product-by-Product basis, except that the Party may consider the impact of its efforts and resources expended with respect to any country (or jurisdiction) on any other country (or jurisdiction).

1.52 […***…].

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1.53 “Conduct” means, with respect to any Clinical Study, to (i) sponsor, support or perform, directly or indirectly through a Third Party, such Clinical Study, or (ii) provide to a Third Party funding for, or clinical supplies (including placebos) for use in, such Clinical Study.

1.54 “Confidential Information” means any Information provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate of such Party) to the other Party (or to an Affiliate of such Party) in connection with this Agreement or the negotiation hereof, whether prior to, on, or after the Effective Date, including Information relating to the terms of this Agreement, any Molecule or Product (including the Regulatory Documentation and Regulatory Data), any Exploitation of any Molecule or Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including AbbVie Know-How and Galapagos Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, all Joint Know-How shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

1.55 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing on or after the Effective Date and during the Term, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants in Sections 5.1 or 5.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that except in the case of Third Party In-License Agreements, neither Party shall be deemed to Control any item of Information, Regulatory Documentation, material, Patent, or other property right of a Third Party if access requires or triggers a payment obligation.

1.56 “Co-Promotion Agreement” has the meaning set forth in Section 4.9.3.

1.57 “Co-Promotion Option” has the meaning set forth in Section 4.9.1.

1.58 “Co-Promotion Period” means that period commencing on the effective date of the Co-Promotion Agreement and ending on the first date on which Galapagos’ co-promotion rights with respect to the Co-Promotion Products terminate pursuant to this Agreement or the Co-Promotion Agreement.

1.59 “Co-Promotion Plan” has the meaning set forth in Section 4.9.4.

1.60 “Co-Promotion Product” has the meaning set forth in Section 4.9.1.

1.61 “Co-Promotion Territory” means, if and only if Galapagos exercises the Co-Promotion Option, Belgium, the Netherlands and Luxembourg. For clarity, if Galapagos does not exercise the Co-Promotion Option, there shall be no Co-Promotion Territory.

1.62 “Corrector/Combination Product POC Budget” has the meaning set forth in Section 3.2.2.

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1.63 “Corrector/Combination Product POC Development Plan” has the meaning set forth in Section 3.2.2.

1.64 “Corrector/Combination Product POC Success Criteria” means the success criteria with respect to Combination Products set forth on Schedule 1.64, as the same may be amended from time to time by the JDC pursuant to Section 2.3.2.

1.65 […***…].

1.66 “Corrector/Combination Product POC Success Deadline” means the date by which a Combination Product must be determined to have satisfied the Corrector/Combination Product POC Success Criteria, which date shall be set forth in the Corrector/Combination Product POC Development Plan.

1.67 “Corrector/Combination Product Post-POC Development Budget” has the meaning set forth in Section 3.3.2.

1.68 “Corrector/Combination Product Post-POC Development Plan” has the meaning set forth in Section 3.3.2.

1.69 “Corrector IND Success Criteria” means the success criteria with respect to Corrector Molecules set forth on Schedule 1.69, as the same may be amended from time to time by the JRC pursuant to Section 2.2.2.

1.70 […***…].

1.71 […***…].

1.72 “Corrector Molecule” means a CFTR corrector molecule resulting from the Discovery Collaboration that acts to improve the trafficking of the CFTR protein and increases the amount of CFTR protein expressed in the airway cell membrane.

1.73 “Corrector POC Failure” means the failure of a Combination Product Developed under the Corrector/Combination Product POC Development Plan, after completion of all Development activities thereunder (or such earlier time as the Parties may otherwise agree), to either (i) satisfy the Corrector/Combination Product POC Success Criteria, or (ii) be elected by AbbVie for continued Development in accordance Section 3.3.2(b).

1.74 “Corrector Post-POC Development Failure” means the failure of (i) the Development activities under the Corrector/Combination Product Post-POC Development Plan, after completion thereof (or such earlier time as the Parties may otherwise agree), to support the filing of a Drug Approval Application for a Combination Product in the United States, as determined by the JDC, or (ii) a Combination Product Developed under the Corrector/Combination Product Post-POC Development Plan to receive Regulatory Approval in the United States within […***…] ([…***…]) months (or such later date as the JDC may agree) after the filing of the Drug Approval Application therefor with respect to such country.

1.75 “CREATE Act” has the meaning set forth in Section 7.2.5.

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1.76 “Default Notice” has the meaning set forth in Section 12.2.

1.77 “Delivery System” has the meaning set forth in the definition of “Net Sales”.

1.78 “Detail” means, with respect to a Co-Promotion Product in the Co-Promotion Territory, a face-to-face contact between a sales representative and a physician or other medical professional, during which a primary position detail (as defined in the Co-Promotion Agreement) or a secondary position detail (as defined in the Co-Promotion Agreement) is made to such person, in each case as measured by each Party’s internal recording of such activity in accordance with the Co-Promotion Agreement; provided, that such meeting is consistent with and in accordance with the requirements of Applicable Law and this Agreement. When used as a verb, “Detail” means to engage in a Detail.

1.79 “Development” means all activities related to discovery (including lead identification and lead optimization), research, pre-clinical and other non-clinical testing, CMC Development, Clinical Studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. Development shall exclude Phase 4 Studies. For purposes of clarity, Development shall include any submissions, and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Product.

1.80 “Development Costs” means […***…].

1.81 “Development Plans” means the Discovery Work Plan, the Potentiator POC Development Plan (if any), the Corrector/Combination Product POC Development Plan (if any), the Potentiator Post-POC Development Plan (if any), the Corrector/Combination Product Post-POC Development Plan (if any), and the Galapagos Territory Development Plan (if any).

1.82 “Discovery Activities” means the Development activities to be performed during the Discovery Term by Galapagos and AbbVie as set forth in the Discovery Work Plan from time to time.

1.83 “Discovery Additional Cost Cap” means […***…] Dollars ($[…***…]).

1.84 “Discovery Budget” has the meaning set forth in Section 3.1.3.

1.85 “Discovery Collaboration” means the performance of the Discovery Activities by Galapagos and AbbVie during the Discovery Term in accordance with the Discovery Work Plan and this Agreement.

1.86 “Discovery Cost Portion” means (i) with respect to AbbVie, […***…] percent ([…***…]%), and (ii) with respect to Galapagos, […***…] percent ([…***…]%).

***Confidential Treatment Requested***

1.87 “Discovery Increase Funding Date” has the meaning set forth in Section 3.1.6(iii)(2).

1.88 “Discovery Reimbursement Credit” has the meaning set forth in Section 3.1.6(iii)(5).

1.89 “Discovery Reimbursement Payment” has the meaning set forth in Section 3.1.6(iii)(6).

1.90 “Discovery Reimbursement Premium Percentage” has the meaning set forth in Section 3.1.6(iii)(10).

1.91 “Discovery Term” means the period commencing on the Effective Date and ending on the […***…] ([…***…]) anniversary of the Effective Date, unless modified by the JRC pursuant to Section 2.2.2.

1.92 “Discovery Total Cost Cap” means […***…].

1.93 “Discovery Work Plan” means the development plan and budget attached hereto as Schedule 1.93, as the same may be amended from time to time by the JRC pursuant to Section 2.2.2.

1.94 “Dispute” has the meaning set forth in Section 13.7.

1.95 “Distribution Costs” means […***…].

1.96 “Distributor” has the meaning set forth in Section 5.4.3.

1.97 […***…].

1.98 “Dollars” or “$” means United States Dollars.

1.99 “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

1.100 “Drug Approval Filing” means the submission to a Regulatory Authority of a Drug Approval Application.

1.101 “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.102 “EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

***Confidential Treatment Requested***

1.103 “EURIBOR” means Euro Interbank Offered Rate, unweighted average rate, calculation according to the act/360 method having a maturity of one (1) month published by Bloomberg at 11 a.m. CET on the first Frankfurt business day of every month.

1.104 “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.105 “Excess Discovery Costs” has the meaning set forth in Section 3.1.6(iii)(3).

1.106 “Excess POC Cost Portion” means (i) with respect to AbbVie, […***…] percent ([…***…]%), and (ii) with respect to Galapagos, […***…] percent ([…***…]%).

1.107 “Excess POC Costs” has the meaning set forth in Section 3.2.7(iii)(3).

1.108 “Excess Post-POC Costs” has the meaning set forth in Section 3.3.6(iii)(3).

1.109 “Exchange Rate” has the meaning set forth in Section 6.12.

1.110 “Exclusive Negotiation Period” has the meaning set forth in Section 5.3.2(iv).

1.111 “Existing Patents” has the meaning set forth in Section 10.2.1.

1.112 “Existing Potentiator Molecules” means all CFTR potentiator molecules Controlled by Galapagos as of the Effective Date, including the CFTR potentiator molecules claimed in the Existing Potentiator Patents.

1.113 “Existing Potentiator Patents” means the patent applications set forth on Schedule 1.113.

1.114 “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to discover, research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.115 “FCPA” has the meaning set forth in Section 4.4.2.

1.116 “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.117 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.118 “Field” means the treatment, diagnosis, prediction, detection or prevention of any disease, disorder, state, condition or malady in humans or animals.

***Confidential Treatment Requested***

1.119 “First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for use or consumption by the end user of such Product in such country after Regulatory Approval for such Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.120 “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of […***…] ([…***…]) hours per Calendar Year) of work directly related to Discovery Activities or the Development, Commercialization or Manufacturing of a Molecule or Product. Any person who devotes less than […***…] ([…***…]) hours per Calendar Year (or such other number as may be agreed by the JRC or JDC, as applicable) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by […***…] ([…***…]).

1.121 “FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing Development, Commercialization or Manufacturing activities during such period in accordance with the applicable Development Plan and Co-Promotion Plan.

1.122 “FTE Rate” means […***…] Dollars ($[…***…]) per Calendar Year. The FTE Rates applicable to activities undertaken by either Party are subject to adjustments effective on January 1 of each Calendar Year, based on the applicable employment cost index published by the United States Department of Labor, Bureau of Labor Statistics for the third quarter of the preceding Calendar Year.

1.123 “Galapagos” has the meaning set forth in the preamble hereto.

1.124 “Galapagos Corporate Names” means the Trademarks and logos identified on Schedule 1.124 and such other names and logos as Galapagos may designate in writing from time to time.

1.125 “Galapagos Indemnitees” had the meaning set forth in Section 11.1.

1.126 “Galapagos IP Costs” means […***…].

1.127 “Galapagos Know-How” means all Information that is (i) Controlled by Galapagos or any of its Affiliates as of the Effective Date or at any time during the Term, (ii) not generally known, and (iii) reasonably necessary or useful for the performance of Discovery Activities or the Exploitation of any Molecule or any Product, but (iv) excluding any Joint Know-How and any inventions covered by the claims of published Galapagos Patents or Joint Patents.

1.128 “Galapagos Patents” means all the Patents that are (i) Controlled by Galapagos or any of its Affiliates as of the Effective Date or at any time during the Term, and (ii) reasonably necessary or useful (or, with respect to Patent applications, would be reasonably necessary or useful if such Patent applications were to issue as Patents) for the performance of Discovery Activities or the Exploitation of any Molecule or any Product, but (iii) excluding any Joint Patents. The Galapagos Patents include the Existing Patents.

***Confidential Treatment Requested***

1.129 “Galapagos Territory” means China and South Korea.

1.130 “Galapagos Territory Commercialization Plan” has the meaning set forth in Section 4.2.

1.131 “Galapagos Territory Development Plan” has the meaning set forth in Section 3.5.1.

1.132 “Generic Competition” has the meaning set forth in Section 6.5.4(i).

1.133 “Generic Product” means, with respect to a Product, any product that (i) is sold by a Third Party that is not a licensee or Sublicensee of AbbVie or its Affiliates, or any of their licensees or Sublicensees, under a Drug Approval Application granted by a Regulatory Authority to a Third Party, (ii) contains the same active ingredient(s) as the Product, and (iii) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the E.U. pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (a) through (c) thereto. A Product licensed or produced by AbbVie (i.e., an authorized generic product) will not constitute a Generic Product.

1.134 “Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of a Molecule or Product or any intermediate thereof pursuant to Applicable Law.

1.135 “Grantback Option” has the meaning set forth in Section 12.6.1(iii).

1.136 “Grantback Option to the Terminated Territory” has the meaning set forth in Section 12.7.2.

1.137 “Improvement” means any modification, variation, or revision to a molecule, compound, product, or technology or any discovery, technology, device, process or formulation related to such molecule, compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture (including any Manufacturing Process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such molecule, compound, product or technology, any discovery or development of any new or expanded indications for such molecule, compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.

***Confidential Treatment Requested***

1.138 “IMS” has the meaning set forth in Section 6.5.4(i).

1.139 “IND” means an application filed with a Regulatory Authority for authorization to commence human Clinical Studies, including (i) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (ii) any equivalent of a United States IND in other countries or regulatory jurisdictions, and (iii) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.140 “IND Acceptance Belgium” means, with respect to a Product, an IND for such Product has been accepted by the applicable Regulatory Authority in Belgium.

1.141 “IND Acceptance U.S.” means, with respect to a Product, an IND for such Product in the U.S. has not been rejected (placed on clinical hold) by the FDA within thirty (30) days after submission thereof.

1.142 “Indemnification Claim Notice” has the meaning set forth in Section 11.4.

1.143 “Indemnified Party” has the meaning set forth in Section 11.4.

1.144 “Indirect Taxes” has the meaning set forth in Section 6.13.2.

1.145 “Information” means knowledge of a technical, scientific, business, or other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays, and compounds) and biological methodology; in each case (whether confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.146 “Initial AbbVie FTEs” has the meaning set forth in Section 3.1.5(i).

1.147 “Initial AbbVie FTE Costs” has the meaning set forth in Section 3.1.5(i).

1.148 “Initial FTE Costs” has the meaning set forth in Section 3.1.5(i).

1.149 “Initial Galapagos FTEs” has the meaning set forth in Section 3.1.5(i).

1.150 “Initial Galapagos FTE Costs” has the meaning set forth in Section 3.1.5(i).

1.151 “Intellectual Property” has the meaning set forth in Section 12.5.1.

1.152 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.4.1.

***Confidential Treatment Requested***

1.153 “Joint Committees” means collectively the JSC, JRC, JDC and JCC.

1.154 “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.3.1.

1.155 “Joint Know-How” has the meaning set forth in Section 7.1.1.

1.156 “Joint Patents” has the meaning set forth in Section 7.1.1.

1.157 “Joint Research Committee” or “JRC” has the meaning set forth in Section 2.2.1.

1.158 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.

1.159 “Knowledge” means […***…] of the chief executive officer, chief financial officer, any vice president involved in the subject matter of this Agreement, including the vice president for research, the vice president for product development, the vice president for clinical development, and the vice president for intellectual property, the head of regulatory affairs, the senior patent counsel, the general counsel, the chief medical officer, and the chief scientific officer of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.160 “Last Agreed Discovery Cap” has the meaning set forth in Section 3.1.6(iii)(3).

1.161 “Last Agreed POC Cap” has the meaning set forth in Section 3.2.7(iii)(3).

1.162 “Last Agreed Post-POC Cap” has the meaning set forth in Section 3.3.6(iii)(3).

1.163 “Losses” has the meaning set forth in Section 11.1.

1.164 “MAA” has the meaning set forth in the definition of Drug Approval Application.

1.165 “Major Regulatory Filing” has the meaning set forth in Section 3.12.1(iv).

1.166 “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any Molecule or Product, or any intermediate thereof, including quality assurance and quality control.

1.167 “Manufacturing Cost” with respect to a Molecule or Product (or related placebo) has the meaning set forth on Schedule 1.167.

1.168 “Manufacturing Process” has the meaning set forth in Section 4.8.2.

1.169 “Manufacturing Technology Transfer” has the meaning set forth in Section 4.8.2.

1.170 “Markings” has the meaning set forth in Section 4.7.

***Confidential Treatment Requested***

1.171 “Medical Affairs Activities” means, with respect to any country or other jurisdiction in the Territory, the coordination of medical information requests and field based medical scientific liaisons with respect to Molecules or Products, including activities of medical scientific liaisons and the provision of medical information services with respect to a Molecule or Product.

1.172 “Medical Affairs Costs” means those FTE Costs (charged in accordance with Section 6.7) incurred and the direct out-of-pocket costs, including costs for independent contractors engaged as permitted under this Agreement, recorded by a Party or any of its Affiliates in accordance with Accounting Standards after the Effective Date and during the Term of and pursuant to this Agreement; provided, that such costs are specifically identifiable or reasonably allocable to Medical Affairs Activities with respect to any Co-Promotion Product sold in the Co-Promotion Territory.

1.173 “Merging Party” has the meaning set forth in Section 5.9.2.

1.174 “Molecules” means Corrector Molecules and Potentiator Molecules.

1.175 “Mono Product” has the meaning set forth in the definition of “Net Sales.”

1.176 “Monthly Average Exchange Rate” has the meaning set forth in Section 6.12.

1.177 “Multi-Active Combination Product” means a Combination Product that contains one (1) or more active ingredients in addition to the Corrector Molecule(s) and Potentiator Molecule.

1.178 “Multi-Active Potentiator Product” means a Potentiator Product that contains one (1) or more active ingredients in addition to the Potentiator Molecule.

1.179 “Multi-Active Product” means a Multi-Active Combination Product or a Multi-Active Potentiator Product

1.180 “NDA” has the meaning set forth in the definition of Drug Approval Application.

1.181 “Net Profits” and, with correlative meaning, “Net Losses”, means, […***…].

1.182 “Net Sales” means, […***…].

1.183 “Neutral” has the meaning set forth in Schedule 13.7.2.

1.184 “Non-Breaching Party” has the meaning set forth in Section 12.2.

1.185 “Non-Funding Discovery Party” has the meaning set forth in Section 3.1.6(iii)(3).

1.186 “Non-Funding POC Party” has the meaning set forth in Section 3.2.7(iii)(3).

1.187 “Non-Funding Post-POC Party” has the meaning set forth in Section 3.3.6(iii)(3).

***Confidential Treatment Requested***

1.188 “Non-Merging Party” has the meaning set forth in Section 5.9.2.

1.189 “Non-Performing Party” has the meaning set forth in Section 3.14.

1.190 “Owned Patents” has the meaning set forth in Section 10.2.3.

1.191 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.192 “Patent Costs” means those FTE Costs of in-house legal counsel and related personnel (charged in accordance with Section 6.7) incurred and the direct out-of-pocket costs (including the reasonable fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) recorded as an expense by a Party or any of its Affiliates in accordance with Accounting Standards after the Effective Date, during the Term of and pursuant to this Agreement, (i) in connection with the prosecution and maintenance of rights, including costs of patent interference, opposition, reissue, or re-examination proceedings and filing and registration fees with respect to the Galapagos Patents, Joint Patents or AbbVie Patents, in each case to the extent that they claim the composition of matter, article of manufacture, method of use or method of manufacture of a Co-Promotion Product in the Co-Promotion Territory, and (ii) the costs of litigation (enforcement or defense) or other proceedings, under the Galapagos Patents, Joint Patents and AbbVie Patents, in each case only to the extent related to a Co-Promotion Product in the Co-Promotion Territory and not reimbursed by a Third Party.

1.193 “Patents” means (i) all national, regional and international patent applications, including provisional patent applications, and all applications claiming priority therefrom, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (ii) any and all national patents issued or granted from the foregoing patent applications, including utility patents, utility models, petty patents and design patents and certificates of invention, (iii) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i) and (ii)), and (iv) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.194 “Payment Date” means, with respect to a Required AbbVie Payment, the date on which AbbVie is required to make such Required AbbVie Payment to Galapagos pursuant to Sections 6.2, 6.3, 6.4, or 6.5.

1.195 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.196 “Phase 0” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from preclinical studies.

***Confidential Treatment Requested***

1.197 “Phase 1” means a human clinical trial of a Molecule or Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.198 “Phase 2” means a human clinical trial of a Molecule or Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.199 “Phase 3” means a human clinical trial of a Molecule or Product on a sufficient number of subjects in an indicated patient population that is designed to establish that such Molecule or Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Molecule or Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.200 “Phase 4 Costs” means those FTE Costs (charged in accordance with Section 6.7) (i) incurred and the direct out-of-pocket costs recorded as an expense in accordance with Accounting Standards by or on behalf of a Party or any of its Affiliates after the Effective Date, during the Term of and pursuant to this Agreement, and (ii) specifically identifiable or reasonably allocable to Phase 4 Studies, wherever Conducted, of a Co-Promotion Product in support of Commercialization of such Co-Promotion Product in the Co-Promotion Territory. Subject to the foregoing, Phase 4 Costs shall include (i) costs in connection with the preparation for, or Conduct of, Phase 4 Studies, data collection and analysis and report writing, and clinical laboratory work, (ii) related Regulatory Expenses, and (iii) related Manufacturing Costs; provided, that such Phase 4 Costs shall not be counted more than once as an Allowable Expense.

1.201 “Phase 4 Study” means a post-marketing human clinical study for a Product with respect to any indication as to which Regulatory Approval has been received or for a use that is the subject of an investigator-initiated study program.

1.202 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.203 “POC Budget” means each of the Potentiator POC Budget and the Corrector/Combination Product POC Budget.

1.204 “POC Cost Cap” means, with respect to a POC Development Plan, the aggregate amount of the POC Budget (excluding amounts budgeted for CMC Costs) initially approved by the JDC in accordance with Section 2.3.2 as part of such POC Development Plan, together with any increase thereto agreed by the Parties in accordance with Section 3.2.7.

***Confidential Treatment Requested***

1.205 “POC Development Plans” means the Potentiator POC Development Plan and the Corrector/Combination Product POC Development Plan.

1.206 “POC Increase Funding Date” has the meaning set forth in Section 3.2.7(iii)(2).

1.207 “POC Reimbursement Credit” has the meaning set forth in Section 3.2.7(iii)(5).

1.208 “POC Reimbursement Payment” has the meaning set forth in Section 3.2.7(iii)(6).

1.209 “POC Reimbursement Premium Percentage” has the meaning set forth in Section 3.2.7(iii)(10).

1.210 “Post-POC Development Budget” means each of the Potentiator Post-POC Development Budget and the Corrector/Combination Product Post-POC Development Budget.

1.211 “Post-POC Development Cost Cap” means, with respect to a Post-POC Development Plan, the aggregate amount of the Post-POC Development Budget (excluding amounts budgeted for CMC Costs) initially approved by the JDC in accordance with Section 2.3.2 as part of such Post-POC Development Plan, together with any increase thereto agreed to by the Parties in accordance with Section 3.3.6.

1.212 “Post-POC Development Cost Portion” means (i) with respect to AbbVie, […***…] percent ([…***…]%), and (ii) with respect to Galapagos, […***…] percent ([…***…]%).

1.213 “Post-POC Development Plans” means the Potentiator Post-POC Development Plan and the Corrector/Combination Product Post-POC Development Plan.

1.214 “Post-POC Increase Funding Date” has the meaning set forth in Section 3.3.6(iii)(2).

1.215 “Post-POC Reimbursement Credit” has the meaning set forth in Section 3.3.6(iii)(5).

1.216 “Post-POC Reimbursement Payment” has the meaning set forth in Section 3.3.6(iii)(6).

1.217 “Post-POC Reimbursement Premium Percentage” has the meaning set forth in Section 3.3.6(iii)(10).

1.218 “Potentiator IND Success Criteria” means the success criteria with respect to Potentiator Molecules set forth on Schedule 1.218, as the same may be amended from time to time by the JRC pursuant to Section 2.2.2.

***Confidential Treatment Requested***

1.219 […***…].

1.220 “Potentiator Molecule” means (i) the Existing Potentiator Molecules, and (ii) any CFTR potentiator molecule resulting from the Discovery Collaboration that may act by increasing the probability of open configuration of the CFTR protein leading to an increase in chloride transport activity.

1.221 “Potentiator POC Budget” has the meaning set forth in Section 3.2.1.

1.222 “Potentiator POC Development Plan” has the meaning set forth in Section 3.2.1.

1.223 “Potentiator POC Failure” means the failure of a Potentiator Product Developed under the Potentiator POC Development Plan, after completion of all Development activities thereunder (or such earlier time as the Parties may otherwise agree), to either (i) satisfy the Potentiator POC Success Criteria, or (ii) be elected by AbbVie for continued Development in accordance Section 3.3.1(b).

1.224 “Potentiator POC Success Criteria” means the success criteria with respect to Potentiator Products set forth on Schedule 1.224, as the same may be amended from time to time by the JDC pursuant to Section 2.3.2.

1.225 […***…].

1.226 “Potentiator POC Success Deadline” means the date by which a Potentiator Product must be determined to have satisfied the Potentiator POC Success Criteria, which date shall be set forth in the Potentiator POC Development Plan.

1.227 “Potentiator Post-POC Development Budget” has the meaning set forth in Section 3.3.1.

1.228 “Potentiator Post-POC Development Failure” means the failure of (i) the Development activities under the Potentiator Post-POC Development Plan, after completion thereof (or such earlier time as the Parties may otherwise agree), to support the filing of a Drug Approval Application for a Potentiator Product in the United States, as determined by the JDC, or (ii) a Potentiator Product Developed under the Potentiator Post-POC Development Plan to receive Regulatory Approval in the United States within […***…] ([…***…]) months (or such later date as the JDC may agree) after the filing of the Drug Approval Application therefor with respect to such country.

1.229 “Potentiator Post-POC Development Plan” has the meaning set forth in Section 3.3.1.

1.230 “Potentiator Product” means a pharmaceutical product that contains a Potentiator Molecule as an active ingredient (but does not also contain a Corrector Molecule as an active ingredient), including in any and all finished forms, presentations, delivery systems, strengths, dosages and formulations. For clarity, a Back-Up Potentiator Product is a Potentiator Product.

***Confidential Treatment Requested***

1.231 “Potentiator Standard” has the meaning set forth in Section 3.1.2(ii).

1.232 “Product” means (i) each Potentiator Product, and (ii) each Combination Product.

1.233 “Product Information” has the meaning set forth in Section 9.1.

1.234 “Product Labeling” means, with respect to a Product in a country or other jurisdiction in the Territory, (i) the Regulatory Authority-approved full prescribing information for such Product for such country or other jurisdiction, including any required patient information, and (ii) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Product in such country or other jurisdiction.

1.235 “Product Patent” means each AbbVie Patent, Galapagos Patent or Joint Patent that claims the composition of matter, article of manufacture, method of use or method of manufacture of any Molecule or Product, including the Existing Potentiator Patents.

1.236 “Product Trademarks” means the Trademark(s) to be used by AbbVie, Galapagos, their respective Affiliates or their or their Affiliates’ Sublicensees, for the Development or Commercialization of Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.237 “Proposed Future Third Party In-Licensed Rights” has the meaning set forth in Section 5.8.

1.238 “Proposed Terms” has the meaning set forth in Section 13.7.3.

1.239 “Quarterly Discovery Incurrence Date” has the meaning set forth in Section 3.1.6(iii)(4).

1.240 “Quarterly POC Incurrence Date” has the meaning set forth in Section 3.2.7(iii)(4).

1.241 “Quarterly Post-POC Incurrence Date” has the meaning set forth in Section 3.3.6(iii)(4).

1.242 “Regulatory Approval” means, with respect to a Product and a country or other jurisdiction in the Territory, any and all approvals (including approval of Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize such Product in such country or other jurisdiction, including, where applicable, (i) pricing or reimbursement approval in such country or other jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) approval of Product Labeling.

1.243 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department,

***Confidential Treatment Requested***

bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Molecules or Products in the Territory.

1.244 “Regulatory Data” has the meaning set forth in Section 3.12.4(i).

1.245 “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications and other Major Regulatory Filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), and (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, in each case ((i) and (ii)) relating to a Molecule or Product.

1.246 “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AbbVie or its Affiliates or Sublicensees have the exclusive right to market and sell a Molecule or Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.247 “Regulatory Expenses” means those FTE Costs (charged in accordance with Section 6.7) (i) incurred and the direct out-of-pocket costs (including filing, user, maintenance and other fees paid to Regulatory Authorities) recorded as an expense in accordance with Accounting Standards by or on behalf of AbbVie or any of its Affiliates after the Effective Date, during the Term of and pursuant to this Agreement, and (ii) specifically identifiable or reasonably allocable to the preparation of regulatory submissions for, and the obtaining and maintenance of Regulatory Approval of, any Co-Promotion Product in the Co-Promotion Territory, including compliance with Regulatory Approvals and requirements of such Regulatory Authorities, adverse event recordation and reporting and regulatory affairs activities, in each case in the Co-Promotion Territory; provided, that such FTE Costs shall not be counted more than once as an Allowable Expense.

1.248 “Reimbursement Credit” means a Discovery Reimbursement Credit, a POC Reimbursement Credit or a Post-POC Reimbursement Credit.

1.249 “Reimbursement Payment” means a Discovery Reimbursement Payment, a POC Reimbursement Payment or a Post-POC Reimbursement Payment.

1.250 “Required AbbVie Payment” means each payment payable by AbbVie to Galapagos pursuant to Sections 6.2, 6.3, 6.4, or 6.5.

1.251 “Royalty Term” means, with respect to each Product and each country or other jurisdiction in the Royalty Territory, the period beginning on the date of the First Commercial Sale of such Product in such country or other jurisdiction, and ending on the latest to occur of

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(i) the expiration, invalidation or abandonment date of the last Galapagos Patent or Joint Patent that includes a Valid Claim that covers the Manufacture, use or sale of such Product that is sold in such country or other jurisdiction, or (ii) the […***…] ([…***…]) anniversary of the First Commercial Sale of such Product in such country or other jurisdiction, or (iii) the expiration of Regulatory Exclusivity for such Product in such country or other jurisdiction.

1.252 “Royalty Territory” means all countries and jurisdictions in the AbbVie Territory, except the Co-Promotion Territory.

1.253 “Sales and Marketing Costs” means […***…].

1.254 “Seller” has the meaning set forth in the definition of “Net Sales.”

1.255 “Senior Officer” means, (i) with respect to Galapagos, its Chief Executive Officer or his/her designee, and (ii) with respect to AbbVie, (a) for Development and Manufacturing matters, its Chief Scientific Officer or its equivalent position or his/her designee, as applicable, and (b) for Commercialization matters, its Executive Vice President-Commercial Operations or his/her designee.

1.256 “Step-In Party” has the meaning set forth in Section 3.14.

1.257 “Sublicensee” means a Person, other than an Affiliate, that is granted (i) a sublicense by AbbVie under the grants in Section 5.1 as permitted in Section 5.3.1, or (ii) a sublicense by Galapagos under the grants in Section 5.2.1 as permitted in Section 5.3.2.

1.258 “Support Memorandum” has the meaning set forth in Section 13.7.3.

1.259 “Term” has the meaning set forth in Section 12.1.1.

1.260 “Terminated Territory” means each country or jurisdiction with respect to which this Agreement is terminated pursuant to Section 12.2.2 or pursuant to Section 12.3, or, if this Agreement is terminated in its entirety, the entire Territory.

1.261 “Territory” means the entire world, excluding any Terminated Territories from and after the date of termination thereof.

1.262 “Third Party” means any Person other than Galapagos, AbbVie and their respective Affiliates.

1.263 “Third Party Claims” has the meaning set forth in Section 11.1.

1.264 “Third Party Infringement” has the meaning set forth in Section 7.3.1.

1.265 “Third Party In-License Agreement” means (i) each agreement listed on Schedule 10.2.4, and (ii) any agreement between Galapagos and a Third Party under which AbbVie is granted a sublicense or other right under this Agreement as provided in Section 5.8.

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1.266 “Third Party Payments” means all upfront payments, milestone payments, royalties, and other amounts paid to a Third Party pursuant to Third Party In-License Agreements or pursuant to an agreement with a Third Party that AbbVie, its Affiliate(s) or Sublicensees enter into pursuant to and in accordance with Section 7.6 in order to obtain a license or right under a Patent or intellectual property right owned or controlled by such Third Party in order to Exploit a Molecule or Product.

1.267 “Third Party Provider” has the meaning set forth in Section 3.10.

1.268 “Total Discovery Reimbursement Balance” has the meaning set forth in Section 3.1.6(iii)(4).

1.269 “Total POC Reimbursement Balance” has the meaning set forth in Section 3.2.7(iii)(4).

1.270 “Total Post-POC Reimbursement Balance” has the meaning set forth in Section 3.3.6(iii)(4).

1.271 “Total Quarterly Discovery Obligation” has the meaning set forth in Section 3.1.6(iii)(4).

1.272 “Total Quarterly POC Obligation” has the meaning set forth in Section 3.2.7(iii)(4).

1.273 “Total Quarterly Post-POC Obligation” has the meaning set forth in Section 3.3.6(iii)(4).

1.274 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.275 “Trademark Costs” means (i) those FTE Costs of in-house legal counsel and related personnel (charged in accordance with Section 6.7) (a) incurred and the direct out-of-pocket costs (including the reasonable fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) recorded as an expense by a Party or any of its Affiliates in accordance with Accounting Standards after the Effective Date, during the Term of and pursuant to this Agreement, and (b) in connection with the prosecution and maintenance of rights, including filing and registration fees with respect to the Trademark(s) for the Co-Promotion Product in the Co-Promotion Territory, and (ii) the costs of litigation (enforcement or defense) or other proceedings, under the Trademark(s) for the Co-Promotion Product in the Co-Promotion Territory, only to the extent not reimbursed by a Third Party.

1.276 “Transition Agreement” has the meaning set forth in Section 12.8.

1.277 “Unilateral Discovery Party” has the meaning set forth in Section 3.1.6(iii).

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1.278 “Unilateral Discovery Period” has the meaning set forth in Section 3.1.6(iii)(2).

1.279 “Unilateral POC Party” has the meaning set forth in Section 3.2.7(iii).

1.280 “Unilateral POC Period” has the meaning set forth in Section 3.2.7(iii)(2).

1.281 “Unilateral Post-POC Party” has the meaning set forth in Section 3.3.6(iii).

1.282 “Unilateral Post-POC Period” has the meaning set forth in Section 3.3.6(iii)(2).

1.283 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.284 “Valid Claim” means a claim of any issued Patent which has not expired, irretrievably lapsed, been abandoned, revoked, dedicated to the public, or disclaimed; or adjudged invalid or unenforceable as a result of a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.285 “Voting Stock” has the meaning set forth in the definition of “Change in Control.”

1.286 “Withholding Party” has the meaning set forth in Section 6.13.1.

1.287 “Working Group” has the meaning set forth in Section 2.8.

ARTICLE 2

COLLABORATION MANAGEMENT

2.1 Joint Steering Committee.

2.1.1 Formation. As soon as practical after the Effective Date, but no later than thirty (30) days thereafter, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall (i) manage and oversee the Development, Commercialization, and other Exploitation of the Molecules and Products in the Territory, (ii) resolve disputes that may arise in the JRC, the JDC or the JCC in accordance with Section 2.5.3, (iii) coordinate the Parties’ activities under this Agreement, including oversight of the JRC, the JDC and the JCC, and (iv) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. The JSC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. The JSC shall be chaired on an annual rotating basis by a representative of either AbbVie or Galapagos, as applicable, on the Joint Steering Committee, with […***…] providing the first such chairperson. The chairperson shall appoint a secretary of the Joint Steering Committee, who shall be a representative of the other Party and who shall serve for the same annual term as such chairperson.

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2.2 Joint Research Committee.

2.2.1 Formation. As soon as practical after the Effective Date, but no later than thirty (30) days, the Parties shall establish a joint research committee (the “Joint Research Committee” or “JRC”). The JRC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JRC. From time to time, each Party may substitute one (1) or more of its representatives to the JRC on written notice to the other Party. The JRC shall be chaired on an annual rotating basis by a representative of either AbbVie or Galapagos, as applicable, on the JRC, with […***…] providing the first such chairperson.

2.2.2 Specific Responsibilities. The JRC shall manage, coordinate and oversee the performance of the Discovery Activities by the Parties. In particular, the JRC shall:

(i) periodically (no less often than quarterly) review and serve as a forum for discussing the Discovery Work Plan, and review and approve amendments thereto, including any amendments to the Discovery Budget;

(ii) consider, review and approve any amendments to the Potentiator IND Success Criteria and the Corrector IND Success Criteria, or the inclusion therein of a new Potentiator Standard or Combination Standard, as applicable;

(iii) oversee the conduct of Discovery Activities under the Discovery Work Plan;

(iv) consider and approve any modifications to the length of the Discovery Term;

(v) determine whether any Potentiator Molecule satisfies the Potentiator IND Success Criteria;

(vi) determine whether any Corrector Molecule satisfies the Corrector IND Success Criteria;

(vii) serve as a forum for discussion of results obtained from the Discovery Collaboration;

(viii) establish secure access methods (such as secure databases) or other processes for each Party to exchange and access Discovery Activity-related Information as contemplated under this Agreement;

(ix) discuss, and to the extent provided in Section 3.10, approve, the selection of all Third Party Providers engaged to support the Discovery Activities and review the performance of all such Third Party Providers; and

***Confidential Treatment Requested***

(x) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.3 Joint Development Committee.

2.3.1 Formation. Not later than […***…] ([…***…]) months prior to the anticipated filing of the first IND for a Molecule, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”). The JDC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC. From time to time, each Party may substitute one (1) or more of its representatives to the JDC on written notice to the other Party. The JDC shall be chaired on an annual rotating basis by a representative of either AbbVie or Galapagos, as applicable, on the JDC, with […***…] providing the first such chairperson.

2.3.2 Specific Responsibilities. The JDC shall manage, coordinate and oversee the Parties’ activities under the Potentiator POC Development Plan, the Corrector/Combination Product POC Development Plan, the Post-POC Development Plans, and the Galapagos Territory Development Plan. In particular, the JDC shall:

(i) as applicable, develop and approve each of the Potentiator POC Development Plan, the Corrector/Combination Product POC Development Plan, and each Post-POC Development Plan, in accordance with the terms hereof;

(ii) periodically (no less often than semi-annually) review and serve as a forum for discussing, as applicable, the Potentiator POC Development Plan, the Corrector/Combination Product POC Development Plan, and the Post-POC Development Plans, and review and approve amendments thereto, including any amendments to the POC Budgets and Post-POC Development Budgets;

(iii) consider, review and approve any amendments to the Potentiator POC Success Criteria and the Corrector/Combination Product POC Success Criteria, or the inclusion therein of a new Potentiator Standard or Combination Standard, as applicable;

(iv) determine whether any Potentiator Product satisfies the Potentiator POC Success Criteria;

(v) determine whether any Combination Product satisfies the Corrector/Combination Product POC Success Criteria;

(vi) oversee the conduct of Development activities, as applicable, under the Potentiator POC Development Plan, the Corrector/Combination Product POC Development Plan, and the Post-POC Development Plans;

(vii) serve as a forum for discussing strategies for obtaining Regulatory Approvals for the Products in the Territory;

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(viii) determine whether the Development activities under a Post-POC Development Plan support the filing of a Drug Approval Application for the applicable Product in any country or jurisdiction in the Territory and whether Drug Approval Filings with respect to any Product shall be made in any country or jurisdiction in the Territory;

(ix) determine the occurrence of Corrector Post-POC Development Failure or Potentiator Post-POC Development Failure;

(x) review and approve the initial Galapagos Territory Development Plan;

(xi) periodically (no less often than semi-annually) review and serve as a forum for discussing the Galapagos Territory Development Plan, and review and approve amendments thereto;

(xii) establish secure access methods (such as secure databases) or other processes for each Party to exchange and access Regulatory Documentation and other Development-related Information as contemplated under this Agreement;

(xiii) discuss, and to the extent provided in Section 3.10, approve, the selection of all Third Party Providers engaged to support the Development activities and review the performance of all such Third Party Providers; and

(xiv) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.4 Joint Commercialization Committee.

2.4.1 Formation. At least […***…] ([…***…]) months prior to the anticipated filing of the first Drug Approval Application with the applicable Regulatory Authority in any country in the Co-Promotion Territory (or with the EMA with respect to the Centralized Approval Procedure), the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”). The JCC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JCC. From time to time, each Party may substitute one (1) or more of its representatives to the JCC on written notice to the other Party. AbbVie shall select from its representatives the chairperson for the JCC. From time to time, AbbVie may change the representative who will serve as chairperson on written notice to Galapagos.

2.4.2 Specific Responsibilities. The JCC shall develop the strategies for and oversee the Commercialization of the Co-Promotion Products in the Co-Promotion Territory and oversee at a high level all Commercialization activities in the Galapagos Territory with respect to the Products. In particular, the JCC shall:

(i) periodically (no less often than annually) review and serve as a forum for discussing AbbVie’s Commercialization activities in the AbbVie Territory and AbbVie’s global brand plan for the Products, including marketing and promotional materials, Product messaging, Commercialization budgets and Detailing effort;

***Confidential Treatment Requested***

(ii) establish a strategy for the Commercialization of the Co-Promotion Products in the Co-Promotion Territory;

(iii) review and approve the initial Co-Promotion Plan;

(iv) periodically (no less often than annually) review and serve as a forum for discussing the Co-Promotion Plan and review and approve amendments thereto;

(v) review and approve the manner in which the Markings are to be presented on promotional materials and Product Labeling for the Co-Promotion Products in the Co-Promotion Territory;

(vi) review and approve the initial Galapagos Territory Commercialization Plan; provided, that AbbVie shall ensure that its representatives on the JCC do not unreasonably withhold such approval so long as the initial Galapagos Territory Commercialization Plan is consistent with AbbVie’s then-current global brand plan for the Products and the other requirements of this Agreement;

(vii) oversee at a high level all Commercialization activities in the Galapagos Territory with respect to the Products;

(viii) periodically (no less often than annually) review and serve as a forum for discussing the Galapagos Territory Commercialization Plan and its implementation, and review and approve any amendments thereto; provided, that AbbVie shall ensure that its representatives on the JCC do not unreasonably withhold such approval so long as such amendment is consistent with AbbVie’s then-current global brand plan for the Products and the other requirements of this Agreement;

(ix) review and approve the form and content of all marketing and promotional materials and all Product messaging to be used in the Galapagos Territory with respect to the Products;

(x) review and approve the form and content of all training materials to be used in the Galapagos Territory with respect to the Products;

(xi) discuss the selection of all Distributors and Third Party co-promoters and promoters engaged to support Commercialization activities in the Galapagos Territory and review the performance of all such Third Parties; and

(xii) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

***Confidential Treatment Requested***

2.5 General Provisions Applicable to Joint Committees.

2.5.1 Meetings and Minutes. The JSC shall meet semi-annually and the JRC, the JDC and the JCC shall meet quarterly, or in each case as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Galapagos and locations designated by AbbVie; […***…]. The chairperson of the applicable Joint Committee shall be responsible for calling meetings on no less than thirty (30) Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable meeting; provided, that under exigent circumstances requiring input by a Joint Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting. The respective chairperson of each Joint Committee, or in the case of the JSC, the secretary, shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the Joint Committee. If the Parties cannot agree on the content of the minutes the objecting Party shall append a notice of objection with the specific details of the objection to the proposed minutes.

2.5.2 Procedural Rules. Each Joint Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Joint Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on a Joint Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. Subject to any applicable final decision-making authority of a Party set forth in Section 2.5.3, each Joint Committee shall take action by unanimous agreement of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on a Joint Committee may attend meetings of such Joint Committee; provided, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the Joint Committee, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 9.

2.5.3 Joint Committee Dispute Resolution. If the JRC, the JDC or the JCC cannot, or does not, reach unanimous agreement on an issue at a meeting or within a period of […***…] ([…***…]) Business Days thereafter or such other period as the Parties may agree, then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose. If the JSC cannot, or does not, reach unanimous agreement on an issue, including any dispute arising from the JRC, JDC or JCC, at a meeting or within a period of […***…] ([…***…]) Business Days thereafter or such other period as the Parties may agree, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior

***Confidential Treatment Requested***

Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within […***…] ([…***…]) days after such issue was first referred to them, then:

(i) if such dispute relates to any proposed amendment to the Potentiator IND Success Criteria, the Corrector IND Success Criteria, the Potentiator POC Success Criteria, or the Corrector/Combination Product POC Success Criteria, or the inclusion therein of a new Potentiator Standard or Combination Standard, as applicable, such dispute shall be resolved […***…];

(ii) if such dispute relates to any proposed modification to the length of the Discovery Term, […***…];

(iii) if such dispute relates to any proposed amendment to the Discovery Work Plan (including the Discovery Budget), such dispute shall be finally and definitively resolved by […***…];

(iv) if such dispute relates to the approval of the initial Potentiator POC Development Plan (including the Potentiator POC Budget) or any amendment thereto, such dispute shall be finally and definitively resolved by […***…];

(v) if such dispute relates to the approval of the initial Corrector/Combination Product POC Development Plan (including the Corrector/Combination Product POC Budget) or any amendment thereto, such dispute shall be finally and definitively resolved by […***…];

(vi) if such dispute relates to the approval of the initial Potentiator Post-POC Development Plan (including the Potentiator Post-POC Development Budget) or any amendment thereto, such dispute shall be finally and definitively resolved by […***…];

(vii) if such dispute relates to the approval of the initial Corrector/Combination Product Post-POC Development Plan (including the Corrector/Combination Product Post-POC Development Budget) or any amendment thereto, such dispute shall be finally and definitively resolved by […***…];

(viii) if such dispute relates to the approval of any CMC Amendment, such dispute shall be finally and definitively resolved by […***…];

(ix) if such dispute relates to the approval of the initial Galapagos Territory Development Plan or any amendment thereto, such dispute shall be finally and definitively resolved by […***…];

(x) if such dispute relates to whether any Molecule satisfies the Potentiator IND Success Criteria or the Corrector IND Success Criteria, as applicable, such dispute shall be resolved […***…];

***Confidential Treatment Requested***

(xi) if such dispute relates to whether any Product satisfies the Potentiator POC Success Criteria or the Corrector/Combination Product POC Success Criteria, as applicable, such dispute shall be resolved […***…];

(xii) if such dispute relates to whether the Development activities under a Post-POC Development Plan support the filing of a Drug Approval Application for the applicable Product in any country or jurisdiction in the AbbVie Territory or whether a Drug Approval Filing with respect to any Product will be made in any country or jurisdiction in the AbbVie Territory, such dispute shall be finally and definitively resolved by […***…];

(xiii) if such dispute relates to whether the Development activities under a Post-POC Development Plan or Galapagos Territory Development Plan support the filing of a Drug Approval Application for the applicable Product in any country or jurisdiction in the Galapagos Territory or whether a Drug Approval Filing with respect to any Product will be made in any country or jurisdiction in the Galapagos Territory, such dispute shall be finally and definitively resolved by […***…];

(xiv) if such dispute relates to any issue originally within the jurisdiction of the JCC (including the contents of the Co-Promotion Plan, the Galapagos Territory Commercialization Plan, or any amendment thereto), then such issue shall be finally and definitively resolved by […***…];

(xv) if such dispute relates to whether to obtain a Third Party license pursuant to Section 7.6, the Party that will negotiate such license, or the terms of such license, then such issue shall be finally and definitively resolved by […***…];

(xvi) if such dispute relates to whether to continue Development of (a) a Back-Up Potentiator Product under the Potentiator Post-POC Development Plan as contemplated by Section 3.7.1(ii)(3) or (b) a Back-Up Combination Product under the Corrector/Combination Product Post-POC Development Plan as contemplated by Section 3.7.2(ii)(3), in each case ((a) and (b)) such issue shall be finally and definitively resolved by […***…]; and

(xvii) if such dispute relates to whether a new country shall be designated as an Approved Country, […***…].

Except as otherwise expressly set forth in this Agreement, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the Joint Committees, including any alleged breach of this Agreement by a Party, shall be resolved pursuant to Section 13.7.

2.5.4 Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Joint Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. No Joint Committee shall have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 13.9 or compliance with which may only be waived as provided in Section 13.11.

***Confidential Treatment Requested***

2.5.5 Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of each Joint Committee and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

2.6 Discontinuation of Participation on a Committee. Subject to Section 13.2.2, each Joint Committee shall continue to exist until the first to occur of: (i) the Parties mutually agreeing to disband the Joint Committee; or (ii) Galapagos providing to AbbVie written notice of its intention to disband and no longer participate in such Joint Committee; provided, that Galapagos shall not give such written notice prior to the completion of all activities under the Discovery Work Plan, the Potentiator POC Development Plan and the Corrector/Combination Product POC Development Plan. Notwithstanding anything herein to the contrary, once Galapagos has provided such written notice, such Joint Committee shall be terminated and shall have no further rights or obligations under this Agreement, and thereafter any requirement of either Party to provide Information to such Joint Committee shall be deemed a requirement to provide such Information to the other Party and AbbVie shall have the right to solely decide, without consultation with Galapagos, all matters that are subject to the review or approval by such Joint Committee hereunder.

2.7 Interactions Between a Committee and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has performance or other obligations hereunder, in each case in a manner consistent with the then-current applicable plan and the terms and conditions of this Agreement.

2.8 Working Groups. From time to time, a Joint Committee may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (e.g., joint project team, joint finance group, or joint intellectual property group). Each such Working Group shall be constituted and shall operate as the Joint Committee determines; provided, that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the Joint Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Joint Committee that formed said Working Group. In no event shall the authority of the Working Group exceed that specified for the Joint Committee that formed the Working Group to this Article. All decisions of a Working Group shall be by unanimous agreement. Any disagreement between the designees of AbbVie and Galapagos on a Working Group shall be referred to the Joint Committee that formed the Working Group for resolution.

2.9 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Joint Committee or Working Group.

***Confidential Treatment Requested***

ARTICLE 3

DISCOVERY, DEVELOPMENT AND REGULATORY

3.1 Discovery Work Plan and Discovery Activities.

3.1.1 Goals of the Discovery Collaboration. The Parties shall conduct the Discovery Collaboration with the goal of identifying and delivering (i) at least […***…] ([…***…]) lead Potentiator Molecule (which may be an Existing Potentiator Molecule) and at least […***…] ([…***…]) backup Potentiator Molecule (which may be an Existing Potentiator Molecule), each of which satisfies the Potentiator IND Success Criteria and may be used as a standalone product or in combination with a Corrector Molecule as a Combination Product, and (ii) at least […***…] ([…***…]) lead Corrector Molecules and […***…] ([…***…]) backup Corrector Molecules, each of which satisfies the Corrector IND Success Criteria and may be used in combination with a Potentiator Molecule as a Combination Product.

3.1.2 Discovery Work Plan and Success Criteria.

(i) The Discovery Work Plan in effect as of the Effective Date is attached hereto as Schedule 1.93. Either Party, directly or through its representatives on the JRC, may propose amendments to the Discovery Work Plan from time to time as appropriate, including in light of changed circumstances.

(ii) The Parties agree that, if at any time during the Discovery Term, the standard of care in the Territory for treatment of CF using products containing a CFTR potentiator molecule as its sole active ingredient (the “Potentiator Standard”) or the standard of care for treatment of CF using combination products containing a CFTR potentiator molecule and CFTR corrector molecule(s) as its sole active ingredients (the “Combination Standard”) changes from the applicable standard of care previously in effect, then the then-current Potentiator IND Success Criteria or the Corrector IND Success Criteria, as applicable, shall include the new Potentiator Standard or Combination Standard, as applicable. If at any time either Party believes that the Potentiator Standard or Combination Standard has changed and is required to be included in the Potentiator IND Success Criteria or the Corrector IND Success Criteria, as applicable, in accordance with this Section 3.1.2(ii), such Party, through its representatives on the JRC, may propose that the Potentiator IND Success Criteria or Corrector IND Success Criteria, as applicable, include the same. Any and all proposals shall be subject to approval by the JRC as set forth in Section 2.2.2, subject to the dispute resolution procedures set forth in Section 2.5.3.

3.1.3 Discovery Activities. Each Party shall perform the Discovery Activities assigned to such Party in the Discovery Work Plan (including by providing FTEs in accordance with Section 3.1.5(i)), and shall do so in accordance with the Discovery Work Plan (including the budget set forth therein, as amended from time to time in accordance with the terms hereof (the “Discovery Budget”)) by allocating sufficient time, effort, equipment, and skilled personnel to complete such Discovery Activities successfully and promptly.

3.1.4 Discovery Diligence. Each Party shall use Commercially Reasonable Efforts in undertaking the Discovery Activities assigned to such Party in the Discovery Work

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Plan. Without limiting the generality of the foregoing, each Party shall use Commercially Reasonable Efforts to achieve the goals stated in Section 3.1.1(i) by […***…] and to achieve the goals stated in Section 3.1.1(ii) by […***…]. Each Party promptly shall share with the other Party, through the processes established by the JRC, all Information generated and results achieved in conducting or as a result of conducting Discovery Activities, and the JRC shall use such Information and results to determine whether any Potentiator Molecule satisfies the Potentiator IND Success Criteria or whether any Corrector Molecule satisfies the Corrector IND Success Criteria.

3.1.5 Initial Discovery Costs.

(i) Over the course of the Discovery Term, unless otherwise agreed by the Parties, (a) AbbVie shall provide a total of […***…] ([…***…]) FTEs to perform Discovery Activities (the “Initial AbbVie FTEs”), with the allocation of the Initial AbbVie FTEs with respect to each Calendar Year during the Discovery Term to be specified in the Discovery Work Plan, and (b) Galapagos shall provide a total of […***…] ([…***…]) FTEs to perform Discovery Activities (the “Initial Galapagos FTEs”), with the allocation of the Initial Galapagos FTEs with respect to each Calendar Year during the Discovery Term to be specified in the Discovery Work Plan. AbbVie shall be responsible for and shall bear all FTE Costs with respect to the Initial AbbVie FTEs (the “Initial AbbVie FTE Costs”) and Galapagos shall be responsible for and shall bear all FTE Costs with respect to the Initial Galapagos FTEs (the “Initial Galapagos FTE Costs” and, together with the Initial AbbVie FTE Costs, the “Initial FTE Costs”).

(ii) In addition to bearing its portion of the Initial FTE Costs as set forth in Section 3.1.5(i), each Party shall be responsible for and shall bear its Discovery Cost Portion of all Development Costs other than Initial FTE Costs incurred by the Parties and their Affiliates in performing the Discovery Activities (which may include FTE Costs) up to the Discovery Additional Cost Cap.

3.1.6 Discovery Cost Increases.

(i) If, by the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Discovery Activities in an amount equal to the Discovery Total Cost Cap in effect on the Effective Date, either or both (a) the Discovery Collaboration has failed to identify or generate at least one (1) Corrector Molecule that either (I) satisfies the Corrector IND Success Criteria, or (II) is elected by AbbVie for continued Development in accordance with Section 3.2.2(i)(b), or (b) the Discovery Collaboration has failed to identify or generate at least one (1) Potentiator Molecule that either (I) satisfies the Potentiator IND Success Criteria, or (II) is elected by AbbVie for continued Development in accordance with Section 3.2.1(b), then in either or both cases ((a) or (b)), unless the Parties otherwise agree, (A) the then-current Discovery Budget and the then-current Discovery Total Cost Cap automatically shall be increased by an amount equal to […***…] percent ([…***…]%) of such then-current Discovery Budget, and (B) each Party shall be responsible for and shall bear its Discovery Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Discovery Activities in excess of the Discovery Total Cost Cap in effect on the Effective Date and up to such increased Discovery Total Cost Cap.

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(ii) If, by the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Discovery Activities in an amount equal to the then-current Discovery Total Cost Cap as previously increased pursuant to Sections 3.1.6(i) or 3.1.6(ii)(1), either or both (a) the Discovery Collaboration has failed to identify or generate at least one (1) Corrector Molecule that either (I) satisfies the Corrector IND Success Criteria, or (II) is elected by AbbVie for continued Development in accordance Section 3.2.2(i)(b), or (b) the Discovery Collaboration has failed to identify or generate at least one (1) Potentiator Molecule that either (I) satisfies the Potentiator IND Success Criteria, or (II) is elected by AbbVie for continued Development in accordance Section 3.2.1(b), then in either or both cases ((a) or (b)) either Party, through its representatives on the JRC, may propose an increase to the Discovery Budget with respect to Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable.

(1)	If the Parties agree to increase the Discovery Budget with respect to Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable, by the same amount, the then-current Discovery Total Cost Cap shall be increased by the amount of such agreed increase. If both Parties wish to increase the Discovery Budget with respect to Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable, but the Senior Officers, pursuant to Section 2.5.3, are not able to agree on the amount of such increase, the Discovery Budget shall be increased by the amount proposed by the Party proposing the smaller increase and the Discovery Total Cost Cap shall be increased by the amount of such smaller increase. In either such case, each Party shall be responsible for and shall bear its Discovery Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Discovery Activities in excess of the then-current Discovery Total Cost Cap (as increased from time to time in accordance with this Section 3.1.6) and up to such increased Discovery Total Cost Cap.

(2)	If neither Party wishes to increase the Discovery Budget with respect to Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable, and bear its Discovery Cost Portion of such increased costs, then the Parties shall cease performing Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable.

(iii) If the Senior Officer of only one (1) of the Parties (the “Unilateral Discovery Party”) wishes to increase the Discovery Budget with respect to Discovery Activities for Corrector Molecules or Potentiator Molecules, as applicable, as proposed pursuant to Section 3.1.6(ii), then:

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(1)	The Discovery Budget shall be increased by the amount deemed appropriate by the Unilateral Discovery Party.

(2)	During the period (the “Unilateral Discovery Period”) commencing on the date that is […***…] ([…***…]) days after the date on which such proposed increase was first referred to the Senior Officers pursuant to Section 2.5.3 (such later date, the “Discovery Increase Funding Date”) and ending on the date when the Non-Funding Discovery Party has fully reimbursed the Total Discovery Reimbursement Balance pursuant to Section 3.1.6(iii)(5), 3.1.6(iii)(6), 3.1.6(iii)(7), as the case may be, the Unilateral Discovery Party shall have final decision-making authority under Section 2.5.3 with respect to all amendments to the Discovery Work Plan, including additional increases to the Discovery Budget.

(3)	The Unilateral Discovery Party shall initially be responsible for and shall initially bear all Development Costs in excess of the Discovery Total Cost Cap as last increased pursuant to Sections 3.1.6(i) or 3.1.6(ii)(1) (the “Last Agreed Discovery Cap”) incurred by the Parties and their Affiliates in performing Discovery Activities (“Excess Discovery Costs”), subject to reimbursement by the other Party (the “Non-Funding Discovery Party”) in accordance with Sections 3.1.6(iii)(5), 3.1.6(iii)(6), or 3.1.6(iii)(7), as applicable.

(4)	On the first day immediately following the end of each Calendar Quarter (the “Quarterly Discovery Incurrence Date”) from and after the Discovery Increase Funding Date, the Non-Funding Discovery Party shall incur a repayment obligation equal to […***…]. The aggregate amount of all Total Quarterly Discovery Obligations incurred with respect to all Calendar Quarters under this Section 3.1.6(iii)(4) is referred to herein as the “Total Discovery Reimbursement Balance”.

(5)

If Galapagos is the Non-Funding Discovery Party, AbbVie shall be entitled to credit against each Required AbbVie Payment that is due after the Discovery Increase Funding Date an amount (a “Discovery Reimbursement Credit”) equal to […***…]. If the amount of any Discovery Reimbursement Credit is not sufficient to satisfy fully the then-outstanding Total Discovery Reimbursement Balance, such Discovery Reimbursement Credit shall be applied to settle each outstanding Total Quarterly Discovery

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Obligation in order, with the oldest outstanding Total Quarterly Discovery Obligation settled first. If the portion of any Discovery Reimbursement Credit applied to settle a particular outstanding Total Quarterly Discovery Obligation is not sufficient to satisfy fully such outstanding Total Quarterly Discovery Obligation, then the amount of such Discovery Reimbursement Credit that is applied as reimbursement of the applicable Base Quarterly Discovery Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to credit Discovery Reimbursement Credits against Required AbbVie Payments until the Total Discovery Reimbursement Balance is credited in full.

(6)	If AbbVie is the Non-Funding Discovery Party, AbbVie shall pay to Galapagos on the Payment Date for each Required AbbVie Payment that is due after the Discovery Increase Funding Date, in addition to such Required AbbVie Payment, an amount (a “Discovery Reimbursement Payment”) equal to […***…]. If the amount of any Discovery Reimbursement Payment is not sufficient to satisfy fully the then-outstanding Total Discovery Reimbursement Balance, such Discovery Reimbursement Payment shall be applied to settle each outstanding Total Quarterly Discovery Obligation in order, with the oldest outstanding Total Quarterly Discovery Obligation settled first. If the portion of any Discovery Reimbursement Payment applied to settle a particular outstanding Total Quarterly Discovery Obligation is not sufficient to satisfy fully such outstanding Total Quarterly Discovery Obligation, then the amount of such Discovery Reimbursement Payment that is applied as reimbursement of the applicable Base Quarterly Discovery Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to make Discovery Reimbursement Payments on the applicable Payment Dates until the Total Discovery Reimbursement Balance is paid in full.

(7)	The Non-Funding Discovery Party may pay all or any portion of the outstanding Total Discovery Reimbursement Balance to the Unilateral Discovery Party at any time. If any such payment is not sufficient to settle the outstanding Total Discovery Reimbursement Balance in its entirety, such payment shall be applied as set forth in Section 3.1.6(iii)(5) or 3.1.6(iii)(6), as applicable, mutatis mutandis.

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(8)	Nothing in this Section 3.1.6(iii) shall limit or otherwise affect the Non-Funding Discovery Party’s obligation to fund Development Costs under the POC Development Plans pursuant to Sections 3.2.6 and 3.2.7 and under the Post-POC Development Plans pursuant to Sections 3.3.5 and 3.3.6.

(9)	A sample calculation for determining the Reimbursement Credit or Reimbursement Payment is attached hereto as Schedule 3.1.6(iii).

(10)	As used herein, “Discovery Reimbursement Premium Percentage” means, […***…].

(iv) For clarity, the provisions of Section 3.1.6(ii) shall apply to each proposed increase in the Discovery Budget, if any, after the implementation of Section 3.1.6(i) and prior to the occurrence of a Discovery Increase Funding Date (i.e., the Discovery Total Cost Cap may be increased multiple times pursuant to Section 3.1.6(ii)(1)). From and after the occurrence of a Discovery Increase Funding Date and during the Unilateral Discovery Period, Section 3.1.6(ii) shall not apply to any proposed increase in the Discovery Budget, and all increases in the Discovery Budget shall be governed by Section 3.1.6(iii).

3.2 POC Development Activities.

3.2.1 Potentiator POC Development Plan. In the event that both (i) either (a) on or before […***…] (or such later date as may be determined by AbbVie, in its sole and absolute discretion), a Potentiator Molecule is determined to have satisfied the Potentiator IND Success Criteria, or (b) AbbVie, in its sole and absolute discretion, elects (by delivering notice of such election to Galapagos not later than […***…] (or such later date as may be determined by AbbVie, in its sole and absolute discretion)) to continue Development of a Potentiator Molecule that does not satisfy the Potentiator IND Success Criteria, and (ii) IND Acceptance Belgium is received for a Potentiator Product containing the Potentiator Molecule designated by AbbVie, then (x) […***…], and (y) the JDC, in accordance with Section 2.3.2, shall develop and approve a plan, including the budget therefor (the “Potentiator POC Budget”), setting forth the Development activities (including CMC Development activities) to be conducted in connection with the Phase 1 and Phase 2 proof of concept Clinical Studies for the Potentiator Molecule designated by AbbVie (the “Potentiator POC Development Plan”). Each Party shall have the right to propose amendments to the Potentiator POC Development Plan through its representatives on the JDC.

3.2.2 Corrector/Combination POC Development Plan.

(i) In the event that both (a) either (I) on or before […***…] (or such later date as may be determined by AbbVie, in its sole and absolute discretion), a Corrector Molecule is determined to have satisfied the Corrector IND Success Criteria, or (II) AbbVie, in its sole and absolute discretion, elects (by delivering notice of such election to Galapagos not later than […***…] (or such later date as may be determined by AbbVie, in its sole and absolute

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discretion)) to continue Development of a Corrector Molecule that does not satisfy the Corrector IND Success Criteria, and (b) either IND Acceptance Belgium or IND Acceptance U.S. is received for a Combination Product containing the Potentiator Molecule and a Corrector Molecule designated by AbbVie (whichever occurs first), then (1) […***…], and (2) subject to clause (ii) below, the JDC in accordance with Section 2.3.2 shall develop and approve a plan, including the budget therefor (the “Corrector/Combination Product POC Budget”), setting forth the Development activities (including CMC Development activities) to be conducted in connection with the Phase 1 and Phase 2 proof of concept Clinical Studies for the Corrector Molecule designated by AbbVie and a Combination Product containing the Corrector Molecule and Potentiator Molecule designated by AbbVie (the “Corrector/Combination Product POC Development Plan”). Each Party shall have the right to propose amendments to the Corrector/Combination Product POC Development Plan through its representatives on the JDC. For clarity, […***…].

(ii) If a Corrector Molecule is determined to have satisfied the Corrector IND Success Criteria in accordance with Section 3.2.2(i)(a) or AbbVie elects to continue Development of a Corrector Molecule that does not satisfy the Corrector IND Success Criteria in accordance with Section 3.2.2(i)(b), then the JDC may determine to Develop pursuant to the Corrector/Combination Product POC Development Plan a Combination Product that contains a second Corrector Molecule (i.e., a total of two (2) Corrector Molecules), which second Corrector Molecule shall be designated by the JDC, and the JDC shall determine the allocation between the Parties of costs with respect to the Development of such Combination Product under the Corrector/Combination Product POC Development Plan.

3.2.3 POC Success Criteria. The Parties agree that, if at any time during the Term, the Potentiator Standard or the Combination Standard changes, the then-current Potentiator POC Success Criteria or the Corrector/Combination Product Success Criteria, as applicable, shall include the new Potentiator Standard or Combination Standard, as applicable. If at any time either Party believes that the Potentiator Standard or Combination Standard has changed and is required to be included in the Potentiator POC Success Criteria or the Corrector/Combination Product Success Criteria, as applicable, in accordance with this Section 3.2.3, such Party, through its representatives on the JDC, may propose that the Potentiator POC Success Criteria or the Corrector/Combination Product Success Criteria, as applicable, include the same. Any and all such proposals shall be subject to approval by the JDC as set forth in Section 2.3.2, subject to the dispute resolution procedures set forth in Section 2.5.3.

3.2.4 POC Development Activities. Each Party shall perform the Development activities assigned to such Party (if any) in each POC Development Plan, and shall do so in accordance with such POC Development Plan (including the applicable POC Budget) by allocating sufficient time, effort, equipment, and skilled personnel to complete such Development activities successfully and promptly. Without limiting the generality of the foregoing, unless otherwise agreed by AbbVie in writing, Galapagos shall be required to incur:

(i) Development Costs up to the initial POC Cost Cap under the Potentiator POC Development Plan in performing activities under the Potentiator POC Development Plan (if any); provided, that if prior to the time that Galapagos has incurred such minimum Development Costs both (a) all of the Development activities set forth in the

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Potentiator POC Development Plan have been completed in accordance with the terms thereof, and (b) a Potentiator Product Developed under the Potentiator POC Development Plan is determined to have satisfied the Potentiator POC Success Criteria, then Galapagos shall not be required to incur any additional Development Costs to reach such minimum; and

(ii) Development Costs up to the initial POC Cost Cap under the Corrector/Combination POC Development Plan in performing activities under the Corrector/Combination Product POC Development Plan (if any); provided, that if prior to the time that Galapagos has incurred such minimum Development Costs both (a) all of the Development activities set forth in the Corrector/Combination Product POC Development Plan have been completed in accordance with the terms thereof, and (b) a Combination Product Developed under the Corrector/Combination Product POC Development Plan is determined to have satisfied the Corrector/Combination Product POC Success Criteria, then Galapagos shall not be required to incur any additional Development Costs to reach such minimum.

3.2.5 POC Development Diligence. Galapagos shall use Commercially Reasonable Efforts in undertaking the Development activities under each POC Development Plan (if any). Without limiting the generality of the foregoing, Galapagos shall use Commercially Reasonable Efforts to achieve the Potentiator POC Success Criteria by the Potentiator POC Success Deadline and the Corrector/Combination Product POC Success Criteria by the Corrector/Combination Product POC Success Deadline. Galapagos promptly shall share with AbbVie, through the processes established by the JDC, all Information generated and results achieved in conducting or as a result of conducting Development activities under each POC Development Plan, and the JDC shall use such Information and results to determine whether any Potentiator Product satisfies the Potentiator POC Success Criteria or whether any Combination Product satisfies the Corrector/Combination Product POC Success Criteria.

3.2.6 Initial POC Development Costs. Subject to Section 3.2.2(ii), Galapagos shall be solely responsible for and shall bear all Development Costs incurred by the Parties and their Affiliates in connection with the performance of the Development activities set forth in each POC Development Plan up to the applicable POC Cost Cap.

3.2.7 POC Cost Increases.

(i) If, by the date on which Galapagos has incurred aggregate Development Costs in performing Development activities under either (or both) POC Development Plan(s) in an amount equal to the initial POC Cost Cap thereunder, either or both (a) all Development activities under such POC Development Plan have not been completed in accordance therewith, or (b) the applicable Product Developed under such POC Development Plan has not then been determined to have satisfied the applicable POC Success Criteria, then in either or both cases ((a) or (b)), unless the Parties otherwise agree, (1) the then-current POC Budget under such POC Development Plan and the then-current POC Cost Cap under such POC Development Plan automatically shall be increased by an amount equal to […***…] percent ([…***…]%) of such then-current POC Budget, and (2) each Party shall be responsible for and shall bear its Excess POC Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Development activities under such POC Development Plan in excess of the applicable initial POC Cost Cap and up to such increased POC Cost Cap.

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(ii) If, by the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under either (or both) POC Development Plan(s) in an amount equal to the then-current POC Cost Cap thereunder as previously increased pursuant to Sections 3.2.7(i) or 3.2.7(ii)(1), either or both (a) all Development activities under such POC Development Plan have not been completed in accordance therewith, or (b) the applicable Product Developed under such POC Development Plan has not then been determined to have satisfied the applicable POC Success Criteria, then in either or both cases ((a) or (b)) either Party, through its representatives on the JDC, may propose an increase to the POC Budget under such POC Development Plan.

(1)	If the Parties agree to increase the applicable POC Budget by the same amount, such POC Budget and the POC Cost Cap thereunder shall be increased by the amount of such agreed increase. If both Parties wish to increase the applicable POC Budget but the Senior Officers, pursuant to Section 2.5.3, are not able to agree on the amount of such increase, the applicable POC Budget shall be increased by the amount proposed by the Party proposing the smaller increase and the applicable POC Cost Cap shall be increased by the amount of such smaller increase. In either such case, each Party shall be responsible for and shall bear its Excess POC Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Development activities under the applicable POC Development Plan in excess of the then-current POC Cost Cap (as increased from time to time in accordance with this Section 3.2.7) and up to such applicable increased POC Cost Cap.

(2)	If neither Party wishes to increase the applicable POC Budget and bear its Excess POC Cost Portion of such increased costs, then the Parties shall cease all Development activities under the applicable POC Development Plan; provided, that Galapagos shall not have the right to cease Conducting and funding any Clinical Study initiated under a POC Development Plan once it has been commenced.

(iii) If the Senior Officer of only one (1) of the Parties (the “Unilateral POC Party”) wishes to increase the applicable POC Budget as proposed pursuant to Section 3.2.7(ii), then:

(1)	The applicable POC Budget shall be increased by the amount deemed appropriate by the Unilateral POC Party.

(2)	During the period (the “Unilateral POC Period”) commencing on the date that is […***…] ([…***…])

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days after the date on which such proposed increase was first referred to the Senior Officers pursuant to Section 2.5.3 (such later date, the “POC Increase Funding Date”) and ending on the date when the Non-Funding POC Party has fully reimbursed the Total POC Reimbursement Balance pursuant to Section 3.2.7(iii)(5), 3.2.7(iii)(6), or 3.2.7(iii)(7), as the case may be, the Unilateral POC Party shall have final decision-making authority under Section 2.5.3 with respect to all amendments to the applicable POC Development Plan, including additional increases to the applicable POC Budget.

(3)	The Unilateral POC Party shall initially be responsible for and shall initially bear all Development Costs in excess of the applicable POC Cost Cap as last increased pursuant to Sections 3.2.7(i) or 3.2.7(ii)(1) (the “Last Agreed POC Cap”) incurred by the Parties and their Affiliates in performing Development activities under the applicable POC Development Plan (“Excess POC Costs”), subject to reimbursement by the other Party (the “Non-Funding POC Party”) in accordance with Sections 3.2.7(iii)(5), 3.2.7(iii)(6), or 3.2.7(iii)(7), as applicable.

(4)	On the first day immediately following the end of each Calendar Quarter (the “Quarterly POC Incurrence Date”) from and after the POC Increase Funding Date, the Non-Funding POC Party shall incur a repayment obligation equal to […***…]. The aggregate amount of all Total Quarterly POC Obligations incurred with respect to all Calendar Quarters under this Section 3.2.7(iii)(4) is referred to herein as the “Total POC Reimbursement Balance”.

(5)

If Galapagos is the Non-Funding POC Party, AbbVie shall be entitled to credit against each Required AbbVie Payment that is due after the POC Increase Funding Date an amount (a “POC Reimbursement Credit”) equal to […***…]. If the amount of any POC Reimbursement Credit is not sufficient to satisfy fully the then-outstanding Total POC Reimbursement Balance, such POC Reimbursement Credit shall be applied to settle each outstanding Total Quarterly POC Obligation in order, with the oldest outstanding Total Quarterly POC Obligation settled first. If the portion of any POC Reimbursement Credit applied to settle a particular outstanding Total Quarterly POC Obligation is not sufficient to satisfy fully such outstanding Total Quarterly POC Obligation, then the amount of such POC

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Reimbursement Credit that is applied as reimbursement of the applicable Base Quarterly POC Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to credit POC Reimbursement Credits against Required AbbVie Payments until the Total POC Reimbursement Balance is credited in full.

(6)	If AbbVie is the Non-Funding POC Party, AbbVie shall pay to Galapagos on the Payment Date for each Required AbbVie Payment that is due after the POC Increase Funding Date, in addition to such Required AbbVie Payment, an amount (a “POC Reimbursement Payment”) equal to […***…]. If the amount of any POC Reimbursement Payment is not sufficient to satisfy fully the then-outstanding Total POC Reimbursement Balance, such POC Reimbursement Payment shall be applied to settle each outstanding Total Quarterly POC Obligation in order, with the oldest outstanding Total Quarterly POC Obligation settled first. If the portion of any POC Reimbursement Payment applied to settle a particular outstanding Total Quarterly POC Obligation is not sufficient to satisfy fully such outstanding Total Quarterly POC Obligation, then the amount of such POC Reimbursement Payment that is applied as reimbursement of the applicable Base Quarterly POC Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to make POC Reimbursement Payments on the applicable Payment Dates until the Total POC Reimbursement Balance is paid in full.

(7)	The Non-Funding POC Party may pay all or any portion of the outstanding Total POC Reimbursement Balance to the Unilateral POC Party at any time. If any such payment is not sufficient to settle the outstanding Total POC Reimbursement Balance in its entirety, such payment shall be applied as set forth in Section 3.2.7(iii)(5) or 3.2.7(iii)(6), as applicable, mutatis mutandis.

(8)	Nothing in this Section 3.2.7(iii) shall limit or otherwise affect the Non-Funding POC Party’s obligation to fund Development Costs under the Discovery Work Plan pursuant to Sections 3.1.5 and 3.1.6 and under the Post-POC Development Plans pursuant to Sections 3.3.5 and 3.3.6.

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(9)	A sample calculation for determining the Reimbursement Credit or Reimbursement Payment is attached hereto as Schedule 3.1.6(iii).

(10)	As used herein, “POC Reimbursement Premium Percentage” means […***…].

(iv) For clarity, the provisions of Section 3.2.7(ii) shall apply to each proposed increase in the applicable POC Budget, if any, after the implementation of Section 3.2.7(i) and prior to the occurrence of a POC Increase Funding Date with respect the applicable POC Development Plan (i.e., the applicable POC Cost Cap may be increased multiple times pursuant to Section 3.2.7(ii)(1)). From and after the occurrence of a POC Increase Funding Date with respect the applicable POC Development Plan and during the applicable Unilateral POC Period, Section 3.2.7(ii) shall not apply to any proposed increase in the applicable POC Budget, and all increases in the applicable POC Budget shall be governed by Section 3.2.7(iii).

3.3 Post-POC Development Activities.

3.3.1 Potentiator Post-POC Development Plan. In the event that (i) on or before the Potentiator POC Success Deadline (or such later date as may be determined by AbbVie, in its sole and absolute discretion), a Potentiator Product Developed under the Potentiator POC Development Plan is determined to have satisfied the Potentiator POC Success Criteria, or (ii) AbbVie, in its sole and absolute discretion, elects (by delivering notice of such election to Galapagos not later than […***…] ([…***…]) days after the Potentiator POC Success Deadline (or such later date as may be determined by AbbVie, in its sole and absolute discretion)) to continue Development of a Potentiator Product Developed under the Potentiator POC Development Plan that does not satisfy the Potentiator POC Success Criteria, then (a) […***…], and (b) the JDC, in accordance with Section 2.3.2, shall develop and approve a plan, including the budget therefor (the “Potentiator Post-POC Development Budget”), setting forth the Development activities (including CMC Development activities) to be conducted in connection with Phase 3 Clinical Studies for such Potentiator Product (the “Potentiator Post-POC Development Plan”). Each Party shall have the right to propose amendments to the Potentiator Post-POC Development Plan through its representatives on the JDC. Any and all such amendments shall be subject to approval by the JDC as set forth in Section 2.3.2.

3.3.2 Corrector/Combination Product Post-POC Development Plan. In the event that (i) on or before the Corrector/Combination Product Success Deadline (or such later date as may be determined by AbbVie, in its sole and absolute discretion), a Combination Product Developed under the Corrector/Combination Product POC Development Plan is determined to have satisfied the Corrector/Combination Product POC Success Criteria, or (ii) AbbVie, in its sole and absolute discretion, elects (by delivering notice of such election to Galapagos not later than […***…] ([…***…]) days after the Corrector/Combination Product POC Success Deadline (or such later date as may be determined by AbbVie, in its sole and absolute discretion)) to continue Development of a Combination Product Developed under the Corrector/Combination Product POC Development Plan that does not satisfy the Corrector/Combination Product POC Success Criteria, then (a) […***…], and (b) the JDC, in accordance with Section 2.3.2, shall develop and approve a plan, including the budget therefor

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(the “Corrector/Combination Product Post-POC Development Budget”), setting forth the Development activities (including CMC Development activities) to be conducted in connection with Phase 3 Clinical Studies for such Combination Product (the “Corrector/Combination Product Post-POC Development Plan”). For clarity, AbbVie may elect to proceed with the Development of a Combination Product under this Section 3.3.2 even if AbbVie elects not to proceed with the Development of the Potentiator Product pursuant to Section 3.3.1 or this Agreement is terminated with respect to the Potentiator Product in one (1) or more countries or jurisdictions. Each Party shall have the right to propose amendments to the Corrector/Combination Product Post-POC Development Plan through its representatives on the JDC. Any and all such amendments shall be subject to approval by the JDC as set forth in Section 2.3.2.

3.3.3 Post-POC Development Activities. Each Party shall perform the Development activities assigned to such Party in each Post-POC Development Plan (if any), and shall do so in accordance with such Post-POC Development Plan (including the applicable Post-POC Development Budget) by allocating sufficient time, effort, equipment, and skilled personnel to complete such activities successfully and promptly.

3.3.4 Post-POC Development Diligence. Each Party shall use Commercially Reasonable Efforts in undertaking the Development activities assigned to such Party in each Post-POC Development Plan (if any).

3.3.5 Post-POC Development Costs. Each Party shall be responsible for and shall bear its Post-POC Development Cost Portion of all Development Costs incurred by the Parties and their Affiliates in performing Development activities under each Post-POC Development Plan up to the applicable Post-POC Development Cost Cap.

3.3.6 Post-POC Development Cost Increases.

(i) If, by the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under either (or both) Post-POC Development Plan(s) in an amount equal to the initial Post-POC Development Cost Cap thereunder, either or both (a) all Development activities under such Post-POC Development Plan have not been completed in accordance therewith, or (b) the Development activities under such Post-POC Development Plan do not support the filing of a Drug Approval Application for the Product Developed under such Post-POC Development Plan in any one (1) or more of the United States, France, Italy, Spain, the United Kingdom and Germany, as determined by the JDC, then in either or both cases ((a) or (b)), unless the Parties otherwise agree, (1) the then-current Post-POC Development Budget under such Post-POC Development Plan and the then-current Post-POC Development Cost Cap under such Post-POC Development Plan automatically shall be increased by an amount equal to […***…] percent ([…***…]%) of such then-current Post-POC Development Budget, and (2) each Party shall be responsible for and shall bear its Post-POC Development Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Development activities under such Post-POC Development Plan in excess of the applicable initial Post-POC Development Cost Cap and up to such increased Post-POC Development Cost Cap.

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(ii) If, by the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under either (or both) Post-POC Development Plan(s) in an amount equal to the then-current Post-POC Development Cost Cap thereunder as previously increased pursuant to Sections 3.3.6(i) or 3.3.6(ii)(1), either or both (a) all Development activities under such Post-POC Development Plan have not been completed in accordance therewith, or (b) the Development activities under such Post-POC Development Plan do not support the filing of a Drug Approval Application for the Product Developed under such Post-POC Development Plan in any one (1) or more of the United States, France, Italy, Spain, the United Kingdom and Germany, as determined by the JDC, then in either or both cases ((a) or (b)) either Party, through its representatives on the JDC, may propose an increase to the Post-POC Development Budget under such Post-POC Development Plan.

(1)	If the Parties agree to increase the applicable Post-POC Development Budget by the same amount, such Post-POC Development Budget and the Post-POC Development Cost Cap thereunder shall be increased by the amount of such agreed increase. If both Parties wish to increase the applicable Post-POC Development Budget but the Senior Officers, pursuant to Section 2.5.3, are not able to agree on the amount of such increase, the applicable Post-POC Development Budget shall be increased by the amount proposed by the Party proposing the smaller increase and the applicable Post-POC Development Cost Cap shall be increased by the amount of such smaller increase. In either such case, each Party shall be responsible for and shall bear its Post-POC Development Cost Portion for all Development Costs incurred by the Parties and their Affiliates in performing Development activities under the applicable Post-POC Development Plan in excess of the then-current Post-POC Development Cost Cap (as increased from time to time in accordance with this Section 3.3.6) and up to such applicable increased Post-POC Development Cost Cap.

(2)	If neither Party wishes to increase the applicable Post-POC Development Budget and bear its Post-POC Development Cost Portion of such increased costs, then the Parties shall cease all Development activities under the applicable Post-POC Development Plan; provided, that neither Party shall have the right to cease Conducting or funding any Clinical Study initiated under a Post-POC Development Plan once it has been commenced.

(iii) If the Senior Officer of only one (1) of the Parties (the “Unilateral Post-POC Party”) wishes to increase the applicable Post-POC Development Budget as proposed pursuant to Section 3.3.6(ii), then:

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(1)	The applicable Post-POC Development Budget shall be increased by the amount deemed appropriate by the Unilateral Post-POC Party.

(2)	During the period (the “Unilateral Post-POC Period”) commencing on the date that is […***…] ([…***…]) days after the date on which such proposed increase was first referred to the Senior Officers pursuant to Section 2.5.3 (such later date, the “Post-POC Increase Funding Date”) and ending on the date when the Non-Funding Post-POC Party has fully reimbursed the Total Post-POC Reimbursement Balance pursuant to Section 3.3.6(iii)(5), 3.3.6(iii)(6), or 3.3.6(iii)(7), as the case may be, the Unilateral Post-POC Party shall have final decision-making authority under Section 2.5.3 with respect to all amendments to the applicable Post-POC Development Plan, including additional increases to the applicable Post-POC Development Budget.

(3)	The Unilateral Post-POC Party shall initially be responsible for and shall initially bear all Development Costs in excess of the applicable Post-POC Development Cost Cap as last increased pursuant to Sections 3.3.6(i) or 3.3.6(ii)(1) (the “Last Agreed Post-POC Cap”) incurred by the Parties and their Affiliates in performing Development activities under the applicable Post-POC Development Plan (“Excess Post-POC Costs”), subject to reimbursement by the other Party (the “Non-Funding Post-POC Party”) in accordance with Sections 3.3.6(iii)(5), 3.3.6(iii)(6), or 3.3.6(iii)(7), as applicable.

(4)	On the first day immediately following the end of each Calendar Quarter (the “Quarterly Post-POC Incurrence Date”) from and after the Post-POC Increase Funding Date, the Non-Funding Post-POC Party shall incur a repayment obligation equal to […***…]. The aggregate amount of all Total Quarterly Post-POC Obligations incurred with respect to all Calendar Quarters under this Section 3.3.6(iii)(4) is referred to herein as the “Total Post-POC Reimbursement Balance”.

(5)

If Galapagos is the Non-Funding Post-POC Party, AbbVie shall be entitled to credit against each Required AbbVie Payment that is due after the Post-POC Increase Funding Date an amount (a “Post-POC Reimbursement Credit”) equal to […***…]. If the amount of any Post-POC Reimbursement Credit is not sufficient to satisfy fully the

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then-outstanding Total Post-POC Reimbursement Balance, such Post-POC Reimbursement Credit shall be applied to settle each outstanding Total Quarterly Post-POC Obligation in order, with the oldest outstanding Total Quarterly Post-POC Obligation settled first. If the portion of any Post-POC Reimbursement Credit applied to settle a particular outstanding Total Quarterly Post-POC Obligation is not sufficient to satisfy fully such outstanding Total Quarterly Post-POC Obligation, then the amount of such Post-POC Reimbursement Credit that is applied as reimbursement of the applicable Base Quarterly Post-POC Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to credit Post-POC Reimbursement Credits against Required AbbVie Payments until the Total Post-POC Reimbursement Balance is credited in full.

(6)	If AbbVie is the Non-Funding Post-POC Party, AbbVie shall pay to Galapagos on the Payment Date for each Required AbbVie Payment that is due after the Post-POC Increase Funding Date, in addition to such Required AbbVie Payment, an amount (a “Post-POC Reimbursement Payment”) equal to […***…]. If the amount of any Post-POC Reimbursement Payment is not sufficient to satisfy fully the then-outstanding Total Post-POC Reimbursement Balance, such Post-POC Reimbursement Payment shall be applied to settle each outstanding Total Quarterly Post-POC Obligation in order, with the oldest outstanding Total Quarterly Post-POC Obligation settled first. If the portion of any Post-POC Reimbursement Payment applied to settle a particular outstanding Total Quarterly Post-POC Obligation is not sufficient to satisfy fully such outstanding Total Quarterly Post-POC Obligation, then the amount of such Post-POC Reimbursement Payment that is applied as reimbursement of the applicable Base Quarterly Post-POC Obligation shall be equal to […***…]. For purposes of clarity, AbbVie shall continue to make Post-POC Reimbursement Payments on the applicable Payment Dates until the Total Post-POC Reimbursement Balance is paid in full.

(7)	The Non-Funding Post-POC Party may pay all or any portion of the outstanding Total Post-POC Reimbursement Balance to the Unilateral Post-POC Party at any time. If any such payment is not sufficient to settle the outstanding Total Post-POC Reimbursement Balance in its entirety, such payment shall be applied as set forth in Section 3.3.6(iii)(5) or 3.3.6(iii)(6), as applicable, mutatis mutandis.

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(8)	Nothing in this Section 3.3.6(iii) shall limit or otherwise affect the Non-Funding Post-POC Party’s obligation to fund Development Costs under the Discovery Work Plan pursuant to Sections 3.1.5 and 3.1.6 and under the POC Development Plans pursuant to Sections 3.2.6 and 3.2.7.

(9)	A sample calculation for determining the Reimbursement Credit or Reimbursement Payment is attached hereto as Schedule 3.1.6(iii).

(10)	As used herein, “Post-POC Reimbursement Premium Percentage” means, […***…].

(iv) For clarity, the provisions of Section 3.3.6(ii) shall apply to each proposed increase in the applicable Post-POC Development Budget, if any, after the implementation of Section 3.3.6(i) and prior to the occurrence of a Post-POC Increase Funding Date with respect the applicable Post-POC Development Plan (i.e., the applicable Post-POC Development Cost Cap may be increased multiple times pursuant to Section 3.3.6(ii)(1)). From and after the occurrence of a Post-POC Increase Funding Date with respect the applicable Post-POC Development Plan and during the applicable Unilateral Post-POC Period, Section 3.3.6(ii) shall not apply to any proposed increase in the applicable Post-POC Development Budget, and all increases in the applicable Post-POC Development Budget shall be governed by Section 3.3.6(iii).

3.3.7 Post Launch Development.

(i) Notwithstanding anything herein to the contrary, from and after the date of the First Commercial Sale of any Potentiator Product in any country in the AbbVie Territory, AbbVie shall have the right, but not the obligation, to Develop, at its expense:

(1)	additional indications for, formulations or dosage strengths of, or other Improvements to, such Potentiator Product; or

(2)	additional or follow-on Potentiator Products that contain a Potentiator Molecule that is different from the Potentiator Molecule contained in such initial Potentiator Product;

it being understood, for clarity, that the products mentioned in clauses (1) and (2) above shall be Potentiator Products.

(ii) Notwithstanding anything herein to the contrary, from an after the date of the First Commercial Sale of any Combination Product in any country in the AbbVie Territory, AbbVie shall have the right, but not the obligation, to Develop, at its expense:

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(1)	additional indications for, formulations or dosage strengths of, or other Improvements to, such Combination Product; or

(2)	additional or follow-on Combination Products that contain a Potentiator Molecule or Corrector Molecule that is different from the Potentiator Molecule or Corrector Molecule contained in such initial Combination Product;

it being understood, for clarity, that the products mentioned in clauses (1) and (2) above shall be Combination Products.

3.4 CMC Costs.

3.4.1 Galapagos shall be responsible for and shall bear the first […***…] Dollars ($[…***…]) of CMC Costs incurred on an aggregated basis by the Parties from the Effective Date through the completion of the POC Development Plans. AbbVie shall be responsible for and shall bear all CMC Costs incurred by the Parties from the Effective Date through the completion of the POC Development Plans in excess of the first […***…] Dollars ($[…***…]) of CMC Costs paid by Galapagos.

3.4.2 Galapagos shall be responsible for and shall bear the first […***…] Dollars ($[…***…]) of CMC Costs incurred on an aggregated basis by the Parties under both Post-POC Development Plans. AbbVie shall be responsible for and shall bear all CMC Costs incurred by the Parties in the aggregate under the Post-POC Development Plans in excess of the first […***…] Dollars ($[…***…]).

3.5 Galapagos Territory Development.

3.5.1 If Galapagos reasonably believes that any Clinical Study in addition to the Clinical Studies conducted under the POC Development Plans and Post-POC Development Plans is necessary as a condition or in support of obtaining or maintaining a Regulatory Approval in any country in the Galapagos Territory, Galapagos shall prepare and provide to the JDC for its consideration a comprehensive development plan (including a protocol) therefor (the “Galapagos Territory Development Plan”). The Galapagos Territory Development Plan and all amendments thereto shall be subject to approval by the JDC (subject to Section 2.5.3).

3.5.2 Galapagos shall be responsible for and shall bear all costs incurred in connection with conducting all activities under the approved Galapagos Territory Development Plan.

3.5.3 Galapagos shall not, and Galapagos shall cause its Affiliates not to, Conduct any Clinical Study, or perform any other research or development activities with respect to the Molecules and Products in or for the Galapagos Territory, except pursuant to and in accordance with the Galapagos Territory Development Plan.

3.6 Design and Performance of Development Activities Generally. All Development activities included in any Development Plan, including any Clinical Studies, shall

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be designed and implemented so as to support the filing of Drug Approval Applications and the obtaining of Regulatory Approvals for the applicable Product. Subject to Section 3.3.7, the Parties shall engage in Development activities for the Molecules and Products only in accordance with the terms and conditions of this Agreement and the applicable Development Plan.

3.7 Development of Back-Up Molecules.

3.7.1 Potentiator Product.

(i) In the event that a Potentiator POC Failure occurs during the Term, promptly after such occurrence the Parties shall discuss through their representatives on the JDC whether to Develop a Potentiator Product that contains a Potentiator Molecule that was not previously Developed under the Potentiator POC Development Plan (a “Back-Up Potentiator Product”).

(1)	Unless the Parties otherwise agree in the JDC, if such Potentiator POC Failure occurs before the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then (a) the Potentiator POC Development Plan shall be amended in accordance with the terms hereof to provide for Development thereunder of the Back-Up Potentiator Product designated by AbbVie, and (b) the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator POC Development Plan in accordance with Section 3.2 (including Section 3.2.7) and the other applicable terms of this Agreement.

(2)	Unless the Parties otherwise agree in the JDC, if such Potentiator POC Failure occurs on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then either Party may propose, pursuant to Section 3.2.7(ii), an amendment to the Potentiator POC Development Plan to provide for Development thereunder of the Back-Up Potentiator Product (which shall be designated by AbbVie unless Galapagos is the Unilateral POC Party). If the Potentiator POC Development Plan is so amended, the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator POC Development Plan in accordance with Section 3.2 (including Section 3.2.7(ii)) and the other applicable terms of this Agreement.

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(ii) In the event that a Potentiator Post-POC Development Failure occurs during the Term, promptly after such occurrence the Parties shall discuss through their representatives on the JDC whether to Develop a Back-Up Potentiator Product.

(1)	Unless the Parties otherwise agree in the JDC, if such Potentiator Post-POC Development Failure occurs before the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then (a) the Potentiator POC Development Plan shall be amended in accordance with the terms hereof to provide for Development thereunder of the Back-Up Potentiator Product designated by AbbVie and (b) the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator POC Development Plan in accordance with Section 3.2 (including Section 3.2.7) and the other applicable terms of this Agreement.

(2)	Unless the Parties otherwise agree in the JDC, if such Potentiator Post-POC Development Failure occurs on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then either Party may propose, pursuant to Section 3.2.7(ii), an amendment to the Potentiator POC Development Plan to provide for Development thereunder of the Back-Up Potentiator Product (which shall be designated by AbbVie unless Galapagos is the Unilateral POC Party). If the Potentiator POC Development Plan is so amended, the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator POC Development Plan in accordance with Section 3.2 (including Section 3.2.7(ii)) and the other applicable terms of this Agreement.

(3)	After completion of Development activities with respect to the Back-Up Potentiator Product under the Potentiator POC Development Plan as amended in accordance with Sections 3.7.1(ii)(1) or 3.7.1(ii)(2), the JDC shall determine whether to continue Development of such Back-Up Potentiator Product under the Potentiator Post-POC Development Plan.

(a)	If the JDC determines to continue Development of such Back-Up Potentiator Product under the Potentiator Post-POC Development Plan and such

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Development would commence before the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator Post-POC Development Plan in an amount equal to the applicable Last Agreed Post-POC Cap, then (1) the Potentiator Post-POC Development Plan shall be amended in accordance with the terms hereof to provide for Development thereunder of such Back-Up Potentiator Product and (2) the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator Post-POC Development Plan in accordance with Section 3.3 (including Section 3.3.6) and the other applicable terms of this Agreement.

(b)	If the JDC determines to continue Development of such Back-Up Potentiator Product under the Potentiator Post-POC Development Plan and such Development would commence on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Potentiator Post-POC Development Plan in an amount equal to the applicable Last Agreed Post-POC Cap, then either Party may propose, pursuant to Section 3.3.6(ii), an amendment to the Potentiator POC Development Plan to provide for Development thereunder of such Back-Up Potentiator Product. If the Potentiator Post-POC Development Plan is so amended, the Parties shall Develop such Back-Up Potentiator Product under such amended Potentiator Post- POC Development Plan in accordance with Section 3.3 (including Section 3.3.6(ii)) and the other applicable terms of this Agreement.

3.7.2 Corrector/Combination Product.

(i) In the event that a Corrector POC Failure occurs during the Term, promptly after such occurrence the Parties shall discuss through their representatives on the JDC whether to Develop a Combination Product that contains one (1) or more Molecules that were not previously Developed under the Corrector/Combination Product POC Development Plan (a “Back-Up Combination Product”).

(1)	Unless the Parties otherwise agree in the JDC, if such Corrector POC Failure occurs before the date on which the Parties and their Affiliates have incurred aggregate

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Development Costs in performing Development activities under the Corrector/Combination Product POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then (a) the Corrector/Combination Product POC Development Plan shall be amended in accordance with the terms hereof to provide for Development thereunder of the Back-Up Combination Product containing the Molecules designated by AbbVie, and (b) the Parties shall Develop such Back-Up Combination Product under such amended Corrector/Combination Product POC Development Plan in accordance with Section 3.2 (including Section 3.2.7) and the other applicable terms of this Agreement.

(2)	Unless the Parties otherwise agree in the JDC, if such Corrector POC Failure occurs on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Corrector/Combination Product POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then either Party may propose, pursuant to Section 3.2.7(ii), an amendment to the Corrector/Combination Product POC Development Plan to provide for Development thereunder of the Back-Up Combination Product (the Molecules of which shall be designated by AbbVie unless Galapagos is the Unilateral POC Party). If the Corrector/Combination Product POC Development Plan is so amended, the Parties shall Develop such Back-Up Combination Product under such amended Corrector/Combination Product POC Development Plan in accordance with Section 3.2 (including Section 3.2.7(ii)) and the other applicable terms of this Agreement.

(ii) In the event that a Corrector Post-POC Development Failure occurs during the Term, promptly after such occurrence the Parties shall discuss through their representatives on the JDC whether to Develop a Back-Up Combination Product.

(1)

Unless the Parties otherwise agree in the JDC, if such Corrector Post-POC Development Failure occurs before the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Corrector/Combination Product POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then (a) the Corrector/Combination Product POC Development Plan shall be amended in accordance with the terms hereof to provide for Development thereunder of the Back-Up Combination

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Product designated by AbbVie, and (b) the Parties shall Develop such Back-Up Combination Product containing the Molecules designated by AbbVie under such amended Corrector POC Development Plan in accordance with Section 3.2 (including Section 3.2.7) and the other applicable terms of this Agreement.

(2)	Unless the Parties otherwise agree in the JDC, if such Corrector Post-POC Development Failure occurs on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Corrector/Combination Product POC Development Plan in an amount equal to the applicable Last Agreed POC Cap, then either Party may propose, pursuant to Section 3.2.7(ii), an amendment to the Corrector/Combination Product POC Development Plan to provide for Development thereunder of the Back-Up Combination Product (the Molecules of which shall be designated by AbbVie unless Galapagos is the Unilateral POC Party). If the Corrector/Combination Product POC Development Plan is so amended, the Parties shall Develop such Back-Up Combination Product under such amended Corrector/Combination Product POC Development Plan in accordance with Section 3.2 (including Section 3.2.7(ii)) and the other applicable terms of this Agreement.

(3)	After completion of Development activities with respect to the Back-Up Combination Product under the Corrector/Combination Product POC Development Plan as amended in accordance with Sections 3.7.2(ii)(1) or 3.7.2(ii)(2), the JDC shall determine whether to continue Development of such Back-Up Combination Product under the Corrector/Combination Product Post-POC Development Plan.

(a)

If the JDC determines to continue Development of such Back-Up Combination Product under the Corrector/Combination Product Post-POC Development Plan and such Development would commence before the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Corrector/ Combination Product Post-POC Development Plan in an amount equal to the applicable Last Agreed Post-POC Cap, then (1) the Corrector/Combination Product Post-POC Development Plan shall be amended in accordance

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with the terms hereof to provide for Development thereunder of such Back-Up Combination Product, and (2) the Parties shall Develop such Back-Up Combination Product under such amended Corrector/Combination Product Post-POC Development Plan in accordance with Section 3.3 (including Section 3.3.6) and the other applicable terms of this Agreement.

(b)	If the JDC determines to continue Development of such Back-Up Combination Product under the Corrector/Combination Product Post-POC Development Plan and such Development would commence on or after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Development activities under the Corrector/Combination Product Post-POC Development Plan in an amount equal to the applicable Last Agreed Post-POC Cap, then either Party may propose, pursuant to Section 3.3.6(ii), an amendment to the Corrector/Combination Product Post-POC Development Plan to provide for Development thereunder of such Back-Up Combination Product. If the Corrector/Combination Product Post-POC Development Plan is so amended, the Parties shall Develop such Back-Up Combination Product under such amended Corrector/Combination Product Post-POC Development Plan in accordance with Section 3.3 (including Section 3.3.6(ii)) and the other applicable terms of this Agreement.

3.8 Updates; Amendments. The JRC shall review the Discovery Work Plan at least quarterly and the JDC shall review each of the other Development Plans at least semi-annually for the purpose of considering appropriate amendments thereto. The JRC or the JDC, as applicable, shall manage (or have a Working Group manage) the proposed updating or amending of each Development Plan in a manner designed to have an initial draft for the following Calendar Year prepared by June 30th of the then-current Calendar Year for review and input and to obtain JRC or JDC approval, as applicable, no later than September 30th of the then-current Calendar Year. In addition, either Party, through its representatives on the JRC or the JDC, as applicable, may propose amendments to any Development Plan at any time.

3.9 Pre-Clinical and POC Clinical Supply of Products.

3.9.1 Supply. For all Development activities to be conducted under the Discovery Work Plan or the POC Development Plans, Galapagos shall supply, or cause a Third Party to supply, pre-clinical and clinical requirements of the Molecules and Products and placebo or other comparators for use by the Parties in the Development of Molecules and Products as contemplated in the Discovery Work Plan or the POC Development Plans.

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3.9.2 Manufacture. All Molecules, Products and placebo or other comparators supplied to the Parties by or on behalf of Galapagos pursuant to Section 3.9.1 shall be Manufactured in accordance with GMP.

3.10 Subcontracting. Each Party shall have the right to subcontract any of its Discovery Activities or other Development activities to an Affiliate or a Third Party, including contract research organizations and contract manufacturers (“Third Party Provider”); provided, with respect to a Third Party Provider, that the subcontracting Party furnishes the JRC or JDC, as applicable, with advanced written notice thereof, which notice shall specify the work to be subcontracted, and the JRC or JDC, as applicable, discusses such Third Party Provider; provided, further, that any proposed Third Party Provider for any material Discovery Activity or other Development activity, including any contract research organization for a Clinical Study or any contract manufacturer of drug substance or drug product, shall require the approval of the JRC or JDC, as applicable. In each case, the subcontracting Party shall obtain a written undertaking from the Third Party Provider that it shall be subject to the applicable terms and conditions of this Agreement, including the intellectual property provisions of Article 7 and confidentiality provisions of Article 9.

3.11 Provision of Technology and Documentation.

3.11.1 Immediately after the Effective Date, Galapagos shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AbbVie, in whatever form AbbVie may reasonably request, all Galapagos Know-How and any other Information relating, directly or indirectly, to the Existing Potentiator Molecules and the performance by AbbVie of its obligations under the Discovery Work Plan (including all Information related to Manufacturing), to the extent not done so already. Thereafter during the Term, Galapagos shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AbbVie, in whatever form AbbVie may reasonably request, any Regulatory Documentation, Galapagos Know-How, Joint Know-How or other Information immediately upon the availability thereof.

3.11.2 Galapagos, at its sole cost and expense, shall provide AbbVie with all reasonable assistance required in order to transfer to AbbVie the Regulatory Documentation, Galapagos Know-How, Joint Know-How and other Information required to be produced pursuant to Section 3.11.1 above, in each case in a timely manner, and shall reasonably assist AbbVie with respect to the Exploitation of any Molecules and Products. Without prejudice to the generality of the foregoing, if visits of Galapagos’ representatives to AbbVie’s facilities are reasonably requested by AbbVie for purposes of transferring the Regulatory Documentation, Galapagos Know-How, Joint Know-How or other Information to AbbVie or for purposes of AbbVie acquiring expertise on the practical application of such Information or assisting on issues arising during such Exploitation, Galapagos shall send appropriate representatives to AbbVie’s facilities, which representatives’ reasonable travel costs shall be paid by AbbVie.

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3.12 Regulatory Matters.

3.12.1 Regulatory Activities for the AbbVie Territory.

(i) Galapagos shall have the sole right and responsibility to prepare, obtain and maintain in its name all INDs necessary to perform its obligations under each POC Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such INDs; provided, that the form and content of all such INDs and communications shall be subject to the review and approval of AbbVie prior to their submission to the applicable Regulatory Authorities; provided, further, that (a) […***…], Galapagos shall and does hereby assign to AbbVie (or its designee) all of Galapagos’ right, title and interest in and to all INDs with respect to the Potentiator Product and (b) […***…], Galapagos shall and does hereby assign to AbbVie (or its designee) all of Galapagos’ right, title and interest in and to all INDs with respect to the Combination Product.

(ii) Commencing upon the assignment of an IND by Galapagos to AbbVie pursuant to Section 3.12.1(i), AbbVie shall have the sole right and responsibility to maintain in its name such IND, and to conduct communications with the applicable Regulatory Authorities with respect to such IND. Without limiting the foregoing, AbbVie shall have the sole right and responsibility to prepare, obtain and maintain in its name all other INDs necessary to perform its obligations under each Post-POC Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such INDs.

(iii) AbbVie shall have the sole right (subject to the terms of this Section 3.12) to prepare, obtain, and maintain all Drug Approval Applications (including the setting of the overall regulatory strategy therefor), and to conduct communications with the applicable Regulatory Authorities, for the Molecules and Products in all countries and jurisdictions in the AbbVie Territory. Galapagos shall support AbbVie, as may be reasonably necessary, in obtaining such Regulatory Approvals for the Products, and in the activities in support thereof, including providing necessary documents or other materials required by Applicable Law to obtain such Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the applicable Development Plan.

(iv) AbbVie shall provide Galapagos with an opportunity to review and comment on all major regulatory filings and documents (including INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests, and core data sheets) for the Molecules and Products in the U.S. and the European Union (collectively, “Major Regulatory Filings”). AbbVie shall provide access to interim drafts of such Major Regulatory Filings to Galapagos via the access methods (such as secure databases) established by the JDC, and Galapagos shall provide its comments on the final drafts of such Major Regulatory Filings or of proposed material actions within […***…] ([…***…]) Business Days ([…***…] ([…***…]) Business Days for Drug Approval Applications), or such other longer period of time mutually agreed to by the Parties. If a Regulatory Authority establishes a response deadline for any such Major Regulatory Filing or material action shorter than such […***…] ([…***…]) Business Day (or […***…] ([…***…]) Business Day) period, the Parties shall work cooperatively to ensure the other Party has a reasonable opportunity for review and comment within such deadlines. AbbVie shall, and shall cause its Affiliates and Sublicensees to, consider in good faith any such comments of Galapagos.

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(v) Subject to the immediately following sentence, AbbVie shall provide Galapagos with (a) access to or copies of all material written or electronic correspondence (other than regulatory filings) relating to the Development or Commercialization of Molecules or Products received by AbbVie or its Affiliates or Sublicensees from, or forwarded by AbbVie or its Affiliates or Sublicensees to, the Regulatory Authorities in the U.S. and the European Union, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by AbbVie or its Affiliates or Sublicensees with the Regulatory Authorities relating to the Development or Commercialization of Products in the U.S. and the European Union, including copies of all contact reports produced by AbbVie or its Affiliates or Sublicensees, in each case ((a) and (b)) within […***…] ([…***…]) Business Days of its receipt, forwarding or production of the foregoing, as applicable. If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval for a Product, the prohibition or suspension of the supply of a Molecule or Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Molecule or Product, AbbVie shall notify Galapagos and provide Galapagos with copies of such written or electronic correspondence as soon as practicable.

(vi) AbbVie shall provide Galapagos with prior written notice, to the extent AbbVie has advance knowledge, of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the U.S. or the European Union relating to a Product, reasonably promptly after AbbVie or its Affiliate or Sublicensee first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give Galapagos a reasonable opportunity to attend such meeting, conference, or discussion). Galapagos shall have the right to have two (2) of its employees attend as an observer (but not participate in) all such meetings, conferences, and discussions at Galapagos’ expense. For clarity, AbbVie shall lead the End of Phase 2 Meeting with the FDA for each Product or seek “Scientific Advice” from the EMA with respect to each Product.

3.12.2 Regulatory Activities for the Galapagos Territory.

(i) Galapagos shall have the sole right and responsibility to prepare, obtain and maintain in its name all INDs necessary to perform its obligations under the Galapagos Territory Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such INDs; provided, that the form and content of all such INDs and communications shall be subject to the review and approval of AbbVie prior to their submission to the applicable Regulatory Authorities.

(ii) Galapagos shall have the sole right and responsibility to prepare, obtain and maintain in its name all Drug Approval Applications for the Products in the Galapagos Territory and all other related regulatory submissions for the Products in the Galapagos Territory, and to conduct communications with the applicable Regulatory Authorities in the Galapagos Territory with respect to the Products; provided, that the form and content of all such Drug Approval Applications, other regulatory submissions and communications shall be subject to the review and approval of AbbVie prior to their submission.

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(iii) Subject to the immediately following sentence, Galapagos shall provide AbbVie with (a) access to or copies of all material written or electronic correspondence (other than regulatory filings) relating to the Development or Commercialization of Products for the Galapagos Territory received by Galapagos or its Affiliates from, or forwarded by Galapagos or its Affiliates to, the Regulatory Authorities in the Galapagos Territory, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by Galapagos or its Affiliates or with the Regulatory Authorities relating to the Development or Commercialization of Products for the Galapagos Territory, including copies of all contact reports produced by Galapagos or its Affiliates, in each case ((a) and (b)) within […***…] ([…***…]) Business Days of its receipt, forwarding or production of the foregoing, as applicable. If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval for a Product, the prohibition or suspension of the supply of a Molecule or Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Molecule or Product, Galapagos shall notify AbbVie and provide AbbVie with copies of such written or electronic correspondence as soon as practicable.

(iv) Galapagos shall provide AbbVie with prior written notice of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the Galapagos Territory promptly after Galapagos or its Affiliate first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give AbbVie a reasonable opportunity to attend and participate in such meeting, conference, or discussion). AbbVie shall have the right to have such number of its representatives as AbbVie may designate attend and participate in all such meetings, conferences, and discussions. In the event that any Regulatory Authority in the Galapagos Territory requests any unscheduled, ad-hoc meeting, conference or discussion with Galapagos with respect to the Development or Commercialization of Products for the Galapagos Territory, Galapagos shall not participate in such unscheduled, ad-hoc meeting, conference or discussion unless appropriate representatives AbbVie are afforded the opportunity to attend and participate in such unscheduled, ad-hoc meeting, conference or discussion.

(v) Galapagos shall be responsible for and bear all costs for all activities contemplated by this Section 3.12.2, including all filing fees for INDs, Drug Approval Applications, Regulatory Approvals and expenses of Galapagos related to participation in any meetings with the applicable Regulatory Authorities in the Galapagos Territory. For clarity, AbbVie shall be responsible for and bear all costs and expenses of AbbVie related to participation in any meetings with applicable Regulatory Authorities in the Galapagos Territory.

3.12.3 Recalls. AbbVie shall make every reasonable effort to notify Galapagos promptly following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product in the AbbVie Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. AbbVie (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the AbbVie Territory. In the event that either Party believes that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product in the Galapagos Territory (including any

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requirement or recommendation by a Regulatory Authority with respect to a recall, market suspension, or market withdrawal), such Party shall immediately so notify the other Party and shall include in such notice the reasoning behind such belief and any supporting facts, and the Parties shall discuss and attempt in good faith to reach agreement as to whether such recall, market suspension or market withdrawal is necessary. In the event that the Parties cannot reach prompt agreement with respect to the need for a recall, market suspension or market withdrawal of a Product in the Galapagos Territory, then such recall, market suspension or market withdrawal shall be implemented. If a recall, market suspension, or market withdrawal of any Product is determined to be required in accordance with this Section 3.12.3, (a) Galapagos (or its Sublicensee) shall implement any such recall, market suspension or market withdrawal in the Galapagos Territory, and (b) AbbVie (or its Sublicensee) shall implement any such recall, market suspension, or market withdrawal in any other country in the Territory, in each case, in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.12.3, the Party responsible for the recall, market suspension, or market withdrawal shall be solely responsible for the execution thereof, and the other Party shall reasonably cooperate in all such recall efforts. Subject to Article 11, (1) if and to the extent that a recall, market suspension, or market withdrawal resulted from a Party’s or its Affiliate’s breach of its obligations hereunder, or from such Party’s or its Affiliate’s negligence or willful misconduct, such Party shall bear the expense of such recall, market suspension, or market withdrawal, (2) with respect to any recall, market suspension, or market withdrawal of a Co-Promotion Product in the Co-Promotion Territory other than as described in clause (1) above, the expenses incurred by the Parties as a result of such recall, market suspension, or market withdrawal shall be included in Allowable Expenses hereunder and shared by the Parties pursuant to Section 6.7, (3) with respect to any recall, market suspension, or market withdrawal of a Product in the Galapagos Territory other than as described in clause (1) above, Galapagos shall be responsible for all costs of such recall, market suspension, or market withdrawal, and (4) with respect to any recall, market suspension, or market withdrawal not covered by clause (1), (2) or (3), AbbVie shall be responsible for all costs of such recall, market suspension, or market withdrawal, and the costs of refunds with respect to recalled Product shall be deducted from Net Sales pursuant to Article 6.

3.12.4 Regulatory Documentation and Data.

(i) Each Party shall promptly provide to the other Party copies of or access to all non-clinical data and Clinical Data, and other Information, results, and analyses with respect to any Development activities under a Development Plan (collectively, “Regulatory Data”), when and as such Regulatory Data becomes available.

(ii) Galapagos shall support AbbVie, as may be reasonably necessary or appropriate, in obtaining Regulatory Approval for the Molecules and Products in the AbbVie Territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and any applicable Development Plan.

(iii) AbbVie shall support Galapagos, as may be reasonably necessary or appropriate, in obtaining Regulatory Approval for the Molecules and Products in the Galapagos Territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the Galapagos Territory Development Plan.

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(iv) All Regulatory Documentation (including all Regulatory Approvals and Product Labeling, but excluding INDs as and when held by Galapagos pursuant to Section 3.12.1(i)) relating to the Molecules and Products with respect to the AbbVie Territory shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee. Galapagos shall and does hereby assign to AbbVie all of its right, title, and interest in and to all such Regulatory Documentation Controlled by Galapagos from time to time during the Term, and Galapagos shall execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as AbbVie may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AbbVie its rights under, this Section 3.12.4(iv).

(v) All Regulatory Documentation (including all Regulatory Approvals and Product Labeling) relating to the Molecules and Products with respect to the Galapagos Territory shall be owned by, and shall be the sole property and held in the name of, Galapagos or its designated Affiliate, or permitted Sublicensee.

3.13 Compliance. Each Party shall perform or cause to be performed, any and all of its Development activities under each Development Plan, including Discovery Activities, in good scientific manner and in compliance with all Applicable Law.

3.14 Step-In Rights. If either Party (the “Non-Performing Party”) is in material breach of its obligation to perform any Development activities assigned to the Non-Performing Party in a Development Plan (including providing FTEs in accordance with the Discovery Work Plan) and fails to remedy such breach within […***…] ([…***…]) days after written notice thereof from the other Party (the “Step-In Party”), the Step-In Party shall have the right, at the Step-In Party’s sole election, and without limitation to any other right or remedy available to the Step-In Party, to assume and complete some or all of such Development activities. If the Step-In Party so elects to assume and complete any of the Development activities originally assigned to the Non-Performing Party, to the extent requested by the Step-In Party in writing, the Non-Performing Party shall assign to the Step-In Party any or all Third Party agreements relating to such Development activities (including agreements with contract research organizations, clinical sites and investigators). In such event, with respect to all such activities that involve Clinical Studies, at the Step-In Party’s option, the Non-Performing Party shall either (i) end such Clinical Studies with respect to enrolled subjects in an orderly and prompt manner in accordance with Applicable Law, including any required follow up treatment with previously enrolled subjects, or (ii) transfer control to the Step-In Party or its designee of such Clinical Studies and cooperate with the Step-In Party to ensure a smooth and orderly transition thereof that will not involve any disruption of such studies. In the event that the Step-In Party elects in accordance with this Section 3.14 to assume and complete any of the Development activities originally assigned to the Non-Performing Party, the Non-Performing Party shall reimburse the Step-In Party for all Development Costs (including FTE Costs) incurred by the Step-In Party in connection with the performance of such Development activities pursuant to Section 6.10.

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3.15 Records.

3.15.1 Each of Galapagos and AbbVie shall, and shall ensure that its Third Party Providers, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its designated Development activities, and which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such records shall be retained by Galapagos or AbbVie, as the case may be, for at least […***…] ([…***…]) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

3.15.2 Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party maintained pursuant to Section 3.15.1. The inspecting Party shall maintain such records and the Information disclosed therein in confidence in accordance with Article 9.

3.15.3 Without limiting Section 7.1, the JDC shall determine what reports shall be generated to track the Development activities, including the content and timing thereof. The Parties shall promptly share all such reports with the JDC.

ARTICLE 4

CO-PROMOTION AND COMMERCIALIZATION

4.1 In General. Subject to applicable terms and conditions of this Agreement, (i) AbbVie (itself or through its Affiliates or Sublicensees) shall have the sole right (subject to co-promotion by Galapagos in the Co-Promotion Territory) to Commercialize the Products in the AbbVie Territory at its own cost and expense (except as otherwise expressly set forth herein, including with respect to the sharing of Net Profits or Net Losses in the Co-Promotion Territory), and (ii) Galapagos (itself or through its Affiliates) shall have the sole right to Commercialize the Products in the Galapagos Territory at its own cost and expense.

4.2 Galapagos Territory Commercialization Plan. At least […***…] ([…***…]) months prior to the anticipated date of the First Commercial Sale of a Product in any country in the Galapagos Territory, Galapagos shall propose to the JCC a comprehensive plan to govern the Commercialization of the Products in the Galapagos Territory (the “Galapagos Territory Commercialization Plan”). The Galapagos Territory Commercialization Plan shall include:

4.2.1 the general plans and strategies to be used by Galapagos in Commercialization of the Products in the Galapagos Territory;

4.2.2 key distinctive colors, logos, images, and symbols, and the Product Trademarks, to be used in the Galapagos Territory with the Commercialization of each Product (which shall be generally consistent with those used by AbbVie in the AbbVie Territory) (the “Brand Elements”);

4.2.3 any Phase 4 Studies to be conducted for the Products in the Galapagos Territory; and

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4.2.4 such other Information related to the Commercialization of the Products by Galapagos in the Galapagos Territory as AbbVie may reasonably request.

4.3 Diligence.

4.3.1 AbbVie.

(i) AbbVie shall use Commercially Reasonable Efforts to Commercialize in each of the U.S., France, Italy, Spain, the United Kingdom and Germany each Product for which Regulatory Approval is obtained in such country. AbbVie shall have the right to satisfy its diligence obligations under this Section through its Affiliates or Sublicensees. If at any time Galapagos has a reasonable basis to believe that AbbVie is in material breach of its material obligations under this Section, then Galapagos shall so notify AbbVie, specifying the basis for its belief, and the Parties shall meet within […***…] ([…***…]) days after such notice to discuss in good faith Galapagos’ concerns and AbbVie’s Commercialization plans with respect to the Products.

(ii) AbbVie shall, and shall ensure that its Affiliates, Distributors and Sublicensees, sell and distribute the Products only in the AbbVie Territory. AbbVie shall not, and shall cause its Affiliates, Distributors and Sublicensees not to, sell or distribute any Product directly or indirectly (a) to any Person outside the AbbVie Territory, or (b) to any Person inside the AbbVie Territory that (1) is reasonably likely to directly or indirectly sell or distribute any Product outside the AbbVie Territory or assist another Person to do any of the foregoing, or (2) has directly or indirectly sold or distributed any Product outside the AbbVie Territory or assisted another Person to do any of the foregoing. If AbbVie or its Affiliates receive any orders for any Product outside the AbbVie Territory, AbbVie shall promptly refer such orders to Galapagos.

4.3.2 Galapagos.

(i) Galapagos shall use commercially reasonable efforts to Commercialize in each country in the Galapagos Territory each Product for which Regulatory Approval is obtained in such country. Galapagos shall have the right to satisfy its diligence obligations under this Section 4.3.2 through its Affiliates or permitted Sublicensees. If at any time AbbVie has a reasonable basis to believe that Galapagos is in material breach of its material obligations under this Section, then AbbVie shall so notify Galapagos, specifying the basis for its belief, and the Parties shall meet within […***…] ([…***…]) days after such notice to discuss in good faith AbbVie’s concerns and Galapagos’ Commercialization plans with respect to the Products in the Galapagos Territory.

(ii) In Commercializing the Products in the Galapagos Territory, Galapagos shall use only the Brand Elements included in the then-approved Galapagos Territory Commercialization Plan and only the marketing and promotional materials, Product messaging, and training materials approved by the JCC.

(iii) Galapagos shall, and shall ensure that its Affiliates, Distributors and Sublicensees, sell and distribute the Products only in the Galapagos Territory. Galapagos shall not, and shall cause its Affiliates, Distributors and Sublicensees not to, sell or distribute any

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Product directly or indirectly (a) to any Person outside the Galapagos Territory, or (b) to any Person inside the Galapagos Territory that (1) is reasonably likely to directly or indirectly sell or distribute any Product outside the Galapagos Territory or assist another Person to do any of the foregoing, or (2) has directly or indirectly sold or distributed any Product outside the Galapagos Territory or assisted another Person to do any of the foregoing. If Galapagos or its Affiliates receive any orders for any Product outside the Galapagos Territory, Galapagos shall promptly refer such orders to AbbVie.

4.4 Statements and Compliance with Applicable Law.

4.4.1 Each Party shall, and shall cause its Affiliates to, comply in all material respects with all Applicable Law with respect to the Commercialization of Products.

4.4.2 Without limiting the foregoing, each Party shall in all respects comply with all Applicable Laws and applicable guidelines concerning the advertising, sales and marketing of prescription drug products in Commercializing Products under this Agreement, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and any applicable local anti-bribery laws. Each Party represents and warrants to other Party that, as of the Effective Date, it and its Affiliates have a system of internal accounting controls in place that are sufficient to provide reasonable assurances of compliance as required by the FCPA. Each Party and its Affiliates shall maintain such controls throughout the Term and shall promptly notify the other Party in writing with respect to any material non-compliance regarding Commercialization of the Products.

4.5 Booking of Sales; Distribution.

4.5.1 AbbVie. AbbVie shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products (including the Co-Promotion Products) in the AbbVie Territory and to perform or cause to be performed all related services. AbbVie shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products (including the Co-Promotion Products) in the AbbVie Territory.

4.5.2 Galapagos. Galapagos shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products in the Galapagos Territory and to perform or cause to be performed all related services. Galapagos shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products in the Galapagos Territory.

4.6 Product Trademarks.

4.6.1 Subject to Section 4.7, AbbVie shall have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Products on a worldwide basis, including in the Galapagos Territory.

4.6.2 Each Party covenants that it and its Affiliates shall (i) not use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with

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respect to or that dilutes any (or any part) of the Product Trademarks, (ii) not do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks, and (iii) conform (a) to the customary industry standards for the protection of Product Trademarks for products and such guidelines of AbbVie with respect to manner of use (as provided in writing to Galapagos by AbbVie) of the Product Trademarks, and (b) maintain the quality standards of AbbVie with respect to the goods sold and services provided in connection with such Product Trademarks.

4.6.3 Each Party covenants that it and its Affiliates shall not (i) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks, or (ii) attack, dispute, or contest the validity of or ownership of such Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.

4.7 Markings.

4.7.1 The promotional materials and Product Labeling for the Products used by the Parties and their respective Affiliates in connection with the Products in the Co-Promotion Territory shall contain (i) the Galapagos Corporate Name, and (ii) AbbVie’s corporate name and logo (collectively, the “Markings”), except to the extent precluded by Applicable Law.

4.7.2 The promotional materials and Product Labeling for the Products used by Galapagos in connection with the Products in the Galapagos Territory shall contain the Galapagos Corporate Name only.

4.7.3 Only if and to the extent required by Applicable Law in any other country or other jurisdiction in the Territory, the promotional materials and Product Labeling for the Products used by AbbVie and its Affiliates in connection with the Products in such country or other jurisdiction shall contain, in addition to AbbVie’s corporate name and logo, (i) the Galapagos Corporate Name, and (ii) the logo and corporate name of the manufacturer (if other than AbbVie or an Affiliate). For clarity, no capsule, tablet or other form of drug product shall be required to bear a Galapagos Corporate Name.

4.8 Post-POC and Commercial Supply of Products.

4.8.1 Post-POC and Commercial Supply of Molecules and Products.

(i) AbbVie shall have the sole right and obligation to Manufacture (or have Manufactured) and supply all clinical requirements of the Molecules and Products for Development activities to be conducted under the Post-POC Development Plans and the Galapagos Territory Development Plan and all Molecules and Products for commercial sale in the Territory by (i) AbbVie and its Affiliates and Sublicensees, and (ii) Galapagos and its Affiliates and Sublicensees. With respect to supply of Products by AbbVie to Galapagos for use under the Galapagos Territory Development Plan or for commercial sale in the Galapagos Territory, the Parties shall enter into a supply agreement substantially consistent with AbbVie’s standard terms and conditions for supply of products to Third Parties; provided, that the purchase price for such Product shall be equal to […***…].

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(ii) Not later than […***…] ([…***…]) months after the First Commercial Sale of any Product, AbbVie shall initiate the process to identify, qualify and validate a second source for supply of Molecules and Products, and AbbVie shall use Commercially Reasonable Efforts to complete the qualification and validation of such second source of supply as soon as reasonably practicable; provided, that Galapagos shall reimburse AbbVie an amount equal to […***…] percent ([…***…]%) of all reasonable costs incurred by AbbVie in connection with the identification, qualification and validation of such second source of supply not later than […***…] ([…***…]) days after AbbVie provides Galapagos reasonable documentation of the incurrence of such costs. AbbVie shall consider engaging Galapagos to serve as such second source for supply of Molecules and Products. Notwithstanding the foregoing, AbbVie shall use Commercially Reasonable Efforts to maintain at any time as from the First Commercial Sale of any Product a reasonable safety stock of such Product to try to assure the uninterrupted supply of such Product.

4.8.2 Manufacturing Technology Transfer Upon AbbVie’s Request. AbbVie shall have the right, upon at least […***…] ([…***…]) days’ prior written notice, which notice may not be given prior to the date that is […***…] ([…***…]) days after the Effective Date, to require Galapagos to effect a full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party manufacturer, and which Third Party manufacturer may be a backup manufacturer or a second manufacturer of Molecules or Product) of all Galapagos Know-How and Joint Know-How relating to the then-current process for the Manufacture of the Molecules and Products (the “Manufacturing Process”) and to implement the Manufacturing Process at facilities designated by AbbVie (such transfer and implementation, as more fully described in this Section 4.8.2, the “Manufacturing Technology Transfer”). Galapagos shall provide, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to provide (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), all reasonable assistance requested by AbbVie to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to implement the Manufacturing Process at the facilities designated by AbbVie. If requested by AbbVie, such assistance shall include facilitating the entering into of agreements with applicable Third Party suppliers relating to the Molecules and Products. Without limitation to the foregoing, in connection with each Manufacturing Technology Transfer:

(i) Galapagos shall make available, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to make available (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), to AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) from time to time as AbbVie may request, all Manufacturing-related Galapagos Know-How, Joint Know-How, Information and materials relating to the Manufacturing Process, including methods, processes and testing/characterization Information, and all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, that are reasonably necessary or useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process;

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(ii) Galapagos shall cause all appropriate employees and representatives of Galapagos and its Affiliates to meet with, and shall use Commercially Reasonable Efforts to cause all appropriate employees and representatives of its Third Party manufacturers to meet with (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility at mutually convenient times to assist with the working up and use of the Manufacturing Process and with the training of the personnel of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to the extent reasonably necessary or useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process;

(iii) Without limiting the generality of clause (ii) above, Galapagos shall cause all appropriate analytical and quality control laboratory employees and representatives of Galapagos and its Affiliates to meet with, and shall use Commercially Reasonable Efforts to cause all appropriate analytical and quality control employees and representatives of its Third Party manufacturers to meet with (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof (including all applicable Galapagos Know-How, Joint Know-How, methods, validation documents and other documentation, materials and sufficient supplies of all primary and other reference standards);

(iv) Galapagos shall take such steps, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to take such steps (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), as are reasonably necessary or useful to assist in reasonable respects AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to the Manufacture of the Molecules and Products at the applicable facilities; and

(v) Galapagos shall provide, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturers to provide (including by using Commercially Reasonable Efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), such other assistance as AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) may reasonably request to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process and otherwise to Manufacture Molecules and Products.

4.8.3 Subsequent Manufacturing Technology Transfer. Without limiting the foregoing or Section 7.1, if Galapagos makes any Improvement relating to the Manufacture of a Molecule or Product during the Term after the initial technology transfer pursuant to Section

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4.8.2, Galapagos shall promptly disclose such Improvement to AbbVie, and shall, at AbbVie’s request, perform a technology transfer with respect to such Improvement in the same manner as provided in Section 4.8.2.

4.9 Co-Promotion.

4.9.1 Co-Promotion Option. Without limitation to AbbVie’s rights under Section 5.5 outside the Co-Promotion Territory, Galapagos shall have the exclusive right (the “Co-Promotion Option”) to elect to assume […***…] percent ([…***…]%) of the co-promotion effort in all (but not less than all) countries in the Co-Promotion Territory for all (but not less than all) Products for which Regulatory Approval is received in each such country in the Co-Promotion Territory, if any (the “Co-Promotion Products”). AbbVie shall provide Galapagos with at least […***…] ([…***…]) years prior written notice of the anticipated filing date for the first Drug Approval Application for any Co-Promotion Product with the applicable Regulatory Authority in any country in the Co-Promotion Territory (or with the EMA with respect to the Centralized Approval Procedure).

4.9.2 Notice. In order to exercise the Co-Promotion Option, no later than […***…] ([…***…]) months prior to the anticipated filing of the first Drug Approval Application with the applicable Regulatory Authority in any country in the Co-Promotion Territory (or with the EMA with respect to the Centralized Approval Procedure), Galapagos must provide AbbVie with written notice of its election to exercise the Co-Promotion Option with respect to the Co-Promotion Territory. Following delivery of such notice, the Parties shall negotiate the Co-Promotion Agreement reasonably and in good faith and with such diligence as is required to execute and deliver the Co-Promotion Agreement by the date that is […***…] ([…***…]) months following the date of such notice, or such other period as the Parties may agree in writing.

4.9.3 Terms of Co-Promotion Agreement. The terms and conditions of such co-promotion arrangement, including the percentage of the total Details in the Co-Promotion Territory to be provided by Galapagos and AbbVie, shall be set forth in a co-promotion agreement (the “Co-Promotion Agreement”) to be entered into between the Parties as set forth in this Section 4.9.3. The Co-Promotion Agreement shall include such provisions as are usual and customary in AbbVie’s contract sales force agreements, including with respect to diligence obligations of Galapagos and AbbVie, except that (except as provided in Section 4.9.4) AbbVie shall not pay Galapagos any additional consideration for the performance of its co-promotion obligations in excess of the amounts payable pursuant to Article 6. Under the Co-Promotion Agreement, AbbVie shall have the right to make all final decisions with respect to the co-promotion arrangement, including the promotional materials to be used, the training and testing applicable to such sales representatives, and restrictions with respect to the ability of such sales representatives to Detail other products. For purposes of this Agreement, “co-promote” or “co-promotion” means the Detailing of all Co-Promotion Products by Galapagos or its Affiliates under the relevant Regulatory Approval and the Product Trademarks, and shall not mean the sale or distribution of any Co-Promotion Product by Galapagos or its Affiliates. For clarity, all co-promotion of the Co-Promotion Products in the Co-Promotion Territory by Galapagos shall be solely performed by employees of Galapagos or its Affiliates, and Galapagos shall not outsource or subcontract any of its co-promotion rights or obligations hereunder to a Third Party without the prior written consent of AbbVie.

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4.9.4 Compensation for Co-Promotion. The Parties shall share, pursuant to Section 6.7, the costs and expenses incurred by the Parties with respect to co-promotion under the Co-Promotion Agreement solely to the extent that such costs and expenses are included in Net Profits/Net Losses; provided, that each Party shall bear its own costs with respect to promotion by its internal sales force and such costs shall not be included in the calculation of Sales and Marketing Costs or Allowable Expenses hereunder. AbbVie shall have no other obligation to compensate Galapagos with respect to its co-promotion of the Co-Promotion Products.

4.9.5 Commercialization. The Commercialization of the Co-Promotion Products in the Co-Promotion Territory shall be conducted pursuant to a comprehensive, multi-year plan and budget, which shall include, inter alia, […***…] (the “Co-Promotion Plan”). At least […***…] ([…***…]) months prior to the anticipated filing of the first Drug Approval Application with the applicable Regulatory Authority in any country in the Co-Promotion Territory (or with the EMA with respect to the Centralized Approval Procedure), or such other period as the Parties may agree in writing, AbbVie shall propose to the JCC the initial Co-Promotion Plan. Such plan shall allocate responsibility for the Commercialization of each Co-Promotion Product in the Co-Promotion Territory, which activities, in the case of Detailing, shall be allocated equally to each Party in each country in the Co-Promotion Territory. Without limiting the foregoing, the Commercialization by the Parties of each Co-Promotion Product in the Co-Promotion Territory shall be conducted pursuant to the Co-Promotion Plan (including, for clarity, the budget set forth therein). The JCC shall review and approve the Co-Promotion Commercialization Plan within […***…] ([…***…]) days after receipt and, thereafter, at least annually, and shall make amendments thereto.

ARTICLE 5

GRANT OF RIGHTS

5.1 Grants to AbbVie. Galapagos (on behalf of itself and its Affiliates) hereby grants to AbbVie:

5.1.1 an exclusive (including with regard to Galapagos and its Affiliates, except as provided in Section 5.6) license (or sublicense as the case may be), with the right to grant sublicenses in accordance with Section 5.3.1, under the Galapagos Patents, the Galapagos Know-How, and Galapagos’ interest in the Joint Patents and the Joint Know-How, and a right to reference all Regulatory Documentation Controlled by Galapagos and its Affiliates, in each case to perform Discovery Activities and Exploit the Molecules and the Products in the Field in the Territory; and

5.1.2 subject to Section 7.1.5, a non-exclusive license, with the right to grant sublicenses in accordance with Section 5.3.1, to use the Galapagos Corporate Names solely as required to Exploit the Molecules and the Products in the Field in the Territory and for no other purpose.

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5.2 Grants to Galapagos. AbbVie grants to Galapagos:

5.2.1 an exclusive (including with regard to AbbVie and its Affiliates) license (or sublicense as the case may be), with the right to grant sublicenses in accordance with Section 5.3.2, under the AbbVie Patents, the AbbVie Know-How, AbbVie’s interest in the Joint Patents and the Joint Know-How, and the rights granted to AbbVie in Section 5.1.1, and a right to reference all Regulatory Documentation Controlled by AbbVie and its Affiliates, solely to:

(i) Develop the Products solely to obtain Regulatory Approval of the Products in the Galapagos Territory pursuant to and in accordance with the Galapagos Territory Development Plan; and

(ii) Commercialize Products in the Field in the Galapagos Territory in accordance with the Galapagos Territory Commercialization Plan and Section 4.3.2;

5.2.2 a non-exclusive, royalty-free license, with the right to grant sublicenses in accordance with Section 5.3.2, under the AbbVie Patents, the AbbVie Know-How and AbbVie’s interest in the Joint Patents and the Joint Know-How to Develop Molecules and Products solely for purposes of performing its obligations as set forth in, and subject to, the Discovery Work Plan, the POC Development Plans, and the Post-POC Development Plans; and

5.2.3 a non-exclusive, royalty-free license, with the right to grant sublicenses in accordance with Section 5.3.2, under the AbbVie Patents, the AbbVie Know-How and AbbVie’s interest in the Joint Patents and the Joint Know-How, to Manufacture (or have Manufactured) Molecules and Products solely for purposes of performing its obligations as set forth in, and subject to, the Discovery Work Plan, the POC Development Plans, and the Post-POC Development Plans.

5.3 Sublicenses.

5.3.1 AbbVie. AbbVie shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 5.1, to its Affiliates and other Persons; provided, that any such sublicenses shall be consistent with the terms and conditions of this Agreement.

5.3.2 Galapagos.

(i) Development Subcontractors. Galapagos shall have the right to grant sublicenses under the licenses granted in Section 5.2.2 to Third Party Providers solely to the extent necessary to permit such Third Party Providers to perform Discovery Activities and other Development activities subcontracted by Galapagos in accordance with Section 3.10; provided, that such Third Party Provider sublicense shall comply with Section 5.3.2(v).

(ii) Manufacturing Subcontractors. Galapagos shall have the right to grant sublicenses under the licenses granted in Sections 5.2.3 to Third Party Providers solely for the purposes set forth in such Sections 5.2.3; provided, that such Third Party Provider sublicense shall comply with Section 5.3.2(v).

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(iii) Affiliates. Galapagos shall have the right to grant sublicenses under the licenses granted in Section 5.2.1 to its Affiliates; provided, that such Affiliate sublicense shall comply with Section 5.3.2(v).

(iv) Third Parties.

(a)	If at any time Galapagos wishes to grant a sublicense under the licenses granted in Section 5.2.1 to any Person other than an Affiliate, Galapagos shall notify AbbVie thereof. Not later than […***…] ([…***…]) days after receipt of such notice from Galapagos, AbbVie shall notify Galapagos whether AbbVie (or its Affiliate) wishes to take such sublicense. If AbbVie does not notify Galapagos within such […***…] ([…***…]) day response period that AbbVie (or its Affiliate) wishes to take such sublicense, then Galapagos shall be free to negotiate and enter into a sublicense under the licenses granted in Section 5.2.1 with any Third Party on such terms as Galapagos may determine; provided, that such Third Party sublicense shall comply with Section 5.3.2(v). For clarity, prior to providing notice to AbbVie under this Section 5.3.2(iv), and during the […***…] ([…***…]) day response period after providing any such notice, Galapagos shall not (1) grant any sublicense under the licenses granted in Section 5.2.1 to any Third Party, or (2) negotiate with any Third Party, directly or indirectly through any Person, or offer to enter into with any Third Party, any sublicense under the licenses granted in Section 5.2.1.

(b)	If AbbVie notifies Galapagos within such […***…] ([…***…]) day response period that AbbVie wishes to take a sublicense under the licenses granted in Section 5.2.1, then during the period of […***…] ([…***…]) days commencing on the date of delivery of such notice by AbbVie, or such longer period as the Parties may agree (the “Exclusive Negotiation Period”), AbbVie (or its Affiliate) and Galapagos shall negotiate in good faith the terms and conditions on which AbbVie (or its Affiliate) and Galapagos shall enter into such sublicense. For clarity, during the Exclusive Negotiation Period Galapagos shall not (1) grant any sublicense under the licenses granted in Section 5.2.1 to any Third Party, or (2) negotiate with any Third Party, directly or indirectly through any Person, or offer to enter into with any Third Party, any sublicense under the licenses granted in Section 5.2.1.

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(c)	If AbbVie (or its Affiliate) and Galapagos do not execute and deliver such a sublicense prior to the end of the Exclusive Negotiation Period, then Galapagos shall be free to negotiate and enter into a sublicense under the licenses granted in Section 5.2.1 with any Third Party; provided, that Galapagos shall not enter such Third Party sublicense on terms and conditions that, taken as a whole, are equal to, or less favorable to Galapagos than, the terms and conditions last proposed by AbbVie (or its Affiliate) to Galapagos during the Exclusive Negotiation Period; provided, further, that such Third Party sublicense shall comply with Section 5.3.2(v). Galapagos promptly shall provide to AbbVie a complete and accurate copy of each Third Party sublicense entered into by Galapagos, subject to reasonable protection of the applicable Third Party’s proprietary information; provided, that in no event may Galapagos redact any of the financial terms of any Third Party sublicense provided to AbbVie.

(v) Galapagos shall cause each Sublicensee permitted under this Section 5.3.2 to comply with the terms of the applicable permitted sublicense and to comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense shall not relieve Galapagos of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such permitted sublicenses shall be consistent with and subject to the terms and conditions of this Agreement.

5.4 Distributorships.

5.4.1 AbbVie shall have the right, in its sole discretion, to appoint its Affiliates, and AbbVie and its Affiliates shall have the right, in their sole discretion, to appoint any Third Party, to Commercialize the Products in any country in the AbbVie Territory (with or without packaging rights) in circumstances where the Person purchases its requirements of Products from AbbVie or its Affiliates. The term “packaging rights” in this Section 5.4.1 means the right for the Distributor to package Products supplied in unpackaged bulk form into individual ready-for-sale packs.

5.4.2 Galapagos shall have the right to appoint its Affiliates, and Galapagos and its Affiliates shall have the right to appoint any Third Party, to Commercialize the Products in any country in the Galapagos Territory in circumstances where the Person purchases its requirements of Products from Galapagos or its Affiliates; provided, that Galapagos furnishes the JCC with advanced written notice thereof, which notice shall specify the work to be subcontracted, and the JCC discusses the qualifications of such Distributor.

5.4.3 Where a Party or its Affiliate(s) appoint(s) a Person to distribute, market, and sell the Products in circumstances where the Person purchases its requirements of Products from such Party or its Affiliates and such Person is not an Affiliate of such Party, that Person shall be a “Distributor” for purposes of this Agreement.

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5.5 Co-Promotion Rights.

5.5.1 Subject to Galapagos’ exclusive co-promotion rights pursuant to Section 4.9, AbbVie and its Affiliates shall have the right, in their sole discretion, to co-promote the Products with any Third Party, or to appoint one (1) or more Third Parties to promote the Products without AbbVie in all or any part of the AbbVie Territory.

5.5.2 Galapagos and its Affiliates shall have the right to co-promote the Products with any Third Party, or to appoint one (1) or more Third Parties to promote the Products without Galapagos in all or any part of the Galapagos Territory; provided, that Galapagos furnishes the JCC with advanced written notice thereof, which notice shall specify the work to be subcontracted, and the JCC discusses the qualifications of such Third Party.

5.6 Retention of Rights.

5.6.1 Notwithstanding the exclusive licenses granted to AbbVie pursuant to Section 5.1, Galapagos retains the right to practice under the Galapagos Patents, the Galapagos Know-How, and Galapagos’ interests in the Joint Patents, Joint Know-How, Regulatory Approvals and any other Regulatory Documentation to perform its obligations under this Agreement (including Development, Detailing a Co-Promotion Product, and the making or having made and supply of Molecules and Products to AbbVie, as applicable). Except as expressly provided herein, Galapagos grants no other right or license, including any rights or licenses to the Galapagos Patents, the Galapagos Know-How, the Galapagos Corporate Names, the Joint Patents, the Joint Know-How, or any other Patent or intellectual property rights not otherwise expressly granted herein.

5.6.2 Except as expressly provided herein, AbbVie grants no other right or license, including any rights or licenses to the AbbVie Patents, the AbbVie Know-How, the Joint Patents, the Joint Know-How, the Regulatory Documentation, or any other Patent or intellectual property rights not otherwise expressly granted herein.

5.7 Confirmatory Patent License. Galapagos shall, if requested to do so by AbbVie, immediately enter into confirmatory license agreements in the form or substantially the form reasonably requested by AbbVie for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AbbVie considers appropriate; provided, that in no case shall Galapagos be required to execute such license agreements if the legal effect thereof would be to transfer ownership of Galapagos Patents licensed thereunder to AbbVie (in which event Galapagos and AbbVie would mutually agree on an alternate solution to address the need for a confirmatory license without materially damaging the interests of either Party). Until the execution of any such confirmatory licenses (or alternate solution), so far as may be legally possible, Galapagos and AbbVie shall have the same rights in respect of the Galapagos Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses (or alternate solution) had been executed.

5.8 Third Party In-License Agreements. During the Term, neither Galapagos nor any of its Affiliates shall, without AbbVie’s prior written consent, enter into any agreement with a Third Party related to Information, Regulatory Documentation, Patents, or other intellectual

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property rights affecting Molecules or Products, and Galapagos shall consult with AbbVie and seek AbbVie’s comments on all draft proposals exchanged between Galapagos and the prospective licensor with respect to any such license. If Galapagos or any of its Affiliates are a party to a license, sublicense or other agreement for additional rights, with the right to sublicense, under Patents or Information to make, use, sell, offer to sell or import Molecules or Products, or as permitted in the aforementioned sentence, then Galapagos shall inform AbbVie and shall provide AbbVie with a copy (which may be redacted in pertinent part) of such license, sublicense, or other agreement (“Proposed Future Third Party In-Licensed Rights”). If AbbVie notifies Galapagos in writing that it wishes to be bound by or assume the rights and obligations of the Proposed Future Third Party In-Licensed Rights as they apply to AbbVie and this Agreement, then the Proposed Future Third Party In-Licensed Rights shall automatically be included in the Galapagos Patents or Galapagos Know-How (as applicable) hereunder and AbbVie agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to AbbVie and this Agreement. If AbbVie declines to be bound by or assume the rights and obligations of the Proposed Future Third Party In-Licensed Rights as they apply to AbbVie and this Agreement, AbbVie may in its discretion negotiate and conclude a separate agreement with the applicable licensor.

5.9 Exclusivity with Respect to the Territory.

5.9.1 During the Term, neither Party shall, and each Party shall cause its Affiliates not to, (i) directly or indirectly, develop, commercialize or otherwise Exploit any […***…] in any country in the Territory, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly develop, commercialize or otherwise Exploit any […***…] in any country in the Territory, in each case ((i) and (ii)) except for Molecules and Products in accordance with the terms of this Agreement.

5.9.2 […***…]

5.9.3 […***…]

ARTICLE 6

PAYMENTS AND RECORDS

6.1 Upfront Payment. No later than […***…] ([…***…]) days following the Effective Date, as initial consideration for entering into the collaboration with Galapagos and the rights granted by Galapagos to AbbVie pursuant to this Agreement, including those set forth in particular in Section 5.1 of this Agreement, AbbVie shall pay Galapagos a non-refundable, one-time, upfront amount equal to Forty-Five Million Dollars ($45,000,000.00). This payment does as such not require any performance of activities and shall be non-creditable against any other payments due hereunder.

6.2 Development Milestones. As further consideration for the rights granted by Galapagos to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Galapagos a milestone payment within […***…] ([…***…]) days after the achievement of each of the following milestones, calculated as follows:

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6.2.1 Upon […***…], Ten Million Dollars ($10,000,000.00) (the “[…***…]”);

6.2.2 Upon […***…], […***…] Dollars ($[…***…]) (the “[…***…]”);

6.2.3 Upon […***…], […***…] Dollars ($[…***…]) (the “[…***…]”);

6.2.4 Upon […***…], […***…] Dollars ($[…***…]) (the “[…***…]”); and

6.2.5 Upon […***…], […***…] Dollars ($[…***…]) (the “[…***…]”).

6.2.6 Each milestone payment in this Section 6.2 shall be non-refundable, non-creditable and payable only once upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone for a different Molecule. For clarity, the maximum aggregate amount payable by AbbVie pursuant to this Section 6.2 is […***…] Dollars ($[…***…]).

6.3 Regulatory Milestones. As further consideration of the rights granted by Galapagos to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Galapagos a milestone payment within […***…] ([…***…]) days after the achievement of each of the following milestones, calculated as follows:

6.3.1 Upon […***…], […***…] Dollars ($[…***…]);

6.3.2 Upon […***…], […***…] Dollars ($[…***…]);

6.3.3 Upon […***…], […***…] Dollars ($[…***…]);

6.3.4 Upon […***…], […***…] Dollars ($[…***…]);

6.3.5 Upon […***…], […***…] Dollars ($[…***…]); and

6.3.6 Upon […***…], […***…] Dollars ($[…***…]).

6.3.7 Each milestone payment in this Section 6.3 shall be non-refundable, non-creditable and payable only once upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Product. For clarity, the maximum aggregate amount payable by AbbVie pursuant to this Section 6.3 is […***…] Dollars ($[…***…]).

6.4 Sales-Based Milestones.

6.4.1 As further consideration of the license rights granted by Galapagos to AbbVie hereunder, subject to Section 6.4.2, if the Net Sales of the Products in the Royalty Territory in a given Calendar Year exceed a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), AbbVie shall pay to Galapagos a milestone payment (each, an

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“Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. If in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, AbbVie shall pay to Galapagos a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within […***…] ([…***…]) days of the first achievement of such milestone (each, an “Annual Net Sales-Based Milestone Payment Date”).

Threshold Annual Net Sales Levels	Payment Amount
[…***…] Dollars ($[…***…])	$[…***…]
[…***…] Dollars ($[…***…])	$[…***…]

6.4.2 Notwithstanding anything contained in Section 6.4.1, each milestone payment in this Section 6.4 shall be payable only once upon the first achievement of such milestone, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. For clarity, the maximum aggregate amount payable by AbbVie pursuant to this Section 6.4 is […***…] Dollars ($[…***…]).

6.5 Royalties.

6.5.1 Royalty Rates. As further consideration for the rights granted to AbbVie hereunder, subject to Sections 6.5.2 and 6.5.4, commencing upon the First Commercial Sale of a Product in the Royalty Territory, AbbVie shall pay to Galapagos a royalty on aggregate Net Sales of the Products sold in the Royalty Territory (excluding Net Sales of each such Product sold in any country or other jurisdiction in the Royalty Territory for which the Royalty Term for such Product sold in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

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Net Sales of the Products in the Royalty Territory in a Calendar Year	Royalty Rate
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

6.5.2 Exclusion of Net Sales. Notwithstanding the foregoing, all Net Sales attributable to sales of the Co-Promotion Products in the Co-Promotion Territory shall be excluded from aggregate Net Sales for purposes of this Section 6.5 and such sales shall not be subject to a royalty under this Section 6.5. With respect to each Product in each country or other jurisdiction in the Royalty Territory, from and after the expiration of the Royalty Term for such Product that is sold in such country or other jurisdiction, Net Sales of such Product in such country or other jurisdiction shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 6.5.

6.5.3 Royalty Term. AbbVie shall have no obligation to pay any royalty with respect to Net Sales of any Product in any country or other jurisdiction after the Royalty Term for such Product that is sold in such country or other jurisdiction has expired.

6.5.4 Reductions. Notwithstanding the foregoing:

(i) If in any country or other jurisdiction in the Royalty Territory during the Royalty Term for a Product there is Generic Competition resulting in […***…];

(ii) If a court or a governmental agency of competent jurisdiction requires AbbVie or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Product in a country or other jurisdiction in the Royalty Territory, then, for the purposes of calculating the royalties payable with respect to such Product under Section 6.5.1, […***…];

(iii) If, and in such case from and after the date on which, a Product is Exploited in a country or other jurisdiction and the making, using, offer for sale, or sale of such Product sold in such country or other jurisdiction is not covered by a Valid Claim of a Galapagos Patent or a Product Patent, then the royalty rates set forth in Section 6.5.1 with respect to such sales of Product in such country or other jurisdiction (for purposes of calculations under Section 6.5.1), each shall be reduced by […***…] percent ([…***…]%); and

(iv) AbbVie shall have the right to deduct costs in accordance with Sections 7.2.1 and 7.4.

In no case shall any deductions allowable under this Section 6.5.4, alone or cumulatively, reduce the royalties paid to Galapagos by more than […***…] percent ([…***…]%) of the royalties due under Section 6.5.1.

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6.6 Royalty Payments and Reports. AbbVie shall calculate all amounts payable to Galapagos pursuant to Section 6.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 6.12. AbbVie shall pay to Galapagos the royalty amounts due with respect to a given Calendar Quarter within […***…] ([…***…]) days after the end of such Calendar Quarter. Each payment of royalties due to Galapagos shall be accompanied by a statement of the amount of Net Sales of each Product in each country or other jurisdiction of the Royalty Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

6.7 Profit or Loss in the Co-Promotion Territory. If Galapagos exercises the Co-Promotion Option, the terms and conditions of this Section 6.7 shall govern each Party’s rights and obligations with respect to Net Profits and Net Losses relating to the Co-Promotion Products in the Co-Promotion Territory. Subject to Sections 4.9 and 6.8, (i) Galapagos shall receive […***…] percent ([…***…]%) of all Net Profits, and bear […***…] percent ([…***…]%) of all Net Losses, as applicable, with respect to the Co-Promotion Products in the Co-Promotion Territory, and (ii) AbbVie shall receive […***…] percent ([…***…]%) of all Net Profits, and bear […***…] percent ([…***…]%) of all Net Losses, as applicable, with respect to the Co-Promotion Products in the Co-Promotion Territory. Galapagos shall bear its share of the Net Profits and Net Losses with respect to the Co-Promotion Products regardless of the date of its exercise of the Co-Promotion Option.

6.8 Calculation and Payment of Net Profit or Net Loss Share.

6.8.1 Reports and Payments in General. Upon initiation of the co-promotion with respect to a Co-Promotion Product, each Party shall report to the other Party, within […***…] ([…***…]) days after the end of each Calendar Quarter following such initiation, with regard to Net Sales and Allowable Expenses incurred by such Party for such Co-Promotion Product during such Calendar Quarter in the Co-Promotion Territory in a manner sufficient to enable the other Party to comply with its reporting requirements; provided, that in the case of the first Calendar Quarter for which such report is due, each Party shall additionally report all Allowable Expenses incurred by such Party prior to such Calendar Quarter with respect to such Co-Promotion Product. Such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses. Within […***…] ([…***…]) days after the end of each Calendar Quarter (or for the last Calendar Quarter in a Calendar Year, […***…] ([…***…]) days after the end of such Calendar Quarter), the Parties shall reconcile all Net Sales and Allowable Expenses to ascertain whether there is a Net Profit or Net Loss and payments shall be made as set forth in subsections (i) and (ii) below, as applicable.

(i) If there is a Net Profit for such Calendar Quarter, then AbbVie shall reimburse Galapagos for Allowable Expenses incurred by Galapagos in such Calendar Quarter and shall pay to Galapagos, an amount equal to […***…] percent ([…***…]%) of the Net Profit for such Calendar Quarter within […***…] ([…***…]) days after the end of each Calendar Quarter; or

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(ii) If there is a Net Loss for such Calendar Quarter, then the Party that has borne less than its share of the Allowable Expenses in such Calendar Quarter shall make a reconciling payment to the other Party within […***…] ([…***…]) days after the end of each Calendar Quarter to assure that each Party bears its share of such Allowable Expenses during such Calendar Quarter.

A sample calculation for determining the Net Profits and Net Losses is attached hereto as Schedule 6.8.1.

6.8.2 Last Calendar Quarter. No separate payment shall be made for the last Calendar Quarter in any Calendar Year. Instead, at the end of each such Calendar Year, a final reconciliation shall be conducted by comparing the share of Net Profits or Net Losses to which a Party is otherwise entitled for such Calendar Year pursuant to Sections 6.7 and 6.8.1 against the sum of all amounts (if any) previously paid or retained by such Party for prior Calendar Quarters during such Calendar Year, and the Parties shall make reconciling payments to one another no later than […***…] ([…***…]) days after the end of such Calendar Quarter, if and as necessary to ensure that each Party receives for such Calendar Year its share of Net Profits and bears its share of Net Losses in accordance with Section 6.7.

6.9 FTE Records and Calculations. Each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as is used for other products developed by such Party, unless instructed by the JSC to employ other procedures, in which case such other procedures shall be applied equally to both Parties.

6.10 Reconciliation of Development Costs, CMC Costs and Galapagos IP Costs. With respect to (i) Development Costs incurred in connection with Discovery Activities and activities performed under the Development Plans (or any Development activities performed by the Step-In Party pursuant to Section 3.14), (ii) CMC Costs incurred by the Parties and (iii) Galapagos IP Costs incurred by AbbVie, such costs initially shall be borne by the Party incurring the cost or expense and thereafter shall be subject to reimbursement in accordance with the cost-sharing or reimbursement allocations set forth in Sections 3.1.5, 3.1.6, 3.2.6, 3.2.7, 3.3.5, 3.3.6, 3.4, 3.14, or 7.9, as applicable. Each Party shall report to the other Party, within […***…] ([…***…]) days after the end of each Calendar Quarter, Development Costs, CMC Costs and Galapagos IP Costs incurred by such Party during such Calendar Quarter. Such report shall specify in reasonable detail all amounts included in such Development Cost, CMC Costs and Galapagos IP Costs during such Calendar Quarter. Each such report shall enable the receiving Party to compare the reported costs against the applicable Development Plan, as applicable, on both a quarterly basis and a cumulative basis for each activity. The Parties shall seek to resolve any questions related to such accounting statements within […***…] ([…***…]) days following receipt by each Party of the other Party’s report hereunder. Within […***…] ([…***…]) days after the end of each Calendar Quarter or, for the last Calendar Quarter of any Calendar Year, within […***…] ([…***…]) days after the end of such Calendar Year, the Party that has paid less than its share of Development Costs, CMC Costs and Galapagos IP Costs during such Calendar Quarter, or the Non-Performing Party, shall make reconciling payments to the other Party to achieve the appropriate allocation or reimbursement of such costs provided for in Sections 3.1.5, 3.1.6, 3.2.6, 3.2.7, 3.3.5, 3.3.6, 3.4, 3.14, or 7.9, as applicable.

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6.11 Third Party Payments.

6.11.1 Galapagos shall reimburse AbbVie an amount equal to […***…] percent ([…***…]%) of all Third Party Payments made by AbbVie with respect to the AbbVie Territory not later than […***…] ([…***…]) days after AbbVie provides Galapagos reasonable documentation of such payments.

6.11.2 […***…] Third Party Payments with respect to the Galapagos Territory.

6.12 Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by electronic transfer of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or its Sublicensee’s, standard conversion methodology consistent with Accounting Standards. Such standard conversion methodology shall be based upon the Monthly Average Exchange Rate. “Monthly Average Exchange Rate” means the simple average of prior month-end Exchange Rate and current month-end Exchange Rate based on 9:00 AM Central Time Bloomberg screen on the penultimate Business Day of the corresponding month, and “Exchange Rate” means, with respect to a Business Day, the spot bid rate for X currencies and spot ask rate for non-X currencies for the conversion of the applicable country’s or other jurisdiction’s currency to Dollars as reported at 9:00 AM Central Time Bloomberg screen on the penultimate Business Day. AbbVie shall have the right to offset any expense that is owed by Galapagos, if any, but not paid for more than […***…] ([…***…]) days after its due date against any payments owed by AbbVie, if any, under this Agreement.

6.13 Taxes.

6.13.1 Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. If withholding or similar taxes are paid to a government authority, each Party will provide the other Party such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes paid. In the event that a government authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, the Withholding Party will have the right (i) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the

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Withholding Party), against future payment obligations of the Withholding Party under this Agreement, (ii) to invoice the other Party for such amount (which shall be payable by the other Party within […***…] ([…***…]) days of its receipt of such invoice), or (iii) to pursue reimbursement by any other available remedy.

6.13.2 Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within […***…] ([…***…]) days of receipt.

6.14 No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one (1) Party to the other Party in connection with the transactions contemplated herein and the Co-Promotion Agreement. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein.

6.15 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of […***…] ([…***…]) basis points above EURIBOR, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

6.16 Financial Records. Each Party shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Products, Net Profits and Net Losses with respect to all Co-Promotion Products during the Term, in each case, including Allowable Expenses, as applicable, Development of the Molecules and Products, including books and records of actual expenditures with respect to the budgets set forth in each Development Plan, CMC Costs, Galapagos IP Costs, Third Party Payments, and any other amounts to be shared hereunder in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by such Party and its Affiliates until the later of (i) […***…] ([…***…]) years after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

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6.17 Audit. At the request of the other Party, each Party shall, and shall cause its Affiliates to, permit an independent public accounting firm of internationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.16 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any Calendar Quarter more than […***…] ([…***…]) years after the end of such quarter, (ii) be conducted more than once in any twelve (12)-month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period), or (iii) be repeated for any Calendar Quarter. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than […***…] percent ([…***…]%) from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 6.18 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due, or (y) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within […***…] ([…***…]) days after the date on which such audit is completed by the auditing Party.

6.18 Audit Dispute. In the event of a dispute with respect to any audit under Section 6.17, Galapagos and AbbVie shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within […***…] ([…***…]) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). AbbVie and Galapagos shall enter into an engagement letter with the Audit Arbitrator and shall provide all books and records necessary to permit the Audit Arbitrator to reach its conclusion. The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than […***…] ([…***…]) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts or the auditing Party shall reimburse the excess payments, as applicable.

6.19 Confidentiality. The receiving Party shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 9 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.20 Order of Reimbursement Credits/Payments.

6.20.1 In the event that a Required AbbVie Payment is subject to more than one (1) type of Reimbursement Credit and such Required AbbVie Payment is not sufficient to satisfy all such Reimbursement Credits, then (i) the Discovery Reimbursement Credit (if any) shall be applied fully first, (ii) the POC Reimbursement Credit (if any) shall be applied fully second, and (iii) the Post-POC Reimbursement Credit (if any) shall be applied last. In no event shall AbbVie be entitled to take aggregate Reimbursement Credits against a Required AbbVie Payment in an amount greater than such Required AbbVie Payment.

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6.20.2 In the event that a Required AbbVie Payment is subject to more than one (1) type of Reimbursement Payment and the amount of such Required AbbVie Payment is not equal to or greater than the aggregate amount of all such Reimbursement Payments, then (i) the Discovery Reimbursement Payment (if any) shall be paid fully first, (ii) the POC Reimbursement Payment (if any) shall be paid fully second, and (iii) the Post-POC Reimbursement Payment (if any) shall be paid last. In no event shall AbbVie be required to pay aggregate Reimbursement Payments with respect to a Required AbbVie Payment in an amount greater than such Required AbbVie Payment.

6.20.3 In the event that a Required AbbVie Payment is subject to both (i) one (1) or more Reimbursement Credits and (ii) one (1) or more Reimbursement Payments, then the aggregate amount of such Reimbursement Credits and the aggregate amount of such Reimbursement Payments shall be offset against each other, and (a) if the aggregate amount of such Reimbursement Credits exceeds the aggregate amount of such Reimbursement Payments, AbbVie shall not make any Reimbursement Payment with respect to such Required AbbVie Payment and only such excess amount shall be applied as a Reimbursement Credit against such Required AbbVie Payment in accordance with Section 6.20.1, or (b) if the aggregate amount of such Reimbursement Payments exceeds the aggregate amount of such Reimbursement Credits, AbbVie shall not take any Reimbursement Credit against such Required AbbVie Payment and only such excess amount shall be paid as Reimbursement Payment in addition to such Required AbbVie Payment in accordance with Section 6.20.2.

6.20.4 For clarity, the Total Discovery Reimbursement Balance, Total POC Reimbursement Balance, or Total Post-POC Reimbursement Balance, as applicable, shall only be settled through:

(i) crediting as Reimbursement Credits against Required AbbVie Payments pursuant to Sections 3.1.6(iii)(5), 3.2.7(iii)(5), or 3.3.6(iii)(5), as applicable; or

(ii) payment as Reimbursement Payments in addition to Required AbbVie Payments pursuant to Sections 3.1.6(iii)(6), 3.2.7(iii)(6), or 3.3.6(iii)(6), as applicable; or

(iii) voluntary reimbursement payments pursuant to Sections 3.1.6(iii)(7), 3.2.7(iii)(7), or 3.3.6(iii)(7), as applicable,

and the Parties shall not be required to make any other payments in connection with any such Total Discovery Reimbursement Balance, Total POC Reimbursement Balance, or Total Post-POC Reimbursement Balance.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property.

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7.1.1 Ownership of Joint Know-How and Joint Patents. As between the Parties, the Parties shall each own an equal, undivided interest in any and all (i) Information that is discovered or developed, and inventions, whether or not patentable, conceived or made, by or on behalf of either Party or its Affiliates, sublicensees or subcontractors, whether solely or jointly with or on behalf of the other Party or its Affiliates, sublicensees or subcontractors, in connection with the work or activities conducted under or in connection with this Agreement, including Discovery Activities and other Development activities and Commercialization activities (the “Joint Know-How”), and (ii) Patents claiming such Joint Know-How (the “Joint Patents”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted under Sections 5.1 and 5.2, each Party shall have the right to Exploit the Joint Know-How and Joint Patents without a duty of seeking consent or accounting to the other Party.

7.1.2 Ownership of Other Know-How and Patents. Subject to Section 7.1.1 and the rights granted in Sections 5.1 and 5.2, as between the Parties, (i) AbbVie shall own all right, title, and interest in and to any and all AbbVie Know-How and AbbVie Patents, (ii) Galapagos shall own all right, title and interest in and to any and all Galapagos Know-How and Galapagos Patents, and (iii) each Party shall own and retain all right, title, and interest in and to any and all Information, inventions, Patents, and other intellectual property rights that are Controlled (other than pursuant to the license grants set forth in Sections 5.1 and 5.2) by such Party, its Affiliates or its licensees or sublicensees.

7.1.3 United States Law. The determination of whether inventions are conceived or made by or on behalf of a Party for the purpose of allocating proprietary rights therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, or making occurs.

7.1.4 Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Manufacturing activities, or Commercialization activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

7.1.5 Ownership of Galapagos Corporate Names. As between the Parties, Galapagos shall retain all right, title and interest in and to Galapagos Corporate Names.

7.2 Maintenance and Prosecution of Patents.

7.2.1 Patent Prosecution and Maintenance of Galapagos Patents Other Than Product Patents. In consultation with AbbVie, Galapagos shall have the right, but not the obligation, through the use of internal or outside counsel reasonably acceptable to AbbVie, to

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prepare, file, prosecute, and maintain the Galapagos Patents (excluding any Galapagos Patents that are Product Patents, the prosecution and maintenance of which shall be governed by Section 7.2.2) worldwide, at Galapagos’ sole cost and expense. Galapagos shall keep AbbVie fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of all such Galapagos Patents in the Territory, including by providing AbbVie with a copy of material communications to and from any patent authority regarding such Galapagos Patents, and by providing AbbVie drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for AbbVie to review and comment thereon. Galapagos shall consider in good faith the requests and suggestions of AbbVie with respect to such Galapagos drafts and with respect to strategies for filing and prosecuting the Galapagos Patents in the Territory. Notwithstanding the foregoing, Galapagos shall promptly inform AbbVie of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing of or declaration of, any interference, opposition, Third Party observation, derivation proceeding, post-grant review, supplementary examination, reissue or inter parte or ex parte reexamination relating to a Galapagos Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and Galapagos shall consider in good faith all comments, requests and suggestions provided by AbbVie. Galapagos shall not initiate any such adversarial patent office proceeding relating to a Galapagos Patent in the Territory without first consulting AbbVie. If Galapagos decides not to prepare, file, prosecute, or maintain a Galapagos Patent in a country or other jurisdiction in the Territory, Galapagos shall provide reasonable prior written notice to AbbVie of such intention (which notice shall, in any event, be given no later than […***…] ([…***…]) days (or the earliest reasonable date if the applicable deadline is shorter than […***…] ([…***…]) days) prior to the next deadline for any action that may be taken with respect to such Galapagos Patent in such country or other jurisdiction), AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Galapagos Patent at its expense in such country or other jurisdiction (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9); provided, that AbbVie shall have the right to offset up to […***…] percent ([…***…]%) of such expense borne by AbbVie against any amounts owed to Galapagos under this Agreement in a given Calendar Quarter from sales-based milestones due to Galapagos pursuant to Section 6.4.1 and royalties due to Galapagos pursuant to Section 6.5.1 for such Calendar Quarter, with any balance then remaining to be carried over to subsequent Calendar Quarters and applied against such sales-based milestones and royalties due with respect to such subsequent Calendar Quarters, up to a maximum amount for each Calendar Quarter of […***…] percent ([…***…]%) of the amounts owed in respect of such subsequent Calendar Quarter. Upon AbbVie’s written acceptance of such option, AbbVie shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such specific Galapagos Patent. Galapagos shall reasonably cooperate with AbbVie in such country or other jurisdiction as provided under Section 7.2.3.

7.2.2 Patent Prosecution and Maintenance of AbbVie Patents, Product Patents and Joint Patents. AbbVie shall have the right, but not the obligation, to prepare, file, prosecute, and maintain the AbbVie Patents, the Joint Patents and any Galapagos Patents that are Product Patents worldwide, at AbbVie’s sole cost and expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall

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be reimbursed by Galapagos in accordance with Section 7.9). AbbVie shall keep Galapagos fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the AbbVie Patents, Joint Patents and Product Patents, including by providing Galapagos with a copy of material communications to and from any patent authority in the Territory regarding such AbbVie Patents, Joint Patents or Product Patents, and by providing Galapagos drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Galapagos to review and comment thereon. AbbVie shall consider in good faith the requests and suggestions of Galapagos with respect to such AbbVie drafts and with respect to strategies for filing and prosecuting the AbbVie Patents, Joint Patents and Product Patents in the Territory. If AbbVie decides not to prepare, file, prosecute, or maintain an AbbVie Patent, Joint Patent or Product Patent in a country or other jurisdiction in the Territory, AbbVie shall provide reasonable prior written notice to Galapagos of such intention (which notice shall, in any event, be given no later than […***…] ([…***…]) days prior to the next deadline for any action that may be taken with respect to such AbbVie Patent, Joint Patent or Product Patent in such country or other jurisdiction, or the earliest reasonable date if the applicable deadline is shorter than […***…] ([…***…]) days), and Galapagos shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such AbbVie Patent, Joint Patent or Product Patent at its expense in such country or other jurisdiction. Upon Galapagos’ written acceptance of such option, Galapagos shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such specific AbbVie Patent, Joint Patent or Product Patent. In such event, AbbVie shall reasonably cooperate with Galapagos in such country or other jurisdiction as provided under Section 7.2.3.

7.2.3 Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Galapagos Patents, the AbbVie Patents and the Joint Patents in the Territory under this Agreement. Cooperation shall include:

(i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (a) effectuate the ownership of intellectual property set forth in Section 7.1.1, (b) enable the other Party to apply for and to prosecute Patent applications in the Territory, and (c) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the Galapagos Patents, AbbVie Patents and Joint Patents in the Territory, in each case ((a), (b), and (c)) to the extent provided for in this Agreement;

(ii) consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(iii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Galapagos Patents, AbbVie Patents or Joint Patents in the Territory.

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7.2.4 Patent Term Extension and Supplementary Protection Certificate.

(i) Except as provided in Section 7.2.4(ii), AbbVie shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Galapagos Patents, AbbVie Patents and Joint Patents in any country or other jurisdiction; provided, that any Dispute with respect thereto shall be finally and definitively resolved by AbbVie.

(ii) AbbVie shall have the responsibility of applying for any extension or supplementary protection certificate with respect to the Galapagos Patents, the AbbVie Patents and the Joint Patents in the Territory. AbbVie shall keep Galapagos fully informed of its efforts to obtain such extension or supplementary protection certificate. Galapagos shall provide prompt and reasonable assistance, as requested by AbbVie, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate.

(iii) AbbVie shall pay all expenses in regard to obtaining the extension or supplementary protection certificate in the Territory (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9).

7.2.5 Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 7, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) or 35 U.S.C. 102(c), as applicable, when exercising its rights under this Article 7 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act or 35 U.S.C. 100(h), as applicable.

7.2.6 Patent Listings. AbbVie shall have the sole right to make all filings with Regulatory Authorities in the AbbVie Territory with respect to Galapagos Patents, AbbVie Patents and Joint Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book, and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Galapagos shall (a) provide to AbbVie a correct and complete list of Galapagos Patents covering any Product, or otherwise necessary or reasonably useful, to enable AbbVie to make such filings with Regulatory Authorities in the Territory with respect to such Patents, and (b) cooperate with AbbVie’s reasonable requests in connection therewith or with any Joint Patents, including meeting any submission deadlines, in each case ((a) and (b)), to the extent required or permitted by Applicable Law. All filings with Regulatory Authorities in the Galapagos Territory with respect to Galapagos Patents, AbbVie Patents and Joint Patents shall be subject to the review and approval of AbbVie.

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7.3 Enforcement of Patents.

7.3.1 Enforcement of Galapagos Patents and Joint Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Galapagos Patents or the Joint Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market any Product in the Territory) (the “Third Party Infringement”). AbbVie shall have the first right, but not the obligation, to abate any Third Party Infringement in the Territory (the “AbbVie Prosecuted Infringements”) at its sole expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9) by litigation or otherwise and AbbVie shall retain control of the prosecution of such proceeding. If AbbVie prosecutes any AbbVie Prosecuted Infringement, Galapagos shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided, that AbbVie shall retain control of the prosecution of such claim, suit, or proceeding. During any such claim, suit, or proceeding, AbbVie shall: (i) provide Galapagos with drafts of all official papers and statements (whether written or oral) prior to their submission in such claim, suit, or proceeding, in sufficient time to allow Galapagos to review, consider and substantively comment thereon; (ii) reasonably consider taking action to incorporate Galapagos’ comments on all such official papers and statements; and (iii) allow Galapagos the opportunity to participate in the preparation of witnesses and other participants in such claim, suit, or proceeding. If AbbVie does not take commercially reasonable steps to prosecute an AbbVie Prosecuted Infringement (a) within […***…] ([…***…]) days following the first notice provided above with respect to the AbbVie Prosecuted Infringement, or (b) provided such date occurs after the first such notice of the AbbVie Prosecuted Infringement is provided, […***…] ([…***…]) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Galapagos may prosecute the AbbVie Prosecuted Infringement at its own expense.

7.3.2 Enforcement of AbbVie Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the AbbVie Patents by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development, commercialization, or an application to market any Product in the Territory). AbbVie shall have the first right, but not the obligation, to abate any such infringement in the Territory at its sole expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9) by litigation or otherwise and AbbVie shall retain control of the prosecution of such proceeding. If AbbVie prosecutes any such infringement, Galapagos shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided, that AbbVie shall retain control of the prosecution of such claim, suit or proceeding. If AbbVie does not take commercially reasonable steps to prosecute the alleged or threatened infringement in the Territory with respect to such AbbVie Patents (i) within […***…] ([…***…]) days following the first notice provided above with respect to such alleged infringement, or (ii) provided such date occurs after the first such notice of infringement is provided, […***…] ([…***…]) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Galapagos may prosecute the alleged or threatened infringement in the Territory at its own expense.

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7.3.3 Generic Competition. Notwithstanding the foregoing, if either Party (i) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such filing may infringe the Galapagos Patents, AbbVie Patents or Joint Patents, (ii) receives any notice of certification regarding the Galapagos Patents, AbbVie Patents or Joint Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed, or (iii) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (a) notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based, and (b) provide with a copy of any such notice of certification within […***…] ([…***…]) days of the date of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Sections 7.3.1, 7.3.2, or 7.3.4, as applicable; provided, that if AbbVie elects not to bring suit against the Third Party providing notice of such certification within […***…] ([…***…]) days of receipt of such notice, Galapagos shall have the right, but not the obligation, to bring suit against such Third Party and to join AbbVie as a party plaintiff if necessary to bring such a suit, in which event Galapagos shall hold AbbVie harmless from and against any and all costs and expenses of such litigation, including reasonable attorneys’ fees and expenses.

7.3.4 Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 7.3 shall have the right to settle such claim; provided, that neither Party shall have the right to settle any patent infringement litigation under this Section 7.3 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings; provided, further, that AbbVie shall not settle any patent infringement litigation under this Section 7.3 with respect to the Galapagos Territory without the express written consent of Galapagos.

7.3.5 Recovery. Except as otherwise agreed by the Parties by way of a cost-sharing arrangement, any recovery realized as a result of litigation described in Sections 7.3.1, 7.3.2, 7.3.3, or 7.3.4 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to reasonable royalty or loss of sales with respect to a Product in the AbbVie Territory, the Parties shall negotiate in good faith an appropriate

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allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to such Product; provided, further, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to the Galapagos Territory, such remainder shall be retained by or provided to Galapagos.

7.4 Infringement Claims by Third Parties. If the Manufacture, use or Commercialization of a Molecule or Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AbbVie or Galapagos (or their respective Affiliates or Sublicensees), the Party first receiving notice of such claim, suit, or proceeding shall promptly notify the other Party thereof in writing. AbbVie shall defend and control the defense of any such claim, suit, or proceeding at its own expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense, to the extent reasonable and reasonably incurred, shall be reimbursed by Galapagos in accordance with Section 7.9), using counsel of its own choice. Galapagos may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if AbbVie finds it necessary or desirable to join Galapagos as a party to any such action, Galapagos shall execute all papers and perform such acts as shall be reasonably required at AbbVie’s expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Unless otherwise set forth herein, AbbVie shall have the right to settle such claim, including by entering into a license agreement pursuant to Section 7.6; provided, that AbbVie shall not settle any litigation under this Section 7.4 in a manner that diminishes or has a material adverse effect on the rights or interest of Galapagos, or in a manner that imposes any costs (except as set forth in the immediately following proviso) or liability on, or involves any admission by, Galapagos, without Galapagos’ express written consent; provided, further, that entering into an agreement with such Third Party pursuant to Section 7.6 shall not require the consent of Galapagos. Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. AbbVie shall be entitled to deduct […***…] percent ([…***…]%) of the reasonable out-of-pocket attorney’s fees and court costs borne by AbbVie (and not reimbursed by Galapagos pursuant to Section 7.9) in defending such claim, suit, or proceeding brought by a Third Party alleging that a Molecule, Product or the Manufacturing Process (which Manufacturing Process AbbVie has not modified in any substantial part pertinent to the asserted claims in said proceeding) infringe one (1) or more Patents controlled by the Third Party. Such deduction shall be applied in a given Calendar Quarter from the sales-based milestones due to Galapagos pursuant to Section 6.4.1, and to the extent not exhausted within an […***…] ([…***…]) month period, may be deducted from royalties due to Galapagos pursuant to Section 6.5. Any recoveries by AbbVie of any sanctions awarded to AbbVie and against a party asserting a claim being defended under this Section 7.4 shall be applied as follows: such recovery shall be applied first to (i) reimburse AbbVie for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings to the extent not deducted from sales-based milestones pursuant to the previous sentence, and (ii) reimburse Galapagos for sales-based milestones deductions pursuant to the previous sentence. The balance of any such recoveries shall be retained or provided to AbbVie and included in calculation of Net Sales for the relevant Product, except to the extent such recovery is attributable to the Galapagos Territory, in which event it shall be retained by or provided to Galapagos.

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7.5 Invalidity or Unenforceability Defenses or Actions.

7.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Galapagos Patents, AbbVie Patents or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

7.5.2 Galapagos Patents and Joint Patents. AbbVie shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Galapagos Patents and Joint Patents at its own expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9) in the Territory. Galapagos may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided, that AbbVie shall retain control of the defense in such claim, suit, or proceeding. If AbbVie elects not to defend or control the defense of the Galapagos Patents or the Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Galapagos may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

7.5.3 AbbVie Patents. AbbVie shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the AbbVie Patents at its own expense (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9) in the Territory. Galapagos may participate in any such claim, suit, or proceeding in the Territory related to an AbbVie Patent that is a Product Patent with counsel of its choice at its own expense; provided, that AbbVie shall retain control of the defense in such claim, suit, or proceeding. If AbbVie elects not to defend or control the defense of the AbbVie Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Galapagos may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that Galapagos shall obtain the written consent of AbbVie prior to settling or compromising such claim, suit or proceeding.

7.5.4 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 7.5, each Party shall consult with the other as to the strategy for the defense of the Galapagos Patents, AbbVie Patents and Joint Patents.

7.5.5 Costs and Expenses. AbbVie shall be entitled to offset the reasonable attorney’s fees and court costs of defending such claim, suit, or proceeding under this Section 7.5 that are borne by AbbVie (and not reimbursed by Galapagos pursuant to Section 7.9) in a given Calendar Quarter (solely to the extent reasonably allocable to Galapagos Patents, Product

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Patents, or Joint Patents) against any sales-based milestones due to Galapagos pursuant to Section 6.4.1, up to a maximum amount of […***…] percent ([…***…]%) of the amounts owed with respect to each Calendar Quarter.

7.6 Third Party Licenses. If either Party reasonably believes that the Development, Manufacture, or Commercialization of any Molecule or Product by such Party, any of its Affiliates, or any of its or its Affiliates’ Sublicensees, misappropriates trade secrets, or infringes any Patent or other intellectual property right of a Third Party in any country or other jurisdiction in the Territory, such that such Party, any of its Affiliates, or, any of its or its Affiliates’ Sublicensees, cannot Exploit such Molecule or Product in such country or other jurisdiction without using said trade secrets or infringing such Patent or other intellectual property right of such Third Party, then the Parties shall discuss, through their representatives on the JSC (or any Working Group thereof appointed by the JSC for such purpose) whether to negotiate and obtain a license from such Third Party as necessary for such Party, any of its Affiliates, or any of its or its Affiliates’ Sublicensees, in such country or other jurisdiction. The JSC (or such Working Group) shall determine whether to obtain such a license, which Party shall be responsible for negotiating such license and the terms of such license; provided, that the terms of any such license shall permit the Party obtaining such license to grant to the other Party a sublicense thereunder to practice under such license within the Territory as required in accordance with the terms hereof.

7.7 Product Trademarks.

7.7.1 Ownership and Prosecution of Product Trademarks. AbbVie shall own all right, title, and interest to the Product Trademarks in the Territory (including the Galapagos Territory), and shall be responsible for the registration, prosecution, and maintenance thereof. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by AbbVie (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9). Galapagos shall provide all assistance and documents reasonably requested by AbbVie in support of its prosecution, registration, and maintenance of the Product Trademarks.

7.7.2 Enforcement of Product Trademarks. AbbVie shall have the sole right and responsibility for taking such action as AbbVie deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. AbbVie shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.2 and any settlements and judgments with respect thereto (except to the extent any such cost or expense is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9). AbbVie shall retain any damages or other amounts collected in connection therewith; provided, that to the extent that any such damages or other amounts are attributable to the Galapagos Territory, such damages or other amounts shall be provided to Galapagos.

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7.7.3 Third Party Claims. AbbVie shall have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Product in the Territory. AbbVie shall have the right to settle such claim, including by entering into a trademark related license agreement pursuant to Section 7.6; provided, that AbbVie shall not settle any litigation under this Section 7.7.3 in a manner that diminishes or has a material adverse effect on the rights or interest of Galapagos, or in a manner that imposes any costs (except as set forth in the immediately following proviso) or liability on, such as e.g. by offering a license to any of Galapagos’ trademarks, or involves any admission by, Galapagos, without Galapagos’ express written consent; provided, further, that entering into an agreement with such Third Party pursuant to Section 7.6 shall not require the consent of Galapagos. AbbVie shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.3 and any settlements and judgments with respect thereto (except to the extent any such cost, expense, settlements or judgment is allocable to the Galapagos Territory, in which event such cost or expense shall be reimbursed by Galapagos in accordance with Section 7.9). AbbVie shall retain any damages or other amounts collected in connection therewith; provided, that to the extent that any such damages or other amounts are attributable to the Galapagos Territory, such damages or other amounts shall be provided to Galapagos.

7.7.4 Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 7.7.

7.8 Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

7.9 Galapagos Territory Costs. […***…].

ARTICLE 8

PHARMACOVIGILANCE AND SAFETY

8.1 Pharmacovigilance. Not later than the commencement of the first Clinical Study by a Party under a Post POC-Development Plan, the Parties shall enter into an agreement to initiate a process for each Party to collect, maintain and exchange safety data with respect to the applicable Molecules and Products (including post-marketing spontaneous reports received by each Party and its Affiliates) in a mutually agreed format in order to monitor the safety of the Products and to meet reporting requirements with any applicable Regulatory Authority. Such safety data exchange agreement shall provide for Galapagos to maintain a safety database with respect to safety data obtained in the Galapagos Territory.

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8.2 Global Safety Database.

8.2.1 Galapagos initially shall set up, hold, and maintain in accordance with Applicable Law (at Galapagos’ sole cost and expense) a global safety database for each of the applicable Molecules and Products with respect to safety data obtained in connection with activities under the POC Development Plans.

8.2.2 Promptly after payment of each of the […***…], but in any event no later than […***…] ([…***…]) days after any such payment, Galapagos shall transfer to AbbVie, in electronic format, the complete contents of the safety database maintained by Galapagos pursuant to Section 8.2.1 for the applicable Molecules and Products, and thereafter AbbVie shall maintain in accordance with Applicable Law (at AbbVie’s sole cost and expense, but subject to the last sentence of this subsection) the global safety database for each of the applicable Molecules and Products. AbbVie’s and its Affiliates’ costs incurred in connection with receiving, recording, reviewing, communicating, reporting, and responding to adverse events in the Co-Promotion Territory shall be included in Allowable Expenses calculated on an FTE Cost and direct out-of-pocket basis.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Product Information. Galapagos recognizes that by reason of, inter alia, AbbVie’s status as an exclusive licensee pursuant to the grants under Section 5.1, AbbVie has an interest in Galapagos’ retention in confidence of certain Information of Galapagos. Accordingly, during the Term, Galapagos shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep completely confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Galapagos’ obligations hereunder any Information Controlled by Galapagos or any of its Affiliates specifically relating to any Molecule or Product, or the Exploitation of any of the foregoing (the “Product Information”); except to the extent (i) the Product Information is in the public domain through no fault of Galapagos, its Affiliates or any of its or their respective officers, directors, employees, or agents, (ii) such disclosure or use is expressly permitted under Section 9.3, or (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement. For purposes of Section 9.3, AbbVie shall be deemed to be the disclosing Party with respect to Product Information under Section 9.3 and Galapagos shall be deemed to be the receiving Party with respect thereto. For further clarification, (a) without limiting this Section 9.1, to the extent Product Information is disclosed by Galapagos to AbbVie pursuant to this Agreement, such Information shall, subject to the other terms and conditions of this Article 9, also constitute Confidential Information of Galapagos with respect to the use and disclosure of such Information by AbbVie (and Galapagos shall be deemed to be the disclosing Party with respect to Product Information under Section 9.3 and AbbVie shall be deemed to be the receiving Party with respect thereto), but (b) the disclosure by Galapagos to AbbVie of Product Information shall not cause such Information to cease to be subject to the provisions of this Section 9.1 with respect to the use and disclosure of such Confidential Information by Galapagos. If this Agreement is terminated in its entirety or with respect to the Terminated Territory and, as a result of such termination, Galapagos obtains a license with respect to the Terminated Territory pursuant to Sections 12.6 or 12.7, this Section 9.1 shall have no continuing

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force or effect with respect to the use or disclosure of such Information solely in connection with the Exploitation of the Molecule or Product for the benefit of the Terminated Territory, but the Product Information, to the extent disclosed by Galapagos to AbbVie hereunder, shall continue to be Confidential Information of Galapagos, subject to the terms of Sections 9.2 and 9.3 for purposes of the surviving provisions of this Agreement.

9.2 Confidentiality Obligations. At all times during the Term and for a period of […***…] ([…***…]) years following termination or expiration hereof in its entirety, each Party shall, and shall cause its Affiliates, or any of its or their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 9.2 with respect to any Confidential Information shall not include any Information that:

9.2.1 has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

9.2.2 has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such Information;

9.2.3 is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

9.2.4 is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

9.2.5 has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

9.3 Permitted Disclosures. The receiving Party may disclose the disclosing Party’s Confidential Information to the extent that such disclosure is:

9.3.1 in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction (including by reason of filing with securities regulators, but subject to Section 9.5); provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least […***…] ([…***…]) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity, at its own cost and expense, to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such

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order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

9.3.2 made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

9.3.3 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

9.3.4 made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided, that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article;

9.3.5 made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the performance of Discovery Activities or the Exploitation of the Molecules and Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than […***…] ([…***…]) years from the date of disclosure);

9.3.6 made by Galapagos or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with Galapagos’ activities contemplated by this Agreement; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of AbbVie substantially similar to the obligations of confidentiality and non-use of Galapagos pursuant to this Article 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than […***…] ([…***…]) years from the date of disclosure); or

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9.3.7 made by either Party to Third Parties as necessary and reasonable in connection with the exercise of its rights under the last sentence of Section 7.1.1; provided, that such Third Parties shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (with a duration of confidentiality and non-use obligations as appropriate that is no less than […***…] ([…***…]) years from the date of disclosure).

9.3.8 Section 9.3.5 shall apply mutatis mutandis to Galapagos with respect to Confidential Information of AbbVie solely to the extent applicable to a Product being developed and commercialized by Galapagos pursuant to the licenses set forth in Sections 12.6.1(iii) and 12.7.2, if and as applicable.

9.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure, as well as the specific Applicable Law for which disclosure is required, identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than […***…] ([…***…]) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

9.5 Public Announcements. The Parties have agreed upon the content of a joint press release which shall be issued substantially in the form attached hereto as Schedule 9.5, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. If a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure, as well as the specific Applicable Law or rule of a stock exchange for which disclosure is required, in writing to the other Party as far in advance as reasonably practicable (and in no event less than […***…] ([…***…]) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. The Party desiring to make any such public disclosure shall consider in good faith any comments provided by the other Party with respect to such disclosure. Notwithstanding the foregoing, AbbVie, its Sublicensees and its and their respective Affiliates shall have the right to publicly announce, make a press release, or make other public disclosures of the research, development and commercial Information (including with respect to regulatory matters) regarding the Products; provided, that (i) such disclosure is subject to the provisions of Sections 9.1 through 9.3 with respect to Galapagos’ Confidential Information, and (ii) AbbVie shall not use the name of Galapagos (or insignia, or any contraction, abbreviation or adaptation thereof) without Galapagos’ prior written consent.

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9.6 Publications.

9.6.1 Galapagos shall not publish, present, or otherwise disclose, and shall cause its Affiliates and Third Party Providers and its and their employees and agents not to disclose any material specifically related to the Exploitation of the Molecules and Products without the prior written consent of AbbVie.

9.6.2 AbbVie, its Affiliates and its and their respective Sublicensees shall have the right to publish, present, or otherwise disclose, any material related to the Exploitation of the Molecules and Products; provided, that (i) such disclosure is subject to the provisions of Sections 9.1 through 9.3 with respect to Galapagos’ Confidential Information, and (ii) AbbVie shall not use the name of Galapagos (or insignia, or any contraction, abbreviation or adaptation thereof) without Galapagos’ prior written consent.

9.7 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one (1) or more Terminated Territories but not in its entirety, solely to the extent relating specifically and exclusively to such Terminated Territories) to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party, or (ii) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.8 Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.2.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Galapagos and AbbVie represent, warrant, and covenant to each other as follows:

10.1.1 Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

10.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or

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other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

10.1.3 Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

10.1.4 No Inconsistent Obligation. As of the Effective Date, it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.1.5 Performance. During the Term, it shall have available all necessary and sufficient means to ensure the performance of the proper execution of its obligations under this Agreement.

10.2 Additional Representations and Warranties of Galapagos. Galapagos further represents, warrants, and covenants to AbbVie as follows:

10.2.1 All Galapagos Patents existing as of the Effective Date (including the Existing Potentiator Patents) are listed on Schedule 10.2.1 (the “Existing Patents”). All Existing Patents are subsisting and are not invalid or unenforceable, in whole or in part, are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. The Existing Patents represent all Patents within Galapagos’ or its Affiliates’ Control including claims covering the making, using, and composition of matter of the Molecules or Products, or the Exploitation thereof, as of the Effective Date.

10.2.2 As of the Effective Date, to the best of Galapagos’ Knowledge, there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Galapagos or any of its Affiliates relating to the Existing Patents or the Galapagos Know-How. As of the Effective Date, no claim or litigation has been brought or threatened by any Person alleging, and Galapagos has no Knowledge of any claim, whether or not asserted, that (i) the Existing Patents or the Galapagos Know-How are invalid or unenforceable, or (ii) the Existing Patents or the Galapagos Know-How, or the disclosing, copying, making, assigning, or licensing of the Existing Patents or the Galapagos Know-How, or the Development, Manufacture, Commercialization or other Exploitation of the Molecules or Products as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party. As of the Effective Date, to Galapagos’ Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or the Galapagos Know-How.

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10.2.3 Galapagos is the sole and exclusive owner of the entire right, title and interest in the Existing Patents listed on Schedule 10.2.1 (the “Owned Patents”) and the Galapagos Know-How free of any encumbrance, lien, or claim of ownership by any Third Party. Galapagos is entitled to grant the licenses specified herein.

10.2.4 During the Term, neither Galapagos nor any of its Affiliates shall encumber or diminish the rights granted to AbbVie hereunder, with respect to the Galapagos Patents, Galapagos Know-How, Joint Patents or Joint Know-How, including by not (i) committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any Third Party In-License Agreement, or (ii) amending or otherwise modifying or permitting to be amended or modified, any Third Party In-License Agreement. Galapagos shall promptly provide AbbVie with notice of any alleged, threatened, or actual breach of any Third Party In-License Agreement. All agreements with Third Parties pursuant to which Galapagos or any of its Affiliates licenses any of the Galapagos Patents or Galapagos Know-How as of the Effective Date are listed on Schedule 10.2.4. None of Galapagos, its Affiliates or any Third Party is in breach of any existing Third Party In-License Agreement. Each existing Third Party In-License Agreement is in full force and effect.

10.2.5 To the best of Galapagos’ Knowledge, Galapagos has provided or made available to AbbVie, prior to the Effective Date, true, complete, and correct copies of the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Owned Patents to the extent requested by AbbVie.

10.2.6 To the best of Galapagos’ Knowledge, Galapagos and its Affiliates have presented, or will present prior to the pertinent patent office deadlines, all relevant references, documents, or Information of which it and the inventors are aware to the relevant patent examiner at the pertinent patent office, in connection with the prosecution of the pending patent applications included in the Existing Patents.

10.2.7 To the best of Galapagos’ Knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending.

10.2.8 Each Person who, to the best of Galapagos’ Knowledge, has or has had any rights in or to any Owned Patents or any Galapagos Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Owned Patents and Galapagos Know-How to Galapagos. To the best of Galapagos’ Knowledge, no current officer, employee, agent, or consultant of Galapagos or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary Information of Galapagos or such Affiliate or of any employment contract relating to the relationship of any such Person with Galapagos. To the best of Galapagos’ Knowledge, each Person who has or has had any rights in or to any know-how sublicensed hereunder, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Patents and know-how to the licensor of the Third Party In-License Agreement.

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10.2.9 To the best of Galapagos’ Knowledge, all works of authorship and all other materials subject to copyright protection included in Galapagos Know-How are original and were either created by employees of Galapagos or its Affiliates within the scope of their employment or are otherwise works made for hire, or all right, title, and interest in and to such materials have been legally and fully assigned and transferred to Galapagos or such Affiliate, and all rights in all inventions and discoveries, made, developed, or conceived by any employee or independent contractor of Galapagos or any of its Affiliates during the course of their employment (or other retention) by Galapagos or such Affiliate, and relating to or included in Galapagos Know-How or that are the subject of one (1) or more Existing Patents have been or will be assigned in writing to Galapagos or such Affiliate.

10.2.10 Galapagos has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and Manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Galapagos and any such Third Party with respect to the Molecules, and Galapagos has the rights under each such agreement to transfer such Information or other materials to AbbVie and its designees and to grant AbbVie the right to use such know-how or other materials in the Development or Commercialization of the Molecules or Products without restriction.

10.2.11 The Galapagos Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the best of Galapagos’ Knowledge, and its Affiliates, no breach of such confidentiality has been committed by any Third Party.

10.2.12 As of the Effective Date, neither Galapagos nor its Affiliates has made any submission to any Regulatory Authority in the Territory with respect to a Molecule.

10.2.13 To the best of Galapagos’ Knowledge, Galapagos and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Molecules that they have conducted prior to the Effective Date in accordance with Applicable Law. To the best of Galapagos’ Knowledge, Galapagos and its Affiliates have employed (and, with respect to such tests and studies that Galapagos will perform, will employ) Persons with appropriate education, knowledge and experience to Conduct and to oversee the Conduct of the pre-clinical and Clinical Studies with respect to the Molecules or Products.

10.2.14 There are no amounts that will be required to be paid to a Third Party as a result of the Development, Manufacture or Commercialization of the Molecules or Products that arise out of any agreement to which Galapagos or any of its Affiliates is a party as of the Effective Date.

10.2.15 As of the Effective Date, neither Galapagos nor any of its Affiliates has any Knowledge of any scientific or technical facts or circumstances that have not been disclosed to AbbVie, and that would adversely affect the scientific, therapeutic, or commercial potential of the Molecules or Products. As of the Effective Date, neither Galapagos nor any of its Affiliates has any Knowledge of anything that has not been disclosed to AbbVie, and that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.

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10.2.16 As of the Effective Date, neither Galapagos nor any of its employees or agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or listed on the FDA’s Disqualified/Restricted List.

(i) If, during the Term, Galapagos, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to the FDA’s Disqualified/Restricted List, Galapagos shall immediately notify AbbVie, and AbbVie shall have the option, at its sole discretion, to either: (a) prohibit such Person from performing work under this Agreement; or (b) terminate all work being performed or to be performed by Galapagos pursuant to this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this Agreement, the following definitions shall apply:

(ii) A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

(iii) A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

(iv) An “Excluded Individual” or “Excluded Entity” is (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (b) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(v) A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(vi) “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor or the FDA.

10.2.17 Galapagos has obtained from its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are

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or are otherwise participating in the Exploitation of the Molecules or Products or who otherwise have access to any AbbVie Information or other Confidential Information of AbbVie as of the Effective Date, and shall obtain from such Persons during the Term, the licenses and other rights necessary for Galapagos to grant to AbbVie the rights and licenses provided herein and for AbbVie to perform its obligations hereunder, without payments beyond those required by Article 6.

10.2.18 The inventions claimed in the Existing Patents (i) were not conceived or made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. §201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.

10.2.19 With respect to supplies of Molecules, Product and placebos Manufactured and supplied by or on behalf of Galapagos for use in Clinical Studies under this Agreement, all such Molecules, Product and placebos: (i) shall be in conformity with the applicable specifications for such Molecules, Product and placebos; (ii) shall be Manufactured in conformance with GMP, all other Applicable Law, this Agreement, and any applicable quality agreement; (iii) shall have been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (iv) shall not be adulterated or misbranded under the FFDCA, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted; and (v) may be introduced into interstate commerce pursuant to the FFDCA, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted.

10.2.20 To the best of Galapagos’ Knowledge, the representations and warranties of Galapagos in this Agreement, and the Information and materials furnished to AbbVie in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

10.3 Additional Representations and Warranties of AbbVie. AbbVie further represents, warrants and covenants to Galapagos as follows:

10.3.1 As of the Effective Date, neither AbbVie nor any of its employees or agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or listed on the FDA’s Disqualified/Restricted List.

10.3.2 If, during the Term, AbbVie, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to the FDA’s Disqualified/Restricted List, AbbVie shall immediately notify Galapagos, and Galapagos shall have the option, at its sole discretion, to prohibit such Person from performing work under this Agreement. This provision shall survive termination or expiration of this Agreement.

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10.3.3 AbbVie has obtained from its Affiliates, sublicensees, employees and agents, and from the employees and agents of its Affiliates, sublicensees and agents, who are or are otherwise participating in the Exploitation of the Molecules or Products or who otherwise have access to any Galapagos Information or other Confidential Information of Galapagos as of the Effective Date, and shall obtain from such Persons during the Term, the licenses and other rights necessary for AbbVie to grant to Galapagos the rights and licenses provided herein and for Galapagos to perform its obligations hereunder, without payments beyond those required by Article 6.

10.3.4 With respect to supplies of Molecules, Product and placebos Manufactured and supplied by or on behalf of AbbVie for use in connection with Clinical Studies or commercial distribution under this Agreement, all such Molecules, Product and placebos: (i) shall be in conformity with the applicable specifications for such Molecules, Product and placebos; (ii) shall be Manufactured in conformance with GMP, all other Applicable Law, this Agreement, and any applicable quality agreement; (iii) shall have been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (iv) shall not be adulterated or misbranded under the FFDCA, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted; and (v) may be introduced into interstate commerce pursuant to the FFDCA, and similar provisions of the laws of other countries as to which Regulatory Approvals have been granted.

10.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11

INDEMNITY

11.1 Indemnification of Galapagos. AbbVie shall indemnify Galapagos, its Affiliates and their respective directors, officers, employees, and agents (the “Galapagos Indemnitees”) and shall defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Galapagos Indemnitees arising from or occurring as a result of:

(i) subject to Section 11.3.2, the breach by AbbVie of this Agreement;

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(ii) the negligence, reckless conduct or willful misconduct on the part of AbbVie or its Affiliates or their respective directors, officers, employees, agents and Sublicensees in performing its or their obligations under this Agreement;

(iii) the Commercialization of the Products or Molecules anywhere in the AbbVie Territory during the Term;

(iv) the Development, Commercialization, Manufacture, or other Exploitation of any Molecule or Product in any country by AbbVie, its Affiliates or licensees from and after the termination of this Agreement with respect to such country; or

(v) the use of AbbVie’s corporate names and logos in connection with the Commercialization of the Molecules or Products in the Territory as permitted under this Agreement;

except in the case of clauses (i) through (v), for those Losses for which Galapagos, in whole or in part, has an obligation to indemnify any AbbVie Indemnitee pursuant to Section 11.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

11.2 Indemnification of AbbVie. Galapagos shall indemnify AbbVie, its Affiliates and their respective directors, officers, employees, and agents (the “AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of:

(i) subject to Section 11.3.2, the breach by Galapagos of this Agreement;

(ii) the negligence, reckless conduct or willful misconduct on the part of Galapagos or its Affiliates or their respective directors, officers, employees, agents and Sublicensees in performing its or their obligations under this Agreement;

(iii) the use of Galapagos Corporate Names in connection with the Commercialization of the Molecules or Products in the Territory as permitted under this Agreement;

(iv) the Commercialization of the Products or Molecules anywhere in the Galapagos Territory during the Term; or

(v) the Development, Commercialization, Manufacture, or other Exploitation of (a) the Existing Potentiator Molecules prior to the Effective Date and (b) any Molecule or Product in any country by Galapagos, its Affiliates or licensees from and after the termination of this Agreement with respect to such country;

except, in the case of clauses (i) through (v) above for those Losses for which AbbVie, in whole or in part, has an obligation to indemnify any Galapagos Indemnitee pursuant to Section 11.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

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11.3 Certain Losses.

11.3.1 Shared Losses. Any Losses, other than those Losses covered in Article 7 or for which indemnification is provided in Sections 11.1 or 11.2, in connection with any Third Party Claim brought against either Party or its Affiliates resulting directly or indirectly from (i) the performance of Discovery Activities or the Development of any Molecule or Product anywhere in the world by or on behalf of either Party, or (ii) Commercialization of any Co-Promotion Product, or the Manufacture of any Co-Promotion Product for use in Commercialization activities, shall be shared equally by the Parties. With respect to Losses described in clause (i), the Party that initially incurs any such Loss shall promptly notify the other Party of the incurrence of such Loss and such other Party shall reimburse the paying Party an amount equal to […***…] percent ([…***…]%) of such Loss not later than […***…]
([…***…]) days after the paying Party provides such other Party reasonable documentation of such incurred Loss. Losses described in clause (ii) shall be included as an Allowable Expense. If either Party learns of any Third Party Claim with respect to Losses covered by this Section 11.3, such Party shall provide the other Party with prompt written notice thereof. The Parties shall confer with respect to how to respond to such Third Party Claim and how to handle such Third Party Claim in an efficient manner. In the absence of such an agreement, AbbVie shall have the right to take such action as it deems appropriate.

11.3.2 Threshold for Breach Indemnification Claims. The provisions for indemnity and defense with respect to a Third Party Claim under Sections 11.1(i) or 11.2(i) shall be effective only (i) when the amount of damages sought by such Third Party or the amount of Losses incurred by the Indemnified Party exceeds […***…] Dollars ($[…***…]), or (ii) in the case of a Third Party Claim where the amount of damages sought or the amount of Losses to be incurred by the Indemnified Party is not specified, when the amount of damages sought or the amount of Losses to be incurred by the Indemnified Party is reasonably likely to exceed
[…***…] Dollars ($[…***…]) based on the nature of such Third Party Claim.

11.4 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 11, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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11.5 Control of Defense.

11.5.1 In General. Subject to the provisions of Sections 7.4 and 7.7.3, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within […***…] ([…***…]) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.5.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.5.2 Right to Participate in Defense. Without limiting Section 11.5.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.5.1 (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

11.5.3 Settlement.

(i) With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and not resulting in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

(ii) With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.5.1, the indemnifying Party shall have authority to consent to the

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entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, that it obtains the prior written consent of the Indemnified Party. If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party.

11.5.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

11.5.5 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.6 Special, Indirect, and Other Losses. EXCEPT FOR WILLFUL MISCONDUCT, BREACH OF SECTION 5.9 BY A PARTY, OR BREACH OF ARTICLE 9 BY A PARTY, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE MOLECULES OR PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Notwithstanding the foregoing, nothing in this Agreement shall limit payments by either Party to an Indemnified Party for Third Party Claims as to which a Party provides indemnification under this Article 11.

11.7 Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein. Such insurance (i) shall be primary insurance with respect to each Party’s own participation under this Agreement, (ii) shall be issued by a

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recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by the other Party, (iii) shall list the other Party as an additional named insured thereunder, and (iv) shall require […***…] ([…***…]) days’ written notice to be given to the other Party prior to any cancellation, non-renewal or material change thereof.

11.7.1 Types and Minimum Limits. The types of insurance, and minimum limits shall be:

(i) Worker’s Compensation with statutory limits in compliance with the Worker’s Compensation laws of the country, jurisdiction, state or states in which the Party has employees (excluding Puerto Rico).

(ii) Employer’s Liability coverage with a minimum limit of […***…] Dollars ($[…***…]) per occurrence; provided, that a Party has employees in the United States (excluding Puerto Rico).

(iii) General Liability Insurance with a minimum limit of […***…] Dollars ($[…***…]) annual aggregate during Development of the Molecules or Products. General Liability Insurance shall include, at a minimum, Professional Liability, Clinical Trial Insurance and, beginning at least […***…] ([…***…]) days prior to First Commercial Sale of a Product, product liability insurance. The Parties shall mutually agree on liability insurance limits for product liability insurance.

11.7.2 Certificates of Insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (i) a period of […***…] ([…***…]) years following termination or expiration of this Agreement in its entirety, or (ii) with respect to a particular Party, last sale of a Product (or but for expiration or termination, would be considered a Product) sold under this Agreement by a Party.

11.7.3 Self-Insurance. Notwithstanding the foregoing, either Party may self-insure, in whole or in part, the insurance requirements described above; provided, that such Party continues to be investment grade determined by reputable and accepted financial rating agencies.

ARTICLE 12

TERM AND TERMINATION

12.1 Term.

12.1.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in its entirety in accordance herewith, shall continue in force and effect until the expiration of the longest Royalty Term applicable to the Products (such period, the “Term”).

12.1.2 Effect of Expiration of the Term. Following the expiration of the Term pursuant to Section 12.1.1, the grants in Sections 5.1 and 5.2.1 shall become non-exclusive, fully-paid, royalty-free and irrevocable with rights to sublicense as set forth in this Agreement, and the grants in Sections 5.2.2 and 5.2.3 shall terminate.

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12.2 Termination for Material Breach.

12.2.1 Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in breach of one (1) or more of its material obligations under this Agreement (subject to Section 12.2.3), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it is in breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within […***…] ([…***…]) days after receipt of the Default Notice, or if such compliance cannot be fully achieved within such […***…] ([…***…]) day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it is in breach of one (1) of its material obligations under this Agreement, the dispute shall be resolved pursuant to Section 13.7. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in breach of one (1) or more of its material obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within […***…] ([…***…]) days after such ruling, or if such compliance cannot be fully achieved within such […***…] ([…***…]) day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

12.2.2 Material Breach Related to Diligence in a Single Country.

(i) Notwithstanding Section 12.2.1, if the breach and failure to cure contemplated by Section 12.2.1 is with respect to AbbVie’s Commercialization diligence obligations under Section 4.3 or AbbVie’s Development diligence obligations under Sections 3.1.4, 3.2.4, or 3.3.4, as applicable, with respect to only one (1) of the United States, France, Italy, Spain, the United Kingdom, or Germany, Galapagos shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the country for which breach and failure to cure applies.

(ii) Notwithstanding Section 12.2.1, if the breach and failure to cure contemplated by Section 12.2.1 is with respect to Galapagos’ Commercialization diligence obligations under Section 4.3 or Galapagos’ Development diligence obligations under Sections 3.1.4, 3.2.4, 3.3.4, or 3.5, as applicable, with respect to only one (1) of the countries in the Galapagos Territory, AbbVie shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the country for which breach and failure to cure applies.

12.2.3 Violations By Sales Representatives. For purposes of Section 12.2.1, the failure by a sales representative of a Party or its Affiliates to comply with this Agreement

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(including Section 4.4) shall not constitute a breach by such Party of a material obligation under this Agreement if such Party promptly notifies the other Party of such failure and takes appropriate remedial or disciplinary actions as a result of such investigation.

12.3 Additional Termination Rights.

12.3.1 For Regulatory Reasons.

(i) AbbVie may terminate this Agreement on a country-by-country or other jurisdiction-by-jurisdiction basis within the AbbVie Territory, effective immediately upon written notice to Galapagos, if with respect to a Molecule, due to Clinical Study results or actions taken by any Regulatory Authority after the Effective Date, it is unlikely that AbbVie will be able to, on a commercially reasonable basis, obtain Regulatory Approval of a Product containing such Molecule in such country or jurisdiction or, once granted, it is unlikely that AbbVie would be able to maintain such Regulatory Approval in such country or jurisdiction.

(ii) Galapagos may terminate this Agreement on a country-by-country basis within the Galapagos Territory, effective immediately upon written notice to AbbVie, if with respect to a Molecule, due to Clinical Study results or actions taken by any Regulatory Authority after the Effective Date, it is unlikely that Galapagos will be able to, on a commercially reasonable basis, obtain Regulatory Approval of a Product containing such Molecule in such country or, once granted, it is unlikely that Galapagos would be able to maintain such Regulatory Approval in such country.

12.3.2 For Convenience. From and after the date on which the Parties and their Affiliates have incurred aggregate Development Costs in performing Discovery Activities in an amount equal to the Last Agreed Discovery Cap, but prior to the First Commercial Sale of any Product by AbbVie, its Affiliates or Sublicensees, AbbVie may terminate this Agreement in its entirety or on a country-by-country or other jurisdiction-by-jurisdiction basis for any or no reason, upon […***…] ([…***…]) days’ prior written notice to Galapagos.

12.4 Termination for Bankruptcy, Insolvency or Similar Event. If either Party (i) becomes the subject, whether voluntarily or involuntarily, of any bankruptcy, insolvency, receivership or similar proceeding; provided, that any involuntary proceeding is not subject to dismissal or appeal within the judicial time periods for such actions, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property, (iv) proposes a written agreement of composition, arrangement, readjustment or extension of its debts, (v) proposes or is a party to any dissolution or liquidation or otherwise ceases to do business or winds up its affairs, (vi) admits in writing its inability to meet its obligations as they fall due in the general course, or (vii) becomes subject to a warrant of attachment, execution, or distraint or similar process against substantially all of its property, then the other Party may terminate this Agreement, in whole or in part and in its sole discretion, effective immediately upon written notice to such other Party as specified in Section 13.8 of this Agreement. The basis for such termination shall be breach for lack of performance of a material obligation of this Agreement, subject to the Parties retaining rights in accordance with Section 12.5 below.

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12.5 Rights in Bankruptcy.

12.5.1 Applicability of 11 U.S.C. §365(n). All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use Improvements developed during the term of this Agreement, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

12.5.2 Rights of Non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within […***…]
([…***…]) Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

12.6 Termination in Entirety.

12.6.1 In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 12.3.2 or by Galapagos pursuant to Section 12.2.1:

(i) all rights and licenses granted by Galapagos hereunder shall immediately terminate;

(ii) all rights and licenses granted by AbbVie hereunder shall immediately terminate; and

(iii) AbbVie shall, and hereby does, effective as of the effective date of termination, grant Galapagos an exclusive and irrevocable option to acquire an exclusive or a non-exclusive license, with the right to grant multiple tiers of sublicenses, under the AbbVie Grantback Patents, AbbVie Grantback Know-How, and the Product Trademarks to Exploit in the Territory any Molecule or Product that is the subject of Development or Commercialization in the Territory, as such Molecule or Product exists as of the effective date of termination (the “Grantback Option”); provided, that (a) Galapagos shall be responsible for (1) making any payments (including royalties, milestones and other amounts) payable by AbbVie to Third Parties under any Third Party agreements with respect to the AbbVie Grantback Patents and AbbVie Grantback Know-How that are the subject of the license granted by AbbVie to

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Galapagos pursuant to this Section and to the extent that the payments relate to the Molecules or Products, if any, by making such payments directly to AbbVie and, in each instance, Galapagos shall make the requisite payments to AbbVie and provide the necessary reporting information to AbbVie in sufficient time to enable AbbVie to comply with its obligations under such Third Party agreements, and (2) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to Galapagos of such license or to the exercise of such license by Galapagos or any of its Affiliates or sublicensees, and (b) AbbVie shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Galapagos. Galapagos may exercise its Grantback Option by providing written notice to AbbVie within […***…] ([…***…]) days from the termination effective date. If Galapagos exercises its Grantback Option, the Parties shall negotiate in good faith a Transition Agreement (as set forth in Section 12.8). Except as set forth in Section 5.9.2 or in the case of termination by AbbVie pursuant to Section 12.3.2 (in which event Galapagos shall not be obligated to pay any consideration to AbbVie), such Transition Agreement will include commercially reasonable financial consideration. If, despite good faith discussions for a period of at least […***…]
([…***…]) days, the Parties are unable to agree on the terms of a Transition Agreement under this Section 12.6.1, then either Party shall have the option to invoke the arbitration proceedings pursuant to Section 13.7.

12.6.2 In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Sections 12.2.1 or 13.2.2:

(i) all rights and licenses granted by AbbVie hereunder shall immediately terminate;

(ii) all rights and licenses granted to AbbVie hereunder shall become exclusive or non-exclusive (at AbbVie’s sole option), irrevocable, unrestricted, and perpetual rights and licenses and, except as set forth in Section 5.9.2, the Parties shall mutually agree, in good faith, in writing the consideration Galapagos shall receive for the aforementioned license. If, despite good faith discussions, the Parties are unable to agree on the consideration, then the dispute shall be resolved pursuant to Section 13.7;

(iii) Galapagos shall, where permitted by Applicable Law, transfer to AbbVie all of its right, title, and interest in all Regulatory Documentation then Controlled by Galapagos or its Affiliates or Sublicensees and in its/their name;

(iv) Galapagos shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (iii) above;

(v) Galapagos shall, if requested by AbbVie and unless expressly prohibited by any Regulatory Authority, transfer control to AbbVie of all Clinical Studies being Conducted by Galapagos or its Affiliates or Sublicensees as of the effective date of termination and continue to Conduct such Clinical Studies, at AbbVie’s cost, for up to […***…] ([…***…]) months to enable such transfer to be completed without interruption of any such Clinical Study; provided, that (a) AbbVie shall not have any obligation to continue any Clinical Study unless required by Applicable Law, and (b) with respect to each Clinical Study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Galapagos shall continue to Conduct such Clinical Study to completion, at AbbVie’s cost; and

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(vi) Galapagos shall assign (or cause its Affiliates or Sublicensees to assign) to AbbVie all agreements with any Third Party with respect to the Conduct of pre-clinical Development activities, Clinical Studies or Manufacturing activities for the Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, (a) AbbVie declines such assignment, or (b) such agreement (1) expressly prohibits such assignment, in which case Galapagos shall cooperate with AbbVie in reasonable respects to secure the consent of the applicable Third Party to such assignment, or (2) covers products covered by Patents Controlled by Galapagos or any of its Affiliates in addition to the Products, in which case Galapagos shall, at AbbVie’s sole cost and expense, cooperate with AbbVie in all reasonable respects to facilitate the execution of a new agreement between AbbVie and the applicable Third Party.

12.7 Termination in One or More Countries. In the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 12.3 or by Galapagos pursuant to Section 12.2.2(i), but not in the case of termination of this Agreement in its entirety:

12.7.1 all rights and licenses granted by Galapagos hereunder (i) shall automatically be deemed to be amended to exclude, if applicable, the right to Commercialize, file any Drug Approval Application for, or seek any Regulatory Approval for Products in the Terminated Territory, and the right to Manufacture Products solely for sale in the Terminated Territory, but (ii) shall otherwise survive and continue in effect with respect to all remaining countries and jurisdictions in the Territory;

12.7.2 AbbVie shall, and hereby does, effective as of the effective date of termination, grant Galapagos an exclusive and irrevocable option to acquire an exclusive or a non-exclusive, royalty-bearing license, with the right to grant multiple tiers of sublicenses, under the AbbVie Grantback Patents, AbbVie Grantback Know-How, and the Product Trademarks to Exploit in the Terminated Territory any Molecule or Product that is or has been the subject of Development or Commercialization in the Terminated Territory, as such Molecule or Product exists as of the effective date of termination (the “Grantback Option to the Terminated Territory”); provided, that (i) Galapagos shall be responsible for (a) making any payments (including royalties, milestones, and other amounts) payable by AbbVie to Third Parties under any Third Party agreements with respect to the AbbVie Grantback Patents and AbbVie Grantback Know-How that are the subject of the license granted by AbbVie to Galapagos pursuant to this Section 12.7.2 and to the extent that the payments relate to the Molecules and Products, by making such payments directly to AbbVie and, in each instance, Galapagos shall make the requisite payments to AbbVie and provide the necessary reporting information to AbbVie in sufficient time to enable AbbVie to comply with its obligations under such Third Party agreements, and (b) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to Galapagos of such license or to the exercise of such license by Galapagos or any of its Affiliates or sublicensees, and (ii) AbbVie shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Galapagos under this Section 12.7.2. If Galapagos exercises its Grantback Option to the

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Terminated Territory, the Parties shall negotiate in good faith a Transition Agreement (as set forth in Section 12.8). Except in the case of termination by AbbVie pursuant to Section 12.3.2 (in which event Galapagos shall not be obligated to pay any consideration to AbbVie), such Transition Agreement will include commercially reasonable financial consideration. If, despite good faith discussions for a period of at least […***…] ([…***…]) days, the Parties are unable to agree on the terms of a Transition Agreement under this Section 12.7.2, then either Party shall have the option to invoke the arbitration proceedings pursuant to Section 13.7.

12.8 Transition Agreement. In the event of termination of this Agreement in its entirety by AbbVie pursuant to Section 12.3.2 or by Galapagos pursuant to Section 12.2.1, or with respect to one (1) or more countries or other jurisdictions by AbbVie pursuant to Section 12.3 or by Galapagos pursuant to Section 12.2.2(i), Galapagos and AbbVie shall negotiate in good faith the terms and conditions of a written transition agreement (the “Transition Agreement”) pursuant to which AbbVie and Galapagos will effectuate and coordinate a smooth and efficient transition of relevant obligations and rights to Galapagos as reasonably necessary for Galapagos to exercise the licenses granted pursuant to Sections 12.6 or 12.7 after termination of this Agreement (in its entirety or with respect to one (1) or more countries or other jurisdictions, as applicable) as and to the extent set forth in this Article 12. For clarity, AbbVie shall not be required to Manufacture or have Manufactured the Molecules or Products by or on behalf of Galapagos as part of the Transition Agreement.

12.8.1 The Transition Agreement shall provide that in the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 12.3.2 or by Galapagos in its entirety pursuant to Section 12.2.1, AbbVie shall:

(i) where permitted by Applicable Law, transfer to Galapagos all of its right, title, and interest in all Regulatory Documentation then Controlled by AbbVie or its Affiliates or Sublicensees and in its/their name applicable to the Products in the Territory that are the subject of an exclusive license grant in Section 12.6.1(iii);

(ii) notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (i) above;

(iii) if requested by Galapagos and unless expressly prohibited by any Regulatory Authority, transfer control to Galapagos of all Clinical Studies being Conducted by AbbVie or its Affiliates or Sublicensees as of the effective date of termination and continue to Conduct such Clinical Studies, at Galapagos’ cost, for up to […***…] ([…***…]) months to enable such transfer to be completed without interruption of any such Clinical Study; provided, that (a) Galapagos shall not have any obligation to continue any Clinical Study unless required by Applicable Law, and (b) with respect to each Clinical Study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, AbbVie shall continue to Conduct such Clinical Study to completion, at Galapagos’ cost; and

(iv) assign (or cause its Affiliates or Sublicensees to assign) to Galapagos all agreements with any Third Party with respect to the Conduct of pre-clinical Development activities, Clinical Studies or Manufacturing activities for the Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with

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respect to any such agreement, (a) Galapagos declines such assignment, or (b) such agreement (1) expressly prohibits such assignment, in which case AbbVie shall cooperate with Galapagos in reasonable respects to secure the consent of the applicable Third Party to such assignment, or (2) covers products covered by Patents Controlled by AbbVie or any of its Affiliates in addition to the Products, in which case AbbVie shall, at Galapagos’ sole cost and expense, cooperate with Galapagos in all reasonable respects to facilitate the execution of a new agreement between Galapagos and the applicable Third Party.

12.8.2 The Transition Agreement shall provide that in the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 12.3 or by Galapagos pursuant to Section 12.2.2(i) (but not in the case of any termination of this Agreement in its entirety), AbbVie shall:

(i) where permitted by Applicable Law, transfer to Galapagos all of its right, title, and interest in all Regulatory Approvals owned by, or in the name of, AbbVie or its Affiliates or Sublicensees, which Regulatory Approvals are solely applicable to the relevant country or jurisdiction and the Products that are the subject of an exclusive license grant in Section 12.7, as such Regulatory Approvals exists as of the effective date of such termination of this Agreement with respect to such relevant country or jurisdiction; provided, that AbbVie retains a license and right of reference under any Regulatory Approval transferred pursuant to this clause as necessary or reasonably useful for AbbVie to Commercialize Products in the Territory, Develop Molecules or Products in support of such Commercialization, or Manufacture Molecules or Products in support of such Development or Commercialization;

(ii) notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (i) above;

(iii) grant Galapagos a right of reference to all Regulatory Documentation then owned by, or in the name of, AbbVie or its Affiliates or Sublicensees, and which Regulatory Documentation is not transferred to Galapagos pursuant to clause (i) above, and is necessary or reasonably useful for Galapagos, any of its Affiliates or sublicensees to Develop or Commercialize in the terminated country or jurisdiction the Product(s) that are the subject of the license grant in Section 12.7 as such Regulatory Documentation exists as of the effective date of such termination of this Agreement with respect to such terminated country or jurisdiction;

(iv) if requested by Galapagos and unless expressly prohibited by any Regulatory Authority, transfer control to Galapagos of all Clinical Studies specific to such terminated country(ies) being Conducted by AbbVie or its Affiliates or Sublicensees as of the effective date of termination and continue to Conduct such Clinical Studies, at Galapagos’ cost, for up to […***…]
([…***…]) months to enable such transfer to be completed without interruption of any such Clinical Study; provided, that (a) Galapagos shall not have any obligation to continue any Clinical Study unless required by Applicable Law, and (b) with respect to each Clinical Study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, AbbVie shall continue to Conduct such Clinical Study to completion, at Galapagos’ cost; and

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(v) assign (or cause its Affiliates or Sublicensees to assign) to Galapagos all agreements with any Third Party with respect to the Conduct of Clinical Studies specific to such terminated country(ies), including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, (a) Galapagos declines such assignment, or (b) such agreement (1) expressly prohibits such assignment, in which case AbbVie shall cooperate with Galapagos in reasonable respects to secure the consent of the applicable Third Party to such assignment, or (2) covers products covered by Patents Controlled by AbbVie or any of its Affiliates in addition to the Products, in which case AbbVie shall, at Galapagos’ sole cost and expense, cooperate with Galapagos in all reasonable respects to facilitate the execution of a new agreement between Galapagos and the applicable Third Party.

12.9 Termination of a Country by AbbVie or Galapagos. In the event of a termination of this Agreement with respect to one (1) or more country(ies) or other jurisdiction(s) by AbbVie pursuant to Section 12.2.2(ii), or by Galapagos pursuant to Section 12.3.1(ii) (but not in the case of any termination of this Agreement in its entirety):

12.9.1 all rights and licenses granted by AbbVie hereunder with respect to such terminated country(ies) or jurisdiction(s) shall immediately terminate;

12.9.2 all rights and licenses granted to AbbVie hereunder with respect to such terminated country(ies) or jurisdiction(s) shall become exclusive or non-exclusive (at AbbVie’s sole option), irrevocable, unrestricted, and perpetual rights and licenses and the Parties shall mutually agree, in good faith, in writing the consideration Galapagos shall receive for the aforementioned license. If, despite good faith discussions, the Parties are unable to agree on the consideration, then the dispute shall be resolved pursuant to Section 13.7;

12.9.3 where permitted by Applicable Law, Galapagos shall transfer to AbbVie all of its right, title, and interest in all Regulatory Approvals owned by, or in the name of, Galapagos or its Affiliates or Sublicensees, which Regulatory Approvals are solely applicable to the relevant country or jurisdiction as such Regulatory Approval exists as of the effective date of such termination of this Agreement with respect to such relevant country or jurisdiction; provided, that Galapagos retains a license and right of reference under any Regulatory Approval transferred pursuant to this clause as necessary or reasonably useful for Galapagos to Commercialize Products in the remainder of the Galapagos Territory in accordance with the terms hereof or Develop Molecules or Products with respect to the remainder of the Galapagos Territory in accordance with the terms hereof;

12.9.4 Galapagos shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in Section 12.9.3 above;

12.9.5 Galapagos shall grant AbbVie a right of reference to all Regulatory Documentation then owned by, or in the name of, Galapagos or its Affiliates or Sublicensees, and which Regulatory Documentation is not transferred to AbbVie pursuant to Section 12.9.3, and is necessary or reasonably useful for AbbVie, any of its Affiliates or sublicensees to Develop or Commercialize in the terminated country or jurisdiction the Products as such Regulatory

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Documentation exists as of the effective date of such termination of this Agreement with respect to such terminated country or jurisdiction;

12.9.6 if requested by AbbVie and unless expressly prohibited by any Regulatory Authority, Galapagos shall transfer control to AbbVie of all Clinical Studies specific to such terminated country(ies) being Conducted by Galapagos or its Affiliates or Sublicensees as of the effective date of termination and continue to Conduct such Clinical Studies, at AbbVie’s cost, for up to […***…] ([…***…]) months to enable such transfer to be completed without interruption of any such Clinical Study; provided, that (a) AbbVie shall not have any obligation to continue any Clinical Study unless required by Applicable Law, and (b) with respect to each Clinical Study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Galapagos shall continue to Conduct such Clinical Study to completion, at AbbVie’s cost; and

12.9.7 Galapagos shall assign (or cause its Affiliates or Sublicensees to assign) to AbbVie all agreements with any Third Party with respect to the Conduct of Clinical Studies specific to such terminated country(ies), including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, (a) AbbVie declines such assignment, or (b) such agreement (1) expressly prohibits such assignment, in which case Galapagos shall cooperate with AbbVie in reasonable respects to secure the consent of the applicable Third Party to such assignment, or (2) covers products covered by Patents Controlled by Galapagos or any of its Affiliates in addition to the Products, in which case Galapagos shall, at AbbVie’s sole cost and expense, cooperate with AbbVie in all reasonable respects to facilitate the execution of a new agreement between AbbVie and the applicable Third Party.

12.10 Existing Inventory. Notwithstanding the termination of a Party’s licenses and other rights under this Agreement or with respect to a particular country(ies) or other jurisdiction(s), as the case may be, but subject to the terms of any Transition Agreement, such Party shall have the right for […***…] after the effective date of such termination with respect to each country(ies) or other jurisdiction(s) with respect to which such termination applies to sell or otherwise dispose of all Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in such country(ies) or other jurisdiction(s), as though this Agreement had not terminated with respect to such country(ies) or other jurisdiction(s), and such sale or disposition shall not constitute infringement of the other Party’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For purposes of clarity, AbbVie shall continue to make payments on sales permitted under this Section 12.10 as provided in Article 6 (as if this Agreement had not terminated with respect to such country or other jurisdiction).

12.11 Disposition of Potentiator Product. In the event that AbbVie at any time after commencing Development of the Potentiator Product under the Potentiator Post-POC Development Plan determines (i) to cease actively Developing the Potentiator Product, or (ii) to cease Commercializing the Potentiator Product in any of the U.S., France, Germany, the United Kingdom, Spain or Italy after obtaining Regulatory Approval thereof in such country, in each case ((i) and (ii)) for any reason other than AbbVie’s good faith concerns about the safety or efficacy of the Potentiator Product, then:

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12.11.1 AbbVie shall have the right to so cease such active Development of the Potentiator Product or to so cease such Commercialization of the Potentiator Product in the applicable country(ies), and such cessation shall not constitute a breach of this Agreement, but only if such cessation occurs after the commencement of the Development of the Potentiator Product under the Potentiator Post-POC Development Plan.

12.11.2 The Parties shall negotiate in good faith the terms and conditions on which the rights in the Potentiator Product with respect to the applicable country(ies) shall be addressed, including whether or not the rights in the Potentiator Product will revert to Galapagos.

(i) In the event that such terms and conditions do include a reversion of rights in the Potentiator Product to Galapagos:

(1)	Galapagos and its Affiliates shall be prohibited from (a) developing, manufacturing or commercializing, or (b) licensing or otherwise assisting any Third Party to develop, manufacture or commercialize, in each case ((a) and (b)) the Potentiator Product in combination with any CFTR corrector molecule that acts to improve the trafficking of the CFTR protein and increases the amount of CFTR protein expressed in the airway cell membrane, or any Potentiator Molecule in combination with any CFTR corrector molecule that acts to improve the trafficking of the CFTR protein and increases the amount of CFTR protein expressed in the airway cell membrane; and

(2)	AbbVie shall grant a right of reference to Galapagos to all Regulatory Documentation then owned by, or in the name of, AbbVie or its Affiliates or Sublicensee (as such Regulatory Documentation exists as of the effective date of cessation referred to in this Section 12.11) necessary or reasonably useful for Galapagos, any of its Affiliates or Sublicensees to Develop or Commercialize the Potentiator Product in accordance with such terms and conditions.

(ii) Regardless of whether such terms and conditions include a reversion of rights in the Potentiator Product to Galapagos, such terms and conditions shall include:

(1)	commercially reasonable financial terms to be agreed between the Parties taking into account the economic terms of this Agreement and the moment on which such cessation occurs;

(2)	provisions permitting AbbVie to continue to Develop, Manufacture and Commercialize Combination Products that contain Potentiator Molecules in accordance with the terms of this Agreement; and

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(3)	other commercially reasonable terms and conditions to be agreed between the Parties.

12.11.3 If, despite good faith negotiations for a period of at least […***…] ([…***…]) days, the Parties are unable to agree on such terms and conditions, then the dispute shall be resolved pursuant to Section 13.7.2; provided, that such resolution shall be consistent with the terms set forth in Section 12.11.2.

12.11.4 For purposes of this Section 12.11, the normal pauses or gaps during or following Clinical Studies or other studies for the analysis of data, preparation of reports and design of future Clinical Studies, or the preparation of regulatory filings or responses to inquiries of Regulatory Authorities, and other customary development functions not constituting Clinical Studies, do not constitute a cessation of active Development.

12.12 Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

12.13 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 3.12.3, 3.15, 4.6, 6.13, 6.15, 6.16, 6.17, 6.18, 6.19, 7.1, 12.1.2 (if applicable), 12.5, 12.6 (if applicable), 12.8 (if applicable), 12.10, 12.12, and this Section 12.13 and Articles 9, 11, and 13 of this Agreement, and all Sections necessary to effectuate the interpretation of such surviving Sections and Articles, shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply if the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and for purposes of clarity all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

ARTICLE 13

MISCELLANEOUS

13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or

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results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within […***…] ([…***…]) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

13.2 Change in Control of Galapagos.

13.2.1 Galapagos (or its successor) shall provide AbbVie with written notice of any Change in Control of Galapagos within […***…] ([…***…]) Business Days following the closing date of such transaction.

13.2.2 In the event of a Change in Control of Galapagos, then AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Galapagos (or its successor) at any time during the […***…] ([…***…]) days following the written notice contemplated by Section 13.2.1, to: (i) require any one (1) or more of the following actions: (a) the Parties shall disband each of the Joint Committees and terminate the activities of each of the Joint Committees and thereafter AbbVie shall undertake all activities assigned by this Agreement to any of the Joint Committees solely and exclusively by itself; (b) Galapagos and the Change in Control party shall adopt reasonable procedures to be agreed upon in writing to prevent disclosure of Confidential Information of AbbVie; (c) Galapagos’ right to co-promote any Co-Promotion Products in the Co-Promotion Territory shall immediately terminate; and (d) all rights and licenses granted to Galapagos hereunder with respect to the Galapagos Territory, including those set forth in Sections 4.1, 4.5.2 and 5.2.1, shall immediately terminate; or (ii) solely in the case of a Change in Control of Galapagos that occurs prior to the First Commercial Sale of a Product in any country in the Territory by AbbVie, its Affiliate or Sublicensee, terminate this Agreement in its entirety, in which case the provisions set forth in Section 12.6.2 shall apply.

13.3 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

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13.4 Assignment.

13.4.1 Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that (subject to Section 13.2) either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 13.4 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Galapagos or AbbVie, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Galapagos, and the obligations of AbbVie, including the payment obligations, shall run in favor of any such successor or permitted assignee of Galapagos’ benefits under this Agreement.

13.4.2 Subject to Section 5.9.2., the rights to Information, materials and intellectual property (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change in Control of or by such Party, which Information, materials and intellectual property were controlled by such Affiliate immediately prior to such Change in Control, in each case ((i) and (ii)), shall be automatically included with the rights licensed or granted to the other Party under this Agreement.

13.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

13.6 Governing Law and Service.

13.6.1 Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States, excluding any conflicts or choice of law rule or

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principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (i) inventorship of Patents under this Agreement shall be determined in accordance with Section 7.1.3, and (ii) the construction or effect of patent applications and patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular patent application or patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.8.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement.

13.7 Dispute Resolution. Except for disputes resolved or otherwise addressed by the procedures set forth in Sections 2.5.3 or 6.18, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 13.7.

13.7.1 General. Any Dispute shall be first referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within […***…] ([…***…]) days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 13.7.3, either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Section 13.7.2 for purposes of having the matter settled.

13.7.2 ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 13.7.2.

13.7.3 Expert Arbitration. Any dispute expressly stated in this Agreement to be resolved pursuant to this Section 13.7.3 shall take place pursuant to the following procedures: promptly following receipt of any notice requiring dispute resolution pursuant to this Section 13.7.3, the Parties shall meet and discuss in good faith and agree on an expert panel to resolve the issue, which expert panel shall consist of three (3) members and shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in the substantive area in question, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on such expert panel within […***…] ([…***…]) days of request by a Party for arbitration, then each Party shall select one (1) expert for such panel within […***…] ([…***…]) days as from the expiration of the aforementioned […***…] day period and the two (2) experts selected by the Parties shall select a third expert for the panel within […***…] ([…***…]) days as from the appointment of the second expert; provided, that all such three (3) experts must meet the foregoing criteria. Within […***…] ([…***…]) days after such expert panel is selected (or appointed, as the case may be), each Party will deliver to both the expert panel and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed

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Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding ten (10) pages in length (excluding any supporting data). The Parties will also provide the expert panel a copy of this Agreement, as may be amended at such time. Within […***…] ([…***…]) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the expert panel (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither Party may have any other communications (either written or oral) with the expert panel other than for the sole purpose of engaging the expert panel or as expressly permitted in this Section 13.7.3; provided, that the expert panel may convene a hearing if the expert panel so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within […***…] ([…***…]) days after the expert panel’s appointment, the expert panel will select one (1) of the two (2) Proposed Terms (without modification) provided by the Parties that the expert panel believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the expert panel shall be final, binding, and not appealable. The expert panel must select as the only method to resolve the matter at issue one (1) of the two (2) sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

13.7.4 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 13.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 13.7 shall be specifically enforceable.

13.8 Notices.

13.8.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (i) delivered by hand, (ii) sent by facsimile transmission (with transmission confirmed), or (iii) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.8.2 Address for Notice.

(i) If to AbbVie, to:

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AbbVie S.à.r.l.

[…***…]

Attention: General Manager

Facsimile: […***…]

With a copy (which shall not constitute notice) to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064 U.S.

Attention: Executive Vice President, Business Development, External

Affairs and General Counsel

Facsimile: […***…]

(ii) If to Galapagos, to:

Galapagos NV

Generaal de Wittelaan

L11A3, 2800 Mechelen, Belgium

Attention: CEO

Facsimile: […***…]

with a copy (which shall not constitute notice) to:

Galapagos NV

Generaal de Wittelaan

L11A3, 2800 Mechelen, Belgium

Attention: Legal Department

Facsimile: […***…]

13.9 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby, including the Confidential Disclosure Agreement among Galapagos and AbbVie Inc. (as successor in interest to Abbott Laboratories) dated 19 June 2012, as amended 3 July 2012, and 9 July 2013, to the extent that such Confidential Disclosure Agreement relates to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

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13.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein. For clarity, the last sentence of Section 6.1 shall not be interpreted to limit AbbVie’s right to seek damages for Galapagos’ breach of this Agreement.

13.12 No Benefit to Third Parties. Except as provided in Article 11, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

13.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.14 Relationship of the Parties. It is expressly agreed that Galapagos, on the one (1) hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Galapagos, on the one (1) hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.15 Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided, that each such Affiliate shall be bound by the corresponding obligations of such Party and, subject to an assignment to such Affiliate pursuant to Section 13.4, each Party shall remain liable hereunder for the prompt payment and performance of all its payment obligations hereunder.

13.16 Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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13.17 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

13.18 Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

13.19 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or) whether or not specifically stated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Whenever a Party’s consent or approval is required, such consent or approval shall not unreasonably be withheld, delayed or conditioned, unless explicitly provided otherwise in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

GALAPAGOS NV		ABBVIE S.À.R.L.

By:	/s/ Onno van de Stolpe	By:	/s/ William Chase
Name:	Onno van de Stolpe	Name:	William Chase
Title:	CEO	Title:	Manager

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[Signature Page to Collaboration Agreement]

Schedule 1.23

Approved Countries

[…***…]

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1

Schedule 1.64

Corrector/Combination Product POC Success Criteria1

[…***…]

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1

Schedule 1.69

Corrector IND Success Criteria

[…***…]

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1

Schedule 1.93

Discovery Work Plan

See Attached

[…***…]

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1

Schedule 1.113

Existing Potentiator Patents

[…***…]

GLPG reference	Country	Filing date	Filing Number
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

[…***…]

GLPG reference	Country	Filing date	Filing Number
[…***…]	[…***…]	[…***…]	[…***…]

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1

Schedule 1.124

Galapagos Corporate Names

Galapagos Trademarks:

Title	Country	Filing date	Filing number	Registration date	Registration number

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Galapagos logos:

[…***…]

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1

Schedule 1.167

Manufacturing Cost

[…***…].

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1

Schedule 1.218

Potentiator IND Success Criteria

[…***…]

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1

Schedule 1.224

Potentiator POC Success Criteria1

[…***…]

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1

Schedule 3.1.6(iii)

Sample Reimbursement Credit or Reimbursement Payment

See Attached

[…***…]

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1

Schedule 3.3.1

Potentiator Plan Parameters

[…***…]

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1

Schedule 3.3.2

Corrector/Combination Product Plan Parameters

[…***…]

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1

Schedule 6.8.1

Sample Net Profits/Net Losses Calculation

[…***…]

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1

Schedule 9.5

Form of Press Release

See Attached

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1

AbbVie and Galapagos to co-develop cystic fibrosis therapies

•	Both parties contribute key technologies and funding

•	Goal to develop novel potentiator and corrector therapies for main mutations of CF

•	Galapagos leads discovery and development through Phase 2, shares Phase 3 responsibility with AbbVie

Galapagos to host webcast presentation today at 15.00 CET/ 9 am Eastern US/ 6 am Pacific

North Chicago, USA and Mechelen, Belgium; Sept. 24, 2013 – Galapagos NV (Euronext: GLPG) and AbbVie (NYSE: ABBV) announced today that they have entered into a global alliance to discover, develop and commercialize novel potentiator and combination therapies in cystic fibrosis (CF), an inherited chronic disease that affects 70,000 people worldwide.

AbbVie and Galapagos will work collaboratively to contribute technologies and resources in order develop and commercialize oral drugs that address the main mutations in CF patients, including F508del and G551D. The goal of the collaboration is to identify compounds that correct defects in expression of (corrector) and/or increase the activity (potentiator) of the main mutations in the cystic fibrosis transmembrane regulator (CFTR) protein, including the F508del mutation, which is the most common with 90 percent prevalence among patients with CF.

In the alliance, AbbVie and Galapagos will develop potentiators and correctors discovered by Galapagos and expand the range of molecules, with the aim to initiate Phase 1 clinical studies at the end of 2014. Following successful clinical development and regulatory approval, AbbVie will be responsible for commercial activities, with Galapagos retaining exclusive rights in China and South Korea and co-promotion rights in Belgium, the Netherlands, and Luxembourg. Under the terms of the agreement, AbbVie will make an initial upfront payment of $45 million to Galapagos for rights related to the global alliance. Upon successful completion of predetermined success milestones, AbbVie and Galapagos will share responsibility and funding for Phase III clinical development. Galapagos is eligible to receive up to $360 million in total additional payments for developmental and regulatory milestones, sales milestones upon the achievement of minimum annual net sales thresholds and additional double-digit royalty payments on net sales.

“Galapagos is very pleased to join forces with AbbVie in this exciting new area of CF. Our programs in CF show promise. Partnering with AbbVie allows us to ramp up our commitment significantly, share development risk and expertise, and increase our chances of bringing best-in-class therapies to CF patients,” said Onno van de Stolpe, Chief Executive Officer, Galapagos.

“We’re pleased to enhance our partnership with Galapagos to include research in cystic fibrosis, a debilitating disease with significant unmet medical need. Our knowledge of the patient experience, combined with innovative advances in the understanding of disease etiology, offer the potential for new transformational treatments,” said Jim Sullivan, Ph.D., Vice President, Pharmaceutical Discovery, AbbVie.

Galapagos initiated its research in CF in 2005 as part of a collaboration with the Cystic Fibrosis Foundation. In 2010 Galapagos decided to pursue CF as the first orphan disease in which the company is attempting to discover, develop and launch its own medicines. Galapagos has developed small molecule therapies that can restore the function of the defective CF protein (CFTR). The first pre-clinical candidate is expected to be nominated this year, with the first clinical trials starting at the end of 2014.

Webcast presentation

Galapagos will hold an audio webcast presentation for journalists, analysts, and investors today at 15.00 CET/9 am Eastern US/6 am Pacific US, viewable at www.glpg.com.

Call numbers:

Belgium

Netherlands

US

Other countries

About Cystic Fibrosis

Cystic fibrosis (CF) is a hereditary disease of the entire body which leads to severe disability and early death in many cases. Symptoms include frequent lung infections, sinus infections, poor growth, and diarrhea. The cause is a defect in gene which encodes for cystic fibrosis transmembrane conductance regulator (CFTR), a protein which regulates components of sweat, mucus, and digestive juices. CF affects approximately 70,000 people worldwide. Patient symptoms are treated with antibiotics and other medicines. There currently is no cure for the disease, and the predicted median age of survival is in the late 30s.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. In 2013, AbbVie employs approximately 21,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

About Galapagos

Galapagos (Euronext: GLPG; OTC: GLPYY) is specialized in novel modes-of-action, with a large pipeline of four clinical, six pre-clinical, and 20 discovery small-molecule and antibody programs in CF, inflammation, antibiotics, metabolic disease, and other indications.

AbbVie and Galapagos signed an agreement in CF where they work collaboratively to develop and commercialize oral drugs that address two mutations in the CFTR gene, the G551D and F508del mutation. In the field of inflammation, AbbVie and Galapagos signed a worldwide license agreement whereby AbbVie will be responsible for further development and commercialization of GLPG0634 after Phase 2B. GLPG0634 is an orally-available, selective inhibitor of JAK1 for the treatment of rheumatoid arthritis and potentially other inflammatory diseases, currently in Phase 2B studies in RA and about to enter Phase 2 studies in Crohn’s disease.

The Galapagos Group, including fee-for-service companies BioFocus, Argenta and Fidelta, has 800 employees and operates facilities in five countries, with global headquarters in Mechelen, Belgium. Further information at: www.glpg.com

Contact

AbbVie

Media

Adelle Infante

847-938-8745

Investors

Liz Shea

847-935-2211

Galapagos NV

Onno van de Stolpe, Chief Executive Officer

Tel. +31 6 2909 8028

Elizabeth Goodwin, Director Investor Relations

Tel: +31 6 2291 6240

ir@glpg.com

Galapagos forward-looking statements

This release may contain forward-looking statements, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimate,” “may,” “will,” “could,” “stands to,” and “continues,” as well as similar expressions. Such forward-looking statements may involve known and unknown risks, uncertainties and other factors which might cause the actual results, financial condition, performance or achievements of Galapagos, or industry results, to be materially different from any historic or future results, financial conditions, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. Galapagos expressly disclaims any obligation to update any such forward-looking statements in this document to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, unless required by law or regulation.

AbbVie forward-looking statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” in our 2012 Annual Report on Form 10-K/A, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Schedule 10.2.1

Existing Patents

1 - Existing Potentiator Patents (as listed in 1.113 above)

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GLPG reference	Country	Filing date	Filing Number
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GLPG reference	Country	Filing date	Filing Number
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2 - Other Patents

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GLPG reference	Country	Filing date	Filing Number
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[…***…]	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested***

1

Schedule 10.2.4

Existing Third Party In-License Agreements

None

***Confidential Treatment Requested***

1

Schedule 13.7.2

ADR Procedures

Any Dispute referred to ADR under this Agreement shall be resolved as follows:

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***Confidential Treatment Requested***